Exhibit 10.2

$200,000,000

CREDIT AGREEMENT

among

HUDSON PACIFIC PROPERTIES, INC.,

as a Guarantor

HUDSON PACIFIC PROPERTIES, L.P.,

as Borrower,

The Several Lenders

from Time to Time Parties Hereto,

BARCLAYS CAPITAL

and

BANC OF AMERICA SECURITIES LLC,

as Joint Lead Arrangers,

BANK OF AMERICA, N.A.,

as Syndication Agent

and

BARCLAYS BANK PLC,

as Administrative Agent

Dated as of June 29, 2010

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ANNEX:

A	Commitments

SCHEDULES:

1.1A	Mortgaged Property
1.1B	Real Property
1.1C	Excluded Subsidiaries
4.4	Consents, Authorizations, Filings and Notices
4.15	Subsidiaries
4.19(a)	UCC Filing Jurisdictions
4.19(b)	Mortgage Filing Jurisdictions
7.2(d)	Existing Indebtedness
7.3(g)	Existing Liens
7.9	Specified Affiliate Transactions

EXHIBITS:

A	Form of Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Mortgage
E	Form of Assignment and Assumption
F-1	Form of Revolving Credit Note
F-2	Form of Swing Line Note
G	Form of Exemption Certificate
H	Form of Borrowing Notice
I	Form of New Lender Supplement
J	Form of Commitment Increase Supplement
K	Form of Borrowing Base Certificate

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CREDIT AGREEMENT, dated as of June 29, 2010, among HUDSON PACIFIC PROPERTIES, INC., a Maryland corporation (the “REIT”), HUDSON PACIFIC PROPERTIES, L.P., a Maryland limited partnership (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), BARCLAYS CAPITAL, the investment banking division of Barclays Bank PLC, and BANC OF AMERICA SECURITIES LLC, as joint lead arrangers and joint bookrunners (in such capacity, collectively, the “Arrangers”), BANK OF AMERICA, N.A., as syndication agent (in such capacity, the “Syndication Agent”), and BARCLAYS BANK PLC, as administrative agent (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower has requested that the Lenders make available a revolving credit loan facility to the Borrower in an aggregate principal amount at any one time outstanding not to exceed $200,000,000 (as may be increased pursuant to this Agreement), to provide for the general corporate purposes of the Borrower and its Subsidiaries (as defined below), including to refinance existing indebtedness, and funding acquisitions, redevelopment and expansion; and

WHEREAS, the Lenders are willing to make such revolving credit loan facility available upon and subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the parties hereto hereby agree as follows:

SECTION 1 DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“Acceptable Ground Lease”: a ground lease with respect to a Borrowing Base Property executed by a Loan Party, as lessee, that satisfies, in substance, each of the conditions set forth below, other than any such condition waived by the Administrative Agent and the Syndication Agent in their sole discretion:

(a) such ground lease is in full force and effect;

(b) such ground lease has a remaining lease term of at least 30 years(excluding extension or renewal rights), calculated as of the Revolving Credit Termination Date;

(c) (i) no default has occurred and is continuing and no terminating event has occurred under such ground lease by any Loan Party thereunder, (ii) no event has occurred which but for the passage of time, or notice, or both would constitute a default or terminating event under such ground lease except for such defaults or terminating events specifically disclosed to the Administrative Agent in writing and (iii) to the

Borrower’s and each Loan Party’s knowledge, there is no default or terminating event under such ground lease by any ground lessor thereunder, in each case, which event, default or terminating event has caused or otherwise resulted in or could reasonably be expected to cause or otherwise result in any material interference with the applicable Subsidiary Guarantor’s occupancy under such ground lease or adversely affect in any material respect the Administrative Agent’s rights under the related Mortgage;

(d) such ground lease requires (or the ground lessor thereunder agrees in writing for the benefit of the Administrative Agent) that the ground lessor thereunder shall give the Administrative Agent (i) a copy of each notice of default or event of default under such ground lease at the same time as it gives notice of default to the applicable Loan Party, and no such notice of default or event of default shall be deemed effective unless and until a copy thereof shall have been so given to the Administrative Agent and (ii) notice if such ground lease is terminated by reason of an event of default under such ground lease;

(e) the Administrative Agent is permitted the opportunity to cure any default by any Loan Party under the ground lease before any applicable ground lessor thereunder may terminate such ground lease;

(f) all rents, additional rents, and other sums due and payable under such ground lease have been paid in full;

(g) no Loan Party nor the ground lessor under such ground lease has commenced any action or given or received any notice for the purpose of terminating such ground lease;

(h) such ground lease or a memorandum thereof has been duly recorded and there have not been any amendments or modifications to the terms of the ground lease since recordation of the ground lease (or a memoranda thereof) that would cause such ground lease to fail to satisfy any other clause of this definition;

(i) such ground lease permits the interest of the applicable Loan Party to be encumbered by the Security Documents or the necessary approval has been obtained in writing from the applicable ground lessor to permit such encumbrance;

(j) no Loan Party’s interest in such ground lease is subject to any Liens or encumbrances superior to, or of equal priority with, the related Mortgage other than the ground lessor’s related fee interest and Liens set forth in Sections 7.3(a), 7.3(b), 7.3(d) and 7.3(f) and as otherwise set forth in the applicable title insurance policy;

(k) each Loan Party’s interest in the ground lease is assignable to the Administrative Agent or its designee upon notice to, but without the consent of, the ground lessor thereunder (or, if any such consent is required, then such consent has been obtained in writing prior to the date such ground lease is admitted into the Borrowing Base), provided that, any subsequent assignment of such Loan Party’s interest in the ground lease by the Administrative Agent may be subject to the consent of the ground lessor thereunder in accordance with the terms of the applicable ground lease, which consent shall not be unreasonably delayed, conditioned or withheld;

(l) the Administrative Agent will be recognized by the applicable ground lessor as a permitted mortgagee of such ground lease; and

(m) such ground lease requires the applicable ground lessor (or the ground lessor thereunder otherwise agrees in writing for the benefit of the Administrative Agent) to enter into a new lease with the Administrative Agent or its designee upon termination of such ground lease for any reason, including rejection or disaffirmation of such ground lease in a bankruptcy proceeding; provided that, the Administrative Agent (i) shall provide written notice to the ground lessor of its (or its designee’s) intent to enter into a new lease, (ii) shall cure, or cause to be cured, all monetary defaults of the ground lessee and any non-monetary defaults reasonably susceptible to being cured within the applicable time period, and diligently pursue the cure of any non-monetary defaults that are not reasonably susceptible to being cured within the applicable time period and (iii) may be required to pay all reasonable out of pocket costs and expenses incurred by the ground lessor in connection with the new lease.

“Accounting Change”: as defined in Section 10.16.

“Acquisition”: as to any Person, the acquisition by such Person of (a) Capital Stock of any other Person if, after giving effect to the acquisition of such Capital Stock, such other Person would be a Subsidiary, and (b) any other Property of any other Person.

“Additional Borrowing Base Office Properties”: any office property (other than the Approved Borrowing Base Office Properties) acquired after the Closing Date by the Borrower and its Subsidiaries and approved by the Required Lenders, provided that, subject to Section 5.3(a)(iii), the approval of the Required Lenders shall not be required to add any additional office property to the Borrowing Base at any time there are five or more Borrowing Base Office Properties.

“Administrative Agent”: as defined in the preamble hereto.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agents”: the collective reference to the Syndication Agent and the Administrative Agent.

“Agreement”: this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

“Applicable Borrowing Base Office Property Advance Rate”: (a) at any time during a Borrowing Base Office Property Advance Rate Increase Period, 60%, and (b) any other time, 55%.

“Applicable Margin”: for each Type of Loan, the rate per annum determined pursuant to the pricing grid below:

Consolidated Leverage Ratio	Applicable Margin for Eurodollars Loan	Applicable Margin for Base Rate Loans
< 0.35 to 1.00	3.25%	2.25%
≥ 0.35 to 1.00 and < 0.45 to 1.00	3.50%	2.50%
≥ 0.45 to 1.00 and < 0.55 to 1.00	3.75%	2.75%
≥ 0.55 to 1.00	4.00%	3.00%

Changes in the Applicable Margin resulting from changes in the Consolidated Leverage Ratio shall become effective on the date on which financial statements are delivered to the Lenders pursuant to Section 6.1 (but in any event not later than the 45th day after the end of each of the first three quarterly periods of each fiscal year (or, in the case of the first quarter ending after the Closing Date, such later date as may be permitted by the SEC) or the 90th day after the end of each fiscal year, as the case may be) and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified above, then, until such financial statements are delivered, the Consolidated Leverage Ratio as at the end of the fiscal period that would have been covered thereby shall for the purposes of this definition be deemed to be equal to or greater than 0.55 to 1.00. In addition, at all times while an Event of Default shall have occurred and be continuing, the Consolidated Leverage Ratio shall for the purposes of this pricing grid be deemed to be equal to or greater than 0.55 to 1.00. Each determination of the Consolidated Leverage Ratio pursuant to this pricing grid shall be made for the periods and in the manner contemplated by Section 7.1(a).

“Applicable Supermajority Lenders”: (x) at any time prior to the date that is 45 days after the Closing Date, those Lenders which comprise Supermajority Lenders as of the Closing Date, and (y) at any time thereafter, the Supermajority Lenders.

“Application”: an application, in such form as the relevant Issuing Lender may specify from time to time, requesting such Issuing Lender to issue a Letter of Credit.

“Appraisal”: with respect to any Real Property, an MAI “Full Appraisal Report” prepared in accordance with FIRREA and USPAP, undertaken by an Appraiser, and providing an assessment of the value of such Real Property, which shall be commissioned by, and in form and substance reasonably satisfactory to, the Administrative Agent at the sole expense of the Borrower. For the avoidance of doubt, the appraised value of any Real Property shall include the appraised value of any Specified Development Property part of such Real Property set forth in a separate Appraisal approved in accordance with the definition of “Specified Development Property”.

“Appraiser”: CB Richard Ellis or such other independent appraisal firm selected by the Administrative Agent.

“Approved Borrowing Base Office Properties”: at any time at the Borrower’s discretion (and, for the avoidance of doubt, without requiring the consent of the Required Lenders), (i) that certain 113,000 square foot office building in Torrance, CA, known as the “Del Amo Office”, (ii) that certain 222,423 square foot office located in Encino, CA, known as “First Financial Plaza”, (iii) that certain 104,234 square foot office building located in San Diego, CA, known as “Tierrasanta”, and (iv) that certain 286,270 square foot office/retail project, located at 875 Howard Street, San Francisco, CA, known as “875 Howard”.

“Arranger”: as defined in the preamble hereto.

“Assignee”: as defined in Section 10.6(c).

“Assignment of Management Agreement”: with respect to each Borrowing Base Property, that certain Assignment of Management Agreement and Subordination of Management Fees, dated as of the date hereof, among the Administrative Agent, the Loan Party which owns such Borrowing Base Property and the Manager, as manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assignor”: as defined in Section 10.6(c).

“ASTM”: the American Society for Testing & Materials.

“Available Revolving Credit Commitment”: with respect to any Revolving Credit Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Credit Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding; provided that, in calculating any Lender’s Revolving Extensions of Credit for the purpose of determining such Lender’s Available Revolving Credit Commitment pursuant to Section 2.6(a), the aggregate principal amount of Swing Line Loans then outstanding shall be deemed to be zero.

“Bankruptcy Code”: Title 11 of the United States Code, 11 U.S.C. § 101, et seq., as the same may be amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights or any other Federal or state bankruptcy or insolvency law.

“Base Rate”: for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% and (c) 1.0% per annum plus the Eurodollar Rate (for avoidance of doubt after giving effect to the proviso of the definition thereof) applicable to an Interest Period of one month, provided that, in no event shall the Base Rate be less than 2.50%. For purposes hereof: “Prime Rate” shall mean the prime lending rate as set forth on the Reuters Screen RTRTSY1 (or such other comparable publicly available page as may, in the reasonable opinion of the Administrative Agent after notice to the Borrower, replace such page for the purpose of displaying such rate if such rate no longer appears on the Reuters Screen RTRTSY1), as in effect from time to time.

The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually available. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the one-month Eurodollar Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, or the Federal Funds Effective Rate or the one-month Eurodollar Rate, respectively.

“Base Rate Loans”: Loans for which the applicable rate of interest is based upon the Base Rate.

“Benefitted Lender”: as defined in Section 10.7.

“Bilateral Line of Credit”: unsecured, bilateral Recourse Indebtedness incurred by the Borrower or its Subsidiaries with a single Eligible Institution in an aggregate amount not exceeding $10,000,000 at any one time outstanding.

“Blocked Account Control Agreements”: as defined in Section 5.1(b).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble hereto.

“Borrower Common Units”: the Borrower’s Common Units as defined in the Borrower’s LP Agreement.

“Borrower LP Agreement”: the Amended and Restated Agreement of Limited Partnership of the Borrower, dated as of June 29, 2010, as amended, supplemented or otherwise modified from time to time in accordance with this Agreement.

“Borrower Preferred Units”: the Borrower’s Series A Preferred Units as defined in the Borrower’s LP Agreement.

“Borrowing Base”: at any time, an amount equal to the sum of:

(a) with respect to each Borrowing Base Office Property, the lesser of (i) a percentage equal to the Applicable Borrowing Base Office Property Advance Rate of the MAI “as-is” appraised value of such Borrowing Base Office Property set forth in the most recent Appraisal for such Borrowing Base Office Property, and (ii) the Consolidated Debt Service Coverage Amount for such Borrowing Base Office Property as at such time; plus

(b) with respect to each Borrowing Base Studio Property, the lesser of (i) 25% of MAI “as-is” appraised value of such Borrowing Base Studio Property set forth in the most recent Appraisal for such Borrowing Base Studio Property and (ii) the Consolidated Debt Service Coverage Amount for such Borrowing Base Studio Property as at such time; subject to the following adjustments:

(i) if (x) prior to the first anniversary of the Closing Date, the aggregate Borrowing Base attributable to the Borrowing Base Studio Properties exceeds more than 25% of the aggregate Borrowing Base, or (y) on and after the first anniversary of the Closing Date, the aggregate Borrowing Base attributable to the Borrowing Base Studio Properties exceeds more than 20% of the aggregate Borrowing Base, then, in the case of each of clauses (x) and (y), any excess amount shall be excluded from the aggregate Borrowing Base;

(ii) from and after the date that is nine months after the Closing Date, if the aggregate total revenue for Borrowing Base Office Properties with single Tenants exceeds 35% of the total revenue for all of the Borrowing Base Properties for the four fiscal quarters most recently ended for which financial statements are available, the Borrowing Base shall exclude such Borrowing Base Office Properties, beginning with the Borrowing Base Office Property with the lowest revenue derived from single Tenants, until the aggregate total revenue for such Borrowing Base Office Properties no longer exceeds 35% of the total revenue for all of the Borrowing Base Properties for the four fiscal quarters most recently ended for which financial statements are available;

(iii) from and after the date that is nine months after the Closing Date, the Borrowing Base shall exclude any Borrowing Base Office Property with a single Tenant comprising more than 15% of the total revenue for all of the Borrowing Base Properties for the four fiscal quarters most recently ended for which financial statements are available, provided that, the Technicolor Building may comprise up to 25% of the total revenue for all of the Borrowing Base Properties for the four fiscal quarters most recently ended for which financial statements are available at any time except during a Borrowing Base Office Property Advance Rate Increase Period;

(iv) if a mechanics’ Lien or other Lien for the performance of work or the supply of materials is filed against a Borrowing Base Property, or any stop notice is served on the owner of such Borrowing Base Property, and the Lien remains unsatisfied or unbonded for a period of ten days after the date of filing or service, the Borrowing Base shall be reduced by an amount equal to 125% of the aggregate amount of such Lien until the Administrative Agent has received satisfactory evidence that such Lien has been released or bonded;

(v) if a Borrowing Base Property suffers a Material Environmental Event, the Borrowing Base shall be reduced by an amount equal to 125% of the Cost to Remedy such Material Environmental Event, until such Material Environmental Event is fully remedied as evidenced by an ESA; and

(vi) the amount of the Borrowing Base attributable to all Borrowing Base Properties subject to Acceptable Ground Leases, other than Sunset Gower and Del Amo Office, shall not exceed 25% of the Borrowing Base and any excess amount shall be excluded from the aggregate Borrowing Base, provided that, such percentage may be increased or waived with the approval of the Required Lenders (such approval not to be unreasonably withheld or delayed).

The Borrowing Base shall be determined based on the most recent Borrowing Base Certificate delivered pursuant to Section 5.2(c), 5.3 or 5.4 or Section 6.12, provided that, the Administrative Agent may adjust the Borrowing Base at any time following the receipt of a new Appraisal received pursuant to Section 6.11.

“Borrowing Base Certificate”: a certificate, appropriately completed and substantially in the form of Exhibit K (with such modifications as to format and presentation as may be reasonably requested by the Administrative Agent upon five Business Days’ notice) together with all supporting documentation reasonably requested by the Administrative Agent.

“Borrowing Base Office Properties”: subject to Section 5.4, (a) on the Closing Date, the Initial Borrowing Base Office Properties and (b) after the Closing Date, the Initial Borrowing Base Office Properties, together with any Approved Borrowing Base Office Properties and Additional Borrowing Base Office Properties added to the Borrowing Base in accordance with Section 5.3 and, for the avoidance of doubt, in the case of each of clauses (a) and (b), together with any Specified Development Property part of such Real Property.

“Borrowing Base Office Property Advance Rate Increase Period”: any period during which each of the following conditions has occurred and is continuing: (i) there are five or more Borrowing Base Office Properties, (ii) the Net Operating Income of any Borrowing Base Office Property for the four fiscal quarters most recently ended for which financial statements are available does not exceed 30% of the aggregate Net Operating Income of all the Borrowing Base Properties for the four fiscal quarters most recently ended for which financial statements are available, (iii) any Tenant of Borrowing Base Office Properties that does not have an Investment Grade Rating does not account for more than 15% of total revenue for all Borrowing Base Properties for the four fiscal quarters most recently ended for which financial statements are available and (iv) any Tenant of Borrowing Base Office Properties that has an Investment Grade Rating does not account for more than 20% of total revenue for all Borrowing Base Properties for the four fiscal quarters most recently ended for which financial statements are available. For the avoidance of doubt, a Borrowing Base Office Property Advance Rate Increase Period shall cease on the first date that any of the conditions above are not met.

“Borrowing Base Properties”: collectively, the Borrowing Base Studio Properties and Borrowing Base Office Properties.

“Borrowing Base Studio Properties”: subject to Section 5.4, (a) on the Closing Date, Sunset Gower, and (b) after the Closing Date, Sunset Gower and, to the extent added to the Borrowing Base at the Borrower’s discretion in accordance with Section 5.3, Sunset Bronson and, for the avoidance of doubt, in the case of each of clauses (a) and (b), together with any Specified Development Property part of such Real Property. For the avoidance of doubt, (x) subject to the satisfaction of the conditions set forth in Section 5.3, the consent of the Lenders shall not be required to add Sunset Bronson as a Borrowing Base Property, and (y) at no time shall there be Borrowing Base Studio Properties other than Sunset Gower and Sunset Bronson.

“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Borrowing Notice”: with respect to any request for borrowing of Loans hereunder, a notice from the Borrower, substantially in the form of, and containing the information prescribed by, Exhibit H, delivered to the Administrative Agent.

“Business Day”: (a) for all purposes other than as covered by clause (b) below, a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which are required to be capitalized under GAAP on a balance sheet of such Person; provided that, “Capital Expenditures” shall not include (x) expenditures made in connection with the replacement, substitution or restoration of assets (i) to the extent financed from insurance proceeds paid on account of the loss of or damage to the assets being replaced or restored or (ii) with awards of compensation arising from the taking or the threat of taking by eminent domain or Condemnation of the assets being replaced, (y) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment but only to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time or (z) the purchase of plant, property and equipment made within 270 days of the sale of any asset to the extent purchased with the proceeds of such sale.

“Capital Lease Obligations”: with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Capitalization Rate”: for office properties, 8.50%, and for studio properties, 9.00%, provided that, for the purposes of determining “Total Asset Value” on any date of determination, the Capitalization Rate shall be equal to a weighted average percentage based on the Consolidated EBITDA allocable to Real Property (other than Borrowing Base Properties and Construction in Process) owned for four or more consecutive fiscal quarters.

“Cash Collateralize”: to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent or the Issuing Lender (as applicable) and the Secured Parties, as collateral for the L/C Obligations or obligations of the Lenders to fund participations in respect thereof (as the context may require), cash or deposit account balances or, if Issuing Lender benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the Issuing Lender. The term “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-2 by S&P or P-2 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; and (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Casualty”: with respect to any Borrowing Base Property, that such Borrowing Base Property is damaged or destroyed, in whole or in part, by fire or other casualty.

“Change of Control”: the occurrence of any of the following events: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), excluding the Permitted Investors, shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 30% of the outstanding common stock of the REIT; (b) the board of directors of the REIT shall cease to consist of a majority of Continuing Directors; (c) the Borrower shall cease to own, directly or indirectly, 100% of the equity interests of any Subsidiary Guarantor free and clear of any Liens (other than Liens in favor of Administrative Agent) unless the Borrowing Base Property owned by such Subsidiary Guarantor is removed from the Borrowing Base in accordance with Section 5.4 of this Agreement; or (d) the REIT shall (i) fail to be sole general partner of the Borrower or cease to own all the general partnership interests of the Borrower or (ii) fail to control the management and policies of the Borrower.

“City Plaza”: as defined in the definition of “Initial Borrowing Base Office Properties”.

“Closing Date”: June 29, 2010.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Commitment Fee Rate”:  1/2 of 1% per annum.

“Commitment Increase Supplement”: as defined in Section 2.22(c).

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Sections 412 or 430 of the Code, Section 414(b), (c), (m) or (o) of the Code.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer, substantially in the form of Exhibit B.

“Condemnation”: a temporary or permanent taking by any Governmental Authority as the result, in lieu or in anticipation, of the exercise of the right of condemnation or eminent domain, of all or any part of any Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting such Property or any part thereof.

“Consolidated Debt Service Coverage Amount”: at any date:

(i) for any Borrowing Base Office Property, the (1) the Net Operating Income of such Borrowing Base Office Property for the four fiscal quarters most recently ended for which financial statements are available divided by (2) 1.60, divided by the greater of (x) an interest rate of 8.0% per annum (assuming a 30-year amortization) or (y) the 10-year treasury rate on the last day of such period plus 3.0% (assuming a 30-year amortization); and

(ii) for any Borrowing Base Studio Property, the (1) the Net Operating Income of such Borrowing Base Studio Property for the four fiscal quarters most recently ended for which financial statements are available divided by (2) 4.50, divided by the greater of (x) an interest rate of 8.0% per annum (assuming a 30-year amortization) or (y) the 10-year treasury rate on the last day of such period plus 3.0% (assuming a 30-year amortization);

provided that, solely for the purpose of determining the Consolidated Debt Service Coverage Amount during such four fiscal quarter period for City Plaza and, after such Real Property becomes a Borrowing Base Property in accordance with Section 5.3, 875 Howard, Net Operating Income for City Plaza and 875 Howard, as applicable, shall be increased on a pro forma basis to include the contractual monthly base rent for each Tenant subject to a valid and effective Lease that does not yet occupy any space or that is otherwise in a free-rent period during such four fiscal quarter period for each month occurring during the Lease Adjustment Period for such Lease, less any applicable duplications for Tenants relocating within the applicable building. For the avoidance of doubt, the Net Operating Income of any Borrowing Base Property shall include the actual Net Operating Income of any Specified Development Property part of such Borrowing Base Property.

“Consolidated EBITDA”: of the Group Members for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense of such Person and its Subsidiaries, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness, (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary, unusual or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business), (f) any other non-cash charges or expenses and (g) the Group Members’ pro rata share of Consolidated EBITDA from their Unconsolidated Joint Ventures minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) interest income (except to the extent deducted in determining such Consolidated Net Income), (b) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business), (c) any other non-cash income and (d) any cash payments made during such period in respect of items described in clause (e) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of Consolidated Net Income, all as determined on a consolidated basis. Consolidated EBITDA shall be adjusted to remove any impact from straightline rent adjustments and mark-to-market lease adjustments required under GAAP.

“Consolidated Fixed Charge Coverage Ratio”: for any period, the ratio of (a) Consolidated EBITDA of the Borrower and its Subsidiaries for such period to (b) Consolidated Fixed Charges for such period.

“Consolidated Fixed Charges”: for any period, the sum (without duplication) of (a) Consolidated Interest Expense of the Group Members for such period, (b) provision for cash income taxes made by the Group Members on a consolidated basis in respect of such period, (c) scheduled payments made during such period on account of principal of Indebtedness of the Group Members (excluding any “balloon” payment or final payment at maturity that is significantly larger than the scheduled payments that preceded it), (d) all preferred dividends paid during such period and (e) the Group Members’ pro rata share of all expenses, taxes, payments and dividends referred to in the preceding clauses (a) to (d) from their Unconsolidated Joint Ventures.

“Consolidated Floating Rate Debt”: Consolidated Total Debt bearing interest based on an index that floats, or otherwise changes from time to time (excluding any such Indebtedness subject to a fixed rate interest rate hedge, cap or collar).

“Consolidated Interest Expense”: of the Group Members for any period, total interest expense (including that attributable to Capital Lease Obligations) of the Group Members for such period with respect to all outstanding Indebtedness of the Group Members (including, without limitation, all commissions, discounts and other fees and charges owed by the Group Members with respect to letters of credit and bankers’ acceptance financing and net costs of the Group Members under Hedge Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).

“Consolidated Leverage Ratio”: on any date of determination, the ratio of (a) Consolidated Total Debt on such date to (b) Total Asset Value on such date; provided that for purposes of calculating Total Asset Value on any date, the Total Asset Value of any Person Disposed of by the Borrower or its Subsidiaries during such period shall be excluded for such period (assuming the consummation of such Disposition and the repayment of any Indebtedness in connection therewith occurred on the first day of such period).

“Consolidated Net Income”: of the Group Members for any period, the consolidated net income (or loss) of the Group Members for such period, determined on a consolidated basis; provided that, in calculating Consolidated Net Income of the Group Members for any period, there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person in which any Group Member has an ownership interest, except to the extent that any such income is actually received by such Group Member in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of any Group Member to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Consolidated Total Debt”: at any date, an amount equal to (i) the aggregate outstanding face amount of all Indebtedness of the Group Members at such date, determined on a consolidated basis in accordance with GAAP and (ii) the Group Members’ pro rata share of Indebtedness of their Unconsolidated Joint Ventures at such date.

“Construction in Process”: any Real Property owned by a Group Member consisting of (i) new ground up construction or (ii) renovation or expansion of existing Real Property in which (a) greater than 40% of the square footage of such Real Property is unavailable for occupancy due to renovation and (b) no Rents are being paid on such square footage. A Real Property will cease being classified as “Construction in Process”, (i) with respect to new ground up construction, upon the completion of such construction as evidenced by the issuance of a temporary or permanent certificate of occupancy (whichever occurs first) for the related Real

Property, and (ii) with respect to the renovation or expansion of existing property, upon the earlier to occur of (a) the time that such property has an Occupancy Rate of at least 65% of the total square footage (including any applicable expansion) or (b) 180 days after completion of such renovation or expansion.

“Continuing Directors”: the directors of the REIT on the Closing Date, after giving effect to the other transactions contemplated hereby, and each other director of the REIT, if, in each case, such other director’s nomination for election to the board of directors of the REIT is recommended by at least 66 2/3% of the then Continuing Directors or such other director receives the vote of the Permitted Investors in his or her election by the shareholders of the REIT.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Control Investment Affiliate”: as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Cost to Remedy”: the actual or reasonably estimated cost to remedy a Material Environmental Event, provided that, if the Cost to Remedy a Material Environmental Event is not known or cannot be reasonably estimated at the time such Material Environmental Event occurs, the Cost to Remedy shall be determined pursuant to an ESA delivered in accordance with Section 6.8(h).

“Debtor Relief Laws”: the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”: any Lender that has in the Administrative Agent’s reasonable discretion:

(a) failed to fund any portion of its Revolving Credit Commitment (including the purchase of a participation under any Letter of Credit pursuant to Section 3.4) within three Business Days of the date required to be funded by it hereunder, unless the subject of a good faith dispute,

(b) failed to make any payment required to be made by it pursuant to Section 9.7,

(c) notified the Borrower, the Administrative Agent or any other Lender in writing, or has otherwise indicated through a public statement, that it does not intend to comply with its funding obligations hereunder or generally under any agreement in which it commits to extend credit,

(d) failed, within three Business Days after receipt of a written request from the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Revolving Credit Commitments (including the purchase of a participation under any Letter of Credit pursuant to Section 3.4),

(e) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder, unless the subject of a good faith dispute, or

(f) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, custodian, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, custodian, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment;

provided that, (i) if the Borrower, the Administrative Agent, the Issuing Lender and the Swing Line Lender agree in writing, each in its sole discretion, that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Swing Line Commitment and funded and unfunded participations in Swing Line Loans and Letters to Credit to be held on a pro rata basis by the Lenders in accordance with their pro rata share of the Total Revolving Credit Commitments (without giving effect to Section 2.23), whereupon that Lender will cease to be a Defaulting Lender and (ii) a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of voting stock or any other equity interest in such Lender or a parent company thereof by a Governmental Authority or an instrumentality thereof.

“Del Amo Office”: as defined in the definition of “Approved Borrowing Base Office Properties”.

“Derivatives Counterparty”: as defined in Section 7.6.

“Disposition”: with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof; and the terms “Dispose” and “Disposed of” shall have correlative meanings.

“Dollars” and “$”: dollars in lawful currency of the United States of America.

“Domestic Subsidiary”: any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States of America.

“875 Howard”: as defined in the definition of “Approved Borrowing Base Office Properties”.

“Eligible Account”: a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or state chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. §9.10(b), having in either case a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal and state authority. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Borrowing Base Property”: any Real Property (other than the Initial Borrowing Base Office Properties and Sunset Gower) that satisfies each of the following conditions:

(i) such Real Property is located in the continental United States and is used for commercial office purposes,

(ii) such Real Property is wholly-owned by the Borrower or a Subsidiary Guarantor in fee simple or ground leased pursuant to an Acceptable Ground Lease,

(iii) such Real Property has an Occupancy Rate greater than 80% at the time it is included in the Borrowing Base,

(iv) such Real Property is subject to a duly perfected, first priority security interest in favor of the Administrative Agent for the benefit of the Secured Parties,

(v) the Administrative Agent has received for such Real Property, in each case, in form and substance reasonably satisfactory to the Administrative Agent:

(A) an ESA identifying no environmental condition reasonably likely to result in a Material Environmental Amount,

(B) a current property condition and structural report,

(C) evidence as to whether the applicable Real Property is a Flood Hazard Property and if such Real Property is a Flood Hazard

Property, evidence of compliance with federally-mandated flood insurance requirements, including (1) the Borrower’s written acknowledgment of receipt of written notification required pursuant to Section 208(e)(3) of Regulation H of the Board from the Administrative Agent (x) as to the fact that such Real Property is a Flood Hazard Property and (y) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (2) copies of insurance policies or certificates of insurance evidencing flood insurance naming the Administrative Agent as sole loss payee on behalf of the Secured Parties under a standard mortgagee endorsement, that (a) covers any parcel of improved Real Property that is encumbered by any Mortgage, (b) is written in an amount which is commercially available at a reasonable cost, and (c) has a term ending not later than the maturity of the indebtedness secured by such Mortgage or that may be renewed to such maturity date,

(D) certificates of insurance or insurance policies satisfying the requirements of Section 6.5, with all premiums fully paid current,

(E) a title insurance policy satisfying the requirements of Section 5.1(p),

(F) a new Appraisal,

(G) a recent survey satisfying the requirements of Section 5.1(p),

(H) estoppels and subordination and nondisturbance and attornment agreements from all Tenants subject to a Major Lease at such Real Property, and

(I) if such applicable Real Property is held pursuant to an Acceptable Ground Lease: (i) true and correct copies of such Acceptable Ground Lease and any guarantees thereof and (ii) to the extent required by the Administrative Agent in its discretion, recognition agreements and estoppel certificates executed by the lessor under such Acceptable Ground Lease, in form and content satisfactory to the Administrative Agent; and

(vi) which satisfies any other criteria required by the Administrative Agent, as reasonably determined by the Administrative Agent.

“Eligible Institution”: the Administrative Agent, the Syndication Agent, Morgan Stanley, Wells Fargo Bank, N.A., City National Bank, KeyBank National Association or a depository institution or trust company insured by the Federal Deposit Insurance Corporation, the short term unsecured debt obligations or commercial paper of which are rated at least “A 1+” by S&P, “P 1” by Moody’s and “F 1+” by Fitch in the case of accounts in which funds are held for 30 days or less (or, in the case of accounts in which funds are held for more than 30 days, the long term unsecured debt obligations of which are rated at least “AA” by Fitch and S&P and “Aa2” by Moody’s).

“Environmental Claim”: any investigative, enforcement, cleanup, removal, containment, remedial, or other private or governmental or regulatory action threatened, instituted, or completed pursuant to any applicable Environmental Law against any Group Member or against or with respect to any Real Property or facility.

“Environmental Laws”: any and all laws, rules, orders, regulations, statutes, ordinances, guidelines, codes, decrees, agreements or other legally enforceable requirements (including, without limitation, common law) of any international authority, foreign government, the United States, or any state, local, municipal or other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health, or employee health and safety, as has been, is now, or may at any time hereafter be, in effect.

“Environmental Permits”: any and all permits, licenses, approvals, registrations, notifications, exemptions and other authorizations required under any Environmental Law.

“Environmental Requirement”: as defined in Section 6.8(g).

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ESA”: as defined in Section 5.1(k).

“Eurocurrency Reserve Requirements”: for any day, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: with respect to each day during each Interest Period, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Reuters Screen LIBOR01 Page (or such other page as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits are offered by lending banks in London interbank deposit market) as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Reuters Screen LIBOR01 Page (or such other page as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits are offered by lending banks in London interbank deposit market) (or otherwise on such screen), the “Eurodollar Base Rate” for purposes of this definition shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent.

“Eurodollar Loans”: Loans for which the applicable rate of interest is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00 – Eurocurrency Reserve Requirements

; provided that, in no event shall the Eurodollar Rate be less than 1.50%.

“Eurodollar Tranche”: the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Exchange Act”: as defined in the definition of “Change of Control”.

“Excluded Foreign Subsidiary”: any Foreign Subsidiary in respect of which either (a) the pledge of all of the Capital Stock or assets of such Subsidiary as Collateral or (b) the guaranteeing by such Subsidiary of the Obligations, would, in the good faith judgment of the Borrower, result in adverse tax consequences to the Borrower.

“Excluded Subsidiary”: (i) any Immaterial Subsidiary or (ii) any other Subsidiary that is unable to guarantee the Obligations of the Loan Parties under the Loan Documents because it is a party to one or more agreements entered into in connection with Indebtedness listed on Schedule 7.2(d), incurred pursuant to Section 7.2(g), a Mortgage Financing or Permitted Construction Financing that prohibits such Subsidiary from providing a guarantee, or any Subsidiary that is a direct or indirect parent or Subsidiary of such Subsidiary, provided that, the Administrative Agent shall have been provided satisfactory evidence of such prohibition. Schedule 1.1C sets forth each Excluded Subsidiary as of the Closing Date with a notation identifying whether clause (i) or (ii) above is applicable.

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“FIRREA”: Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA), as amended.

“Fitch”: Fitch, Inc. and its successors.

“Flood Hazard Property”: as defined in Section 4.21.

“Foreign Subsidiary”: any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Fund”: any Person (other than a natural person) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funding Office”: the office specified from time to time by the Administrative Agent as its funding office by notice to the Borrower and the Lenders.

“Funds from Operations”: for any Person for any period, the sum of (a) Consolidated Net Income for such period plus (b) depreciation and amortization expense determined in accordance with GAAP; provided that there shall not be included in such calculation (i) any proceeds of any insurance policy other than rental or business interruption insurance received by such Person, (ii) any gain or loss which is classified as “extraordinary” in accordance with GAAP, or (iii) any capital gains and taxes on capital gains.

“GAAP”: generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Granting Lender”: as defined in Section 10.6(g).

“Group Members”: the REIT and all of its Subsidiaries, including, without limitation, the Borrower.

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement to be executed and delivered by the REIT, the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit A, as the same may be amended, supplemented or otherwise modified from time to time.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantors”: the collective reference to the REIT and the Subsidiary Guarantors.

“Hedge Agreements”: all interest rate or currency swaps, caps or collar agreements, foreign exchange agreements, commodity or currency futures contracts, options to purchase or sell a commodity or currency, or option, warrant or other right with respect to a commodity or currency futures contract or similar arrangements entered into by the Group Members providing for protection against fluctuations in interest rates, currency exchange rates, commodity prices or the exchange of nominal interest obligations, either generally or under specific contingencies.

“Hudson Pacific Predecessor”: the real estate activity and holdings of the entities that own the following properties contributed to the REIT and its Subsidiaries: Sunset Gower, the Technicolor Building, Sunset Bronson and City Plaza.

“Immaterial Subsidiary”: (i) any TRS Subsidiary and its Subsidiaries and (ii) any other Subsidiary with de minimis income and assets, provided that, collectively, Immaterial Subsidiaries do not comprise on any date of determination more than 5% of the lesser of (a) Consolidated EBITDA for the period of four quarters most recently completed for which financial statements are available or (b) Total Asset Value on such date.

“Improvements”: any Loan Party’s interest in and to all on site and off site improvements to the Borrowing Base Properties, together with all fixtures, Tenant improvements, and appurtenances now or later to be located on the Borrowing Base Properties or in such improvements.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than trade payables incurred in the ordinary course of such Person’s business which are not past due for more than 30 days or such payables are being contested by such Person in good faith), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit, surety bond or similar facilities, (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person (other than the Borrower Common Units) on or prior to the Revolving Credit Termination Date, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of others of the kind referred to in clauses (a) through (g) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, but limited to the lesser of the fair market value of such property and the aggregate amount of the obligations so secured, and (j) for the purposes of Section 8(e) only, all obligations of such Person in respect of Hedge Agreements. The Indebtedness of any Person shall include, without duplication, the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor. For purposes of clause (j) above, the principal amount of Indebtedness in respect of Hedge Agreements shall equal the amount that would be payable (giving effect to netting) at such time if such Hedge Agreement were terminated.

“Indemnified Liabilities”: as defined in Section 10.5.

“Indemnitee”: as defined in Section 10.5.

“Initial Borrowing Base Office Properties”: collectively, (a) that certain 114,958 square foot office building located in Hollywood, CA, known as the “Technicolor Building” (“Technicolor Building”) and (b) that certain 333,922 square foot office building located in Orange, CA, known as “City Plaza” (“City Plaza”).

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Insurance Premiums”: as defined in Section 6.5(h).

“Insurance Proceeds”: the proceeds of any insurance to which any Group Member may be entitled to, whether or not actually received, with respect to any Borrowing Base Property.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”: (a) as to any Base Rate Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or shorter, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan (other than any Revolving Credit Loan that is a Base Rate Loan and any Swing Line Loan), the date of any repayment or prepayment made in respect thereof.

“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 11:00 A.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(1) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(2) any Interest Period that would otherwise extend beyond the Revolving Credit Termination Date shall end on the Revolving Credit Termination Date or such due date, as applicable; and

(3) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period.

“Investment Grade Rating”: a corporate credit rating of BBB- (or equivalent) or higher from S&P and Baa3 (or equivalent) or higher from Moody’s.

“Investments”: as defined in Section 7.7.

“Issuing Lender”: (a) Barclays Bank PLC or (b) any other Revolving Credit Lender from time to time designated by the Borrower as an Issuing Lender with the consent of such Revolving Credit Lender and the Administrative Agent.

“IPO” as defined in Section 5.1(c).

“Joint Venture”: any joint venture entity, whether a company, unincorporated firm, association, partnership or any other entity which, in each case, in which the REIT and its Subsidiaries has a direct or indirect equity or similar interest and which is not a Wholly Owned Subsidiary of the Borrower.

“L/C Commitment”: $10,000,000.

“L/C Exposure”: for any Lender, at any time, its Revolving Credit Percentage of the total L/C Obligations at such time.

“L/C Fee Payment Date”: the last day of each March, June, September and December and the last day of the Revolving Credit Commitment Period.

“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5.

“L/C Participants”: with respect to any Letter of Credit, the collective reference to all the Revolving Credit Lenders other than the Issuing Lender that issued such Letter of Credit.

“Lease”: each existing or future lease, sublease (to the extent of any Loan Party’s rights thereunder), license, or other agreement (other than an Acceptable Ground Lease) under the terms of which any Person has or acquires any right to occupy or use any Real Property of any Loan Party, or any part thereof, or interest therein, and (a) every modification, amendment or other agreement relating to such lease, sublease, subsublease or other agreement and (b) each existing or future guaranty of payment or performance thereunder.

“Lease Adjustment Period”: with respect to any Lease that is effective prior to December 31, 2010, the period beginning on the date that is twelve months prior to the date such Lease becomes valid and effective and ending on the date that is the earlier of (i) the date on which the applicable Tenant occupies the related space or the expiration of the free-rent period, as applicable, and (ii) December 31, 2010.

“Lenders”: as defined in the preamble hereto.

“Letters of Credit”: as defined in Section 3.1(a).

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan”: any loan made by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, the Security Documents, the Assignment of Management Agreement, the Applications and the Notes.

“Loan Parties”: the REIT, the Borrower and each Subsidiary of the Borrower that is a party to a Loan Document.

“Lockbox Account”: an Eligible Account established for deposit of all Rents and other receipts from a Borrowing Base Property.

“Major Lease”: a lease that comprises in excess of 20,000 square feet of a Borrowing Base Property or in excess of 10% of the rentable square footage of such Borrowing Base Property.

“Management Agreement”: with respect to each Borrowing Base Property, unless the Borrowing Base Property is managed by the Loan Party which owns such Borrowing Base Property, the management agreement entered into by and between the Loan Party which owns such Borrowing Base Property and the Manager, pursuant to which the Manager is to provide management and other services with respect to the Borrowing Base Properties, or, if the context requires, a Qualified Manager who is managing the Borrowing Base Properties in accordance with the terms and provisions of this Agreement pursuant to a Replacement Management Agreement.

“Manager”: (i) with respect to the Borrowing Base Studio Properties, Hudson Media and Entertainment Management, LLC, (ii) with respect to the Borrowing Base Office Properties, Hudson OP Management LLC, or (iii) if the context requires, the Qualified Manager who is managing the applicable Borrowing Base Property in accordance with the terms and provisions of this Agreement pursuant to a Replacement Management Agreement.

“Material Adverse Effect”: a material adverse effect on (a) the business, assets, operations or financial condition of the Loan Parties and the Borrowing Base Properties, taken as a whole or in the facts and information regarding such entities as represented to date or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Agents or the Lenders hereunder or thereunder.

“Material Environmental Amount”: an amount or amounts payable by any of the Group Members in the aggregate in excess of $5,000,000, for: costs to comply with any Environmental Law; costs of any investigation, and any remediation, of any Material of Environmental Concern; and compensatory damages (including, without limitation damages to natural resources), punitive damages, fines, and penalties pursuant to any Environmental Law.

“Material Environmental Event”: with respect to any Borrowing Base Property or Real Property, (a) a violation of any Environmental Law with respect to such Borrowing Base Property or Real Property, or (b) the presence of any Materials of Environmental Concern on, about, or under such Borrowing Base Property or Real Property that, under or pursuant to any Environmental Law, would require remediation, if in the case of either (a) or (b), such event or circumstance could reasonably be expected to have a Material Property Event.

“Material Property Event”: with respect to any Borrowing Base Property, the occurrence of any event or circumstance occurring or arising after the date of this Agreement that could reasonably be expected to have a (a) material adverse effect with respect to the financial condition or the operations of such Borrowing Base Property, (b) material adverse effect on the appraised value of such Borrowing Base Property, (c) material adverse effect on the ownership of such Borrowing Base Property, or (d) result in a Material Environmental Amount.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products (virgin or used), polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity, and any other materials, substances or forces of any kind, whether or not any such material, substance or force is defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to or could reasonably be expected to give rise to liability under any Environmental Law.

“Maximum Facility Availability”: at any date, an amount equal to the lesser of (i) the Total Revolving Credit Commitments on such date and (ii) the Borrowing Base on such date.

“Moody’s”: Moody’s Investors Service, Inc. and its successors.

“Mortgage Financing”: Indebtedness of the type permitted by Section 7.2(h).

“Mortgaged Properties”: the real properties listed on Schedule 1.1A, as to which the Administrative Agent for the benefit of the Secured Parties shall be granted a Lien pursuant to one or more Mortgages.

“Mortgage Notes Receivable”: any mortgage notes receivable, including interest payments thereunder, issued in favor of any Group Member or any Joint Venture in which a Group Member is a member by any Person (other than a Group Member).

“Mortgages”: each of the mortgage/deed of trust/deed to secure debt, assignment of leases and rents, fixture filing and security agreements made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Secured Parties, substantially in the form of Exhibit D (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded), as the same may be amended, supplemented or otherwise modified from time to time.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Operating Income”: of any Borrowing Base Property for any period, an amount equal to (a) the aggregate gross revenues from the operations of such Borrowing Base Property during such period, minus (b) the sum of (i) all expenses and other proper charges incurred in connection with the operation of such Borrowing Base Property during such period (including real estate taxes, but excluding any management fees, debt service charges, income taxes, depreciation, amortization and other noncash expenses), (ii) a management fee that is the greater of 3% of the aggregate net revenues from the operations of such Borrowing Base

Property during such period or actual management fees paid, and (iii) an annual replacement reserve of $0.25 per square foot for Borrowing Base Office Properties and $0.40 for Borrowing Base Studio Properties. Net Operating Income shall be adjusted to remove any impact from straightline rent adjustments and mark-to-market lease adjustments required under GAAP. Net Operating Income for any Borrowing Base Property for any period prior to the closing date of the IPO shall be calculated based upon the historical Net Operating Income of such Borrowing Base Property.

“New Revolving Credit Lender”: as defined in Section 2.22(b).

“Non-Excluded Taxes”: as defined in Section 2.17(a).

“Non-Recourse Indebtedness”: any Indebtedness other than Recourse Indebtedness.

“Non-Recourse Subsidiary Borrower”: a Subsidiary of the Borrower whose principal assets are the assets securing Indebtedness incurred in accordance with Section 7.2(d), 7.2(g), 7.2(h) or 7.2(i).

“Non-Recourse Parent Guarantor”: the Borrower and any direct or indirect parent of the Borrower providing a guarantee permitted by Section 7.2(d), 7.2(g), 7.2(h) or 7.2(i).

“Non-U.S. Lender”: as defined in Section 2.17(d).

“Note”: any promissory note evidencing any Loan.

“Obligations”: the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans, the Reimbursement Obligations and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender or any Qualified Counterparty, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Hedge Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise; provided, that (i) obligations of the Borrower or any Subsidiary under any Specified Hedge Agreement shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (ii) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Specified Hedge Agreements.

“Occupancy Rate”: for any Real Property, the percentage of the rentable area of such Real Property occupied by bona fide Tenants of such Real Property or leased by Tenants pursuant to bona fide Tenant Leases, in each case, which Tenants are not more than 30 days in arrears on base rental or other similar payments due under such Leases, provided that, such period may be extended by an additional 30 days at the Administrative Agent’s sole discretion.

“OFAC List”: the list of specially designated nationals and blocked persons subject to financial sanctions that is maintained by the U.S. Treasury Department, Office Foreign Assets Control.

“Other Charges”: all ground rents, maintenance charges, impositions other than taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Real Property, now or hereafter levied or assessed or imposed against the Real Property or any part thereof.

“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Ownership Percentage”: with respect to any Person, the percentage of the total outstanding Capital Stock of such Person held directly and indirectly by the REIT and its Subsidiaries.

“Participant”: as defined in Section 10.6(b).

“Payment Office”: the office specified from time to time by the Administrative Agent as its payment office by notice to the Borrower and the Lenders.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Construction Financing”: Non-Recourse Indebtedness incurred to finance the construction or improvement of Real Estate Under Construction (inclusive of Non-Recourse Indebtedness incurred as part of such construction financing and applied to reimburse costs previously paid to fund the related construction) and that is secured by such Real Estate Under Construction.

“Permitted Investors”: the collective reference to Farallon Capital Partners, L.P., Farallon Capital Institutional Partners, L.P., Farallon Capital Institutional Partners III, L.P., Morgan Stanley Investment Partnership, Victor J. Coleman, Howard S. Stern, Christopher Barton, Mark T. Lammas, Dale Shimoda, Theodore R. Antenucci, James M. Burnett, Richard B. Fried, Jonathan M. Glaser, Robert M. Moran, Jr., and Barry A. Porter and their Control Investment Affiliates.

“Permitted Limited Recourse Guarantees”: guarantees by any Non-Recourse Parent Guarantor (i) for fraud, misrepresentation, misapplication of cash, waste, environmental claims and liabilities, prohibited transfers, violations of special purpose entity covenants and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate guarantee or indemnification agreements in non-recourse financing of real estate and customary non-monetary completion and performance guarantees by any Non-Recourse Parent Guarantor, in each case with respect to Indebtedness permitted by Sections 7.2(h) and 7.2(i), and (ii) monetary completion guarantees and payment guarantees in connection with Indebtedness permitted by Section 7.2(f) hereof.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledged Stock”: as defined in the Guarantee and Collateral Agreement.

“Policies”: as defined in Section 6.5(d).

“Prime Rate”: as defined in the definition of “Base Rate”.

“Principal Financial Officer”: the chief financial officer, any director (or equivalent) or officer from time to time of the REIT with actual knowledge of the financial affairs of the REIT and its Subsidiaries.

“Pro Forma Balance Sheet”: as defined in Section 4.1(a).

“Prohibited Person”: any Person identified on the OFAC List or any other Person with whom a U.S. Person may not conduct business or transactions by prohibition of Federal law or Executive Order of the President of the United States of America.

“Projections”: as defined in Section 6.2(c).

“Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“Qualified Counterparty”: with respect to any Specified Hedge Agreement, any counterparty thereto that, at the time such Specified Hedge Agreement was entered into, was a Lender or an affiliate of a Lender.

“Qualified Manager”: either (a) the Manager; or (b) in the reasonable judgment of the Administrative Agent, a reputable and experienced management organization (which may be an Affiliate of the Borrower) possessing experience in managing properties similar in size, scope, use and value as the Borrowing Base Property.

“Real Estate Under Construction”: Real Property on which construction of material improvements has commenced or shall concurrently commence with the incurrence of Indebtedness financing such construction and is or shall be continuing to be performed, but has not yet been completed (as such completion is evidenced by the issuance of a temporary or permanent certificate of occupancy (whichever occurs first) for such Real Property.

“Real Property”: with respect to any Person, all of the right, title, and interest of such Person in and to land, improvements and fixtures, including ground leases.

“REC”: as defined in Section 6.8(c).

“Recourse Indebtedness”: any Indebtedness, to the extent that recourse of the applicable lender for non-payment is not limited to such lender’s Liens on a particular asset or group of assets (except to the extent the Property on which such lender has a Lien and to which its recourse for non-payment is limited constitutes cash or Cash Equivalents, to which extent such Indebtedness shall be deemed to be Recourse Indebtedness); provided that, personal recourse of any Person for any such Indebtedness for fraud, misrepresentation, misapplication of cash, waste, environmental claims and liabilities, prohibited transfers, violations of single purpose entity covenants, failure to maintain insurance, failure to pay taxes, and other circumstances customarily excluded by institutional lenders from exculpation provisions and included in separate guaranty or indemnification agreements in non-recourse financing of real estate shall not, by itself, cause such Indebtedness to be characterized as Recourse Indebtedness. For the avoidance of doubt, Recourse Indebtedness shall not include the Obligations.

“Refunded Swing Line Loans”: as defined in Section 2.4.

“Refunding Date”: as defined in Section 2.4.

“Register”: as defined in Section 10.6(d).

“Regulation H”: Regulation H of the Board as in effect from time to time.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”: the obligation of the Borrower to reimburse each Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit issued by such Issuing Lender.

“REIT”: as defined in the preamble hereto.

“REIT Permitted Investments”: Investments by the REIT or any Subsidiary of the REIT in the following items at any one time outstanding, provided that, on any date of determination, the aggregate value of such holdings of the REIT and its Subsidiaries shall not exceed the following amounts as a percentage of Total Asset Value on such date:

(i)	Mortgage Notes Receivables	20%
(ii)	Unimproved Land	10%
(iii)	Construction in Process (other than with respect to Sunset Bronson)	15%
(iv)	Pro rata share of Unconsolidated Joint Ventures	25%
(v)	Aggregate of (i) through (iv) above	30%

“REIT Status”: with respect to any Person, (a) the qualification of such Person as a real estate investment trust under Sections 856 through 860 of the Code, and (b) the applicability to such Person and its shareholders of the method of taxation provided for in Section 857 et seq. of the Code, including a deduction for dividends paid.

“Related Fund”: with respect to any Lender, any fund that (x) invests in commercial loans and (y) is managed or advised by the same investment advisor as such Lender, by such Lender or an affiliate of such Lender.

“Rents”: with respect to any Borrowing Base Property, shall have the meaning set forth in the Mortgage for such Borrowing Base Property.

“Replacement Management Agreement”: collectively, (a) either (i) a management agreement with a Qualified Manager substantially in the same form and substance as the Management Agreement, or (ii) a management agreement with a Qualified Manager, which management agreement shall be in form and substance reasonably acceptable to the Administrative Agent and (b) an assignment of management agreement and subordination of management fees substantially in the form then used by the Administrative Agent (or of such other form and substance reasonably acceptable to the Administrative Agent), executed and delivered to the Administrative Agent by the Borrower and such Qualified Manager at the Borrower’s expense.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the 30-day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Required Lenders”: at any time, the holders of more than 50% of the Total Revolving Credit Commitments then in effect or, if the Revolving Credit Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.

“Requirements of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any treaty, federal, state, county, municipal and other governmental statutes, laws, orders, rules, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities or determination of an arbitrator or a court, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject, or the construction, use, alteration or operation of any Real Property, or any part thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and, with respect to any Real Property, all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to the Group Members, at any time in force affecting such Real Property or any part thereof.

“Responsible Officer”: the chief executive officer, president or chief financial officer of the REIT, but in any event, with respect to financial matters, the chief financial officer of the REIT.

“Restricted Payments”: as defined in Section 7.6.

“Revolving Credit Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Credit Loans and participate in Swing Line Loans and Letters of Credit, in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Credit Commitment” opposite such Lender’s name on Annex A, or, as the case may be, in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of the Total Revolving Credit Commitments is $200,000,000.00.

“Revolving Commitment Increase Notice”: as defined in Section 2.22(a).

“Revolving Credit Commitment Period”: the period from and including the Closing Date to the Revolving Credit Termination Date.

“Revolving Credit Increase Effective Date”: as defined in Section 2.22(f).

“Revolving Credit Lender”: each Lender that has a Revolving Credit Commitment or that is the holder of Revolving Credit Loans.

“Revolving Credit Loans”: as defined in Section 2.1.

“Revolving Credit Note”: as defined in Section 2.5.

“Revolving Credit Percentage”: as to any Revolving Credit Lender at any time, the percentage which such Lender’s Revolving Credit Commitment then constitutes of the Total Revolving Credit Commitments (or, at any time after the Revolving Credit Commitments shall have expired or terminated, the percentage which the aggregate amount of such Lender’s Revolving Extensions of Credit then outstanding constitutes of the Total Revolving Extensions of Credit then outstanding).

“Revolving Credit Termination Date”: June 29, 2013.

“Revolving Extensions of Credit”: as to any Revolving Credit Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding, (b) such Lender’s Revolving Credit Percentage of the L/C Obligations then outstanding and (c) such Lender’s Revolving Credit Percentage of the aggregate principal amount of Swing Line Loans then outstanding.

“Revolving Offered Increase Amount”: as defined in Section 2.22(a).

“S&P”: Standard & Poor’s Ratings Services and its successors.

“SEC”: the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

“Secured Parties”: as defined in the Guarantee and Collateral Agreement.

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any Property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA or Section 412 of the Code, other than a Multiemployer Plan.

“Solvent”: with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“SPC”: as defined in Section 10.6(g).

“Specified Development Property”: that portion of any Real Property that has been designated for additional development but with respect to which construction has not yet commenced, provided that, (i) the Loan Parties shall have delivered new Appraisals to the Administrative Agent and Lenders for both the portion of such Real Property that has been designated for additional development and the remaining portion of such Real Property (provided that, an Appraisal for the remaining portion of such Real Property shall not be required for any Real Property not added as a Borrowing Base Property), and (ii)(x) with respect to Sunset Gower, Sunset Bronson and City Plaza, such new Appraisals have been approved by the Applicable Supermajority Lenders (such approval not to be unreasonably withheld, conditioned or delayed), (y) with respect to any Real Property that is a Borrowing Base Property at the time the Borrower requests such designation, such new Appraisals have been approved by the Required Lenders (such approval not to be unreasonably withheld, conditioned or delayed), to the extent such approval was required to add such Real Property to the Borrowing Base pursuant to Section 5.3, and (z) with respect to any Real Property that is to be added as a Borrowing Base

Property after the Closing Date, such new Appraisals have been approved by the Required Lenders, to the extent such approval is required to add such Real Property to the Borrowing Base pursuant to Section 5.3.

“Specified Hedge Agreement”: any Hedge Agreement entered into by the Borrower or any Subsidiary Guarantor and any Qualified Counterparty.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor”: each Subsidiary of the Borrower that is a party to the Guarantee and Collateral Agreement.

“Sunset Bronson”: that certain 333,723 square foot media and entertainment property located in Hollywood, CA, known as “Sunset Bronson”.

“Sunset Gower”: that certain 543,709 square foot media and entertainment property locate din Hollywood, CA, known as “Sunset Gower”.

“Supermajority Lenders”: at any time, the holders of more than 66 2/3% of the Total Revolving Credit Commitments then in effect or, if the Revolving Credit Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.

“Survey”: as defined in Section 5.1(p).

“Swing Line Commitment”: the obligation of the Swing Line Lender to make Swing Line Loans pursuant to Section 2.3 in an aggregate principal amount at any one time outstanding not to exceed $20,000,000.

“Swing Line Exposure”: for any Lender, at any time, its Revolving Credit Percentage of the aggregate amount of all Swing Line Loans outstanding at such time.

“Swing Line Lender”: Barclays Bank PLC, in its capacity as the lender of Swing Line Loans.

“Swing Line Loans”: as defined in Section 2.3.

“Swing Line Note”: as defined in Section 2.5.

“Swing Line Participation Amount”: as defined in Section 2.4.

“Syndication Agent”: as defined in the preamble hereto.

“Technicolor Building”: as defined in the definition of “Initial Borrowing Base Office Properties”.

“Tenant”: any Person leasing, subleasing or otherwise occupying any portion of a Borrowing Base Property under a Lease or other occupancy agreement with the Loan Party that is the direct owner of such Borrowing Base Property.

“Threshold Amount”: (a) $5,000,000 with respect to Recourse Indebtedness and (b) $15,000,000 with respect to all Non-Recourse Indebtedness.

“Title Insurance Company”: as defined in Section 5.1(p).

“Title Insurance Policy”: with respect to each Borrowing Base Property, an ALTA mortgagee title insurance policy in a form reasonably acceptable to the Administrative Agent (or, if a Borrowing Base Property is in a State which does not permit the issuance of such ALTA policy, such form as shall be permitted in such State and reasonably acceptable to the Administrative Agent) issued with respect to each Borrowing Base Property and insuring the Lien of the Mortgage encumbering such Borrowing Base Property.

“Total Asset Value”: as of any date of determination, without duplication, with respect to the Group Members on a consolidated basis, the sum of (a) for Real Property assets owned for four consecutive fiscal quarters or more as of such date (other than any Borrowing Base Property, any Specified Development Property and Construction in Process), an amount equal to (x) Consolidated EBITDA for such assets for the four consecutive fiscal quarters most recently ending on or prior to such date minus the aggregate amount of Consolidated EBITDA attributable to each such Real Property asset acquired, sold or otherwise disposed of during such period, divided by (y) the Capitalization Rate with respect to such Real Property assets, (b) the acquisition cost of each Real Property asset (other than any Borrowing Base Property, any Specified Development Property, Construction in Process and Unimproved Land) acquired during the most recent four consecutive fiscal quarters ending on or prior to such date, (c) cost of Construction in Process (including the book value of the related Real Property) plus the cost of improvements, (d) unrestricted cash and Cash Equivalents on the last day of such period, (e) the Group Members pro rata share of the items in clauses (a), (b) and (c) attributable to interests in Unconsolidated Joint Ventures, (f) an amount equal to the aggregate book value of accounts receivable, Mortgage Notes Receivable, construction loans, capital improvement loans and other loans not in default owned by the Group Members, (g) an amount equal to the aggregate book value of Unimproved Land, (h) other than with respect to the Specified Development Properties related to the Borrowing Base Properties, the MAI “as-is” appraised value of such Specified Development Property set forth in the most recent Appraisal for such Specified Development Property and (i) an amount equal to the aggregate MAI “as-is” appraised values of the Borrowing Base Properties (including any related Specified Development Properties) set forth in the most recent Appraisal for each Borrowing Base Property.

“Total Net Worth”: on any date of determination, (a) Total Asset Value on such date minus (b) Consolidated Total Debt on such date.

“Total Revolving Credit Commitments”: at any time, the aggregate amount of the Revolving Credit Commitments then in effect.

“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Credit Lenders outstanding at such time.

“Transferee”: as defined in Section 10.14.

“TRS Subsidiary”: Hudson Pacific Services, Inc. and any other Subsidiary of the REIT that is a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code.

“Type”: as to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.

“Unconsolidated Joint Venture”: with respect to any Group Member, any Joint Venture in which such Group Member has an interest that is not consolidated with such Group Member in accordance with GAAP.

“Unimproved Land”: on any date of determination, any land of the Group Members, or in which any Group Member has an interest (either directly or indirectly, through an Unconsolidated Joint Venture of such Group Member or otherwise) with respect to which the construction of improvements or infrastructure has not yet commenced.

“USPAP”: the Uniform Standards for Professional Appraisal Practice (USPAP).

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Wholly Owned Subsidiary Guarantor”: any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Borrower.

1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the REIT, the Borrower and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e) All calculations of financial ratios set forth in Section 7.1 and the calculation of the Consolidated Leverage Ratio for purposes of determining the Applicable Margin shall be calculated to the same number of decimal places as the relevant ratios are expressed in and shall be rounded upward if the number in the decimal place immediately following the last calculated decimal place is five or greater. For example, if the relevant ratio is to be calculated to the hundredth decimal place and the calculation of the ratio is 5.126, the ratio will be rounded up to 5.13.

SECTION 2 AMOUNT AND TERMS OF REVOLVING CREDIT COMMITMENT

2.1 Revolving Credit Commitments. (a) Subject to the terms and conditions hereof, the Revolving Credit Lenders severally agree to make revolving credit loans (the “Revolving Credit Loans”) to the Borrower from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding (i) for each Revolving Credit Lender which, when added to such Lender’s Revolving Credit Percentage of the sum of (x) the L/C Obligations then outstanding and (y) the aggregate principal amount of the Swing Line Loans then outstanding does not exceed the amount of such Lender’s Revolving Credit Commitment and (ii) the Total Revolving Extensions of Credit shall at no time exceed the Maximum Facility Availability at such time. During the Revolving Credit Commitment Period the Borrower may use the Revolving Credit Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Credit Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.10, provided that no Revolving Credit Loan shall be made as a Eurodollar Loan after the day that is one month prior to the Revolving Credit Termination Date.

(b) The Borrower shall repay all outstanding Revolving Credit Loans on the Revolving Credit Termination Date.

2.2 Procedure for Revolving Credit Borrowing. The Borrower may borrow under the Revolving Credit Commitments on any Business Day during the Revolving Credit Commitment Period, provided that the Borrower shall deliver to the Administrative Agent a Borrowing Notice (which Borrowing Notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of Base Rate Loans). Each borrowing of Revolving Credit Loans under the Revolving Credit Commitments shall be in an amount equal to (x) in the case of Base Rate Loans, $1,000,000 or a whole multiple in excess thereof (or, if the then aggregate Available Revolving Credit Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof; provided, that the Swing Line Lender may request, on behalf of the Borrower, borrowings of Base Rate Loans under the Revolving Credit Commitments in other amounts pursuant to Section 2.4. Upon receipt of any such Borrowing Notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Credit Lender thereof. Each Revolving Credit Lender will make its Revolving Credit Percentage of the amount of each borrowing of Revolving Credit Loans available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 1:00 P.M., New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent in like funds as received by the Administrative Agent.

2.3 Swing Line Commitment. (a) Subject to the terms and conditions hereof, the Swing Line Lender agrees that, during the Revolving Credit Commitment Period, it will make available to the Borrower in the form of swing line loans (“Swing Line Loans”) a portion of the credit otherwise available to the Borrower under the Revolving Credit Commitments; provided that (i) the aggregate principal amount of Swing Line Loans outstanding at any time shall not exceed the Swing Line Commitment then in effect (notwithstanding that the Swing Line Loans outstanding at any time, when aggregated with the Swing Line Lender’s other outstanding Revolving Credit Loans hereunder, may exceed the Swing Line Commitment then in effect or such Swing Line Lender’s Revolving Credit Commitment then in effect), (ii) the Borrower shall not request, and the Swing Line Lender shall not make, any Swing Line Loan if, after giving effect to the making of such Swing Line Loan, the aggregate amount of the Available Revolving Credit Commitments would be less than zero and (iii) the Total Revolving Extensions of Credit shall at no time exceed the Maximum Facility Availability at such time. During the Revolving Credit Commitment Period, the Borrower may use the Swing Line Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swing Line Loans shall be Base Rate Loans only.

(b) The Borrower shall repay all outstanding Swing Line Loans on the Revolving Credit Termination Date.

2.4 Procedure for Swing Line Borrowing; Refunding of Swing Line Loans. (a) The Borrower may borrow under the Swing Line Commitment on any Business Day during the Revolving Credit Commitment Period, provided, the Borrower shall give the Swing Line Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swing Line Lender not later than 1:00 P.M., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date. Each borrowing under the Swing Line Commitment shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof. Not later than 3:00 P.M., New York City time, on the Borrowing Date specified in the borrowing notice in respect of any Swing Line Loan, the Swing Line Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of such Swing Line Loan. The Administrative Agent shall make the proceeds of such Swing Line Loan available to the Borrower on such Borrowing Date in like funds as received by the Administrative Agent.

(b) The Swing Line Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swing Line Lender to act on its behalf), on one Business Day’s notice given by the Swing Line Lender no later than 12:00 Noon, New York City time, request each Revolving Credit Lender to make, and each Revolving Credit Lender hereby agrees to make, a Revolving Credit Loan (which shall initially be a Base Rate Loan), in an amount equal to such Revolving Credit Lender’s Revolving Credit Percentage of the aggregate amount of the Swing Line Loans (the “Refunded Swing Line

Loans”) outstanding on the date of such notice, to repay the Swing Line Lender. Each Revolving Credit Lender shall make the amount of such Revolving Credit Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice. The proceeds of such Revolving Credit Loans shall be made immediately available by the Administrative Agent to the Swing Line Lender for application by the Swing Line Lender to the repayment of the Refunded Swing Line Loans.

(c) If prior to the time a Revolving Credit Loan would have otherwise been made pursuant to Section 2.4(b), one of the events described in Section 8(f) shall have occurred and be continuing with respect to the Borrower, or if for any other reason, as determined by the Swing Line Lender in its sole discretion, Revolving Credit Loans may not be made as contemplated by Section 2.4(b), each Revolving Credit Lender shall, on the date such Revolving Credit Loan was to have been made pursuant to the notice referred to in Section 2.4(b) (the “Refunding Date”), purchase for cash an undivided participating interest in the then outstanding Swing Line Loans by paying to the Swing Line Lender an amount (the “Swing Line Participation Amount”) equal to (i) such Revolving Credit Lender’s Revolving Credit Percentage times (ii) the sum of the aggregate principal amount of Swing Line Loans then outstanding which were to have been repaid with such Revolving Credit Loans.

(d) Whenever, at any time after the Swing Line Lender has received from any Revolving Credit Lender such Lender’s Swing Line Participation Amount, the Swing Line Lender receives any payment on account of the Swing Line Loans, the Swing Line Lender will distribute to such Lender its Swing Line Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swing Line Loans then due); provided, however, that in the event that such payment received by the Swing Line Lender is required to be returned, such Revolving Credit Lender will return to the Swing Line Lender any portion thereof previously distributed to it by the Swing Line Lender.

(e) Each Revolving Credit Lender’s obligation to make the Loans referred to in Section 2.4(b) and to purchase participating interests pursuant to Section 2.4(c) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such Revolving Credit Lender or the Borrower may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5; (iii) any adverse change in the condition (financial or otherwise) of the Borrower; (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Revolving Credit Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.5 Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the appropriate Revolving Credit Lender, (i) the then unpaid principal amount of each Revolving Credit Loan of such Revolving Credit Lender on the Revolving Credit Termination Date (or on such earlier date on which the Loans become due and payable pursuant to Section 8) and (ii) the then unpaid principal amount of each Swing Line Loan of such Swing Line Lender on the Revolving Credit Termination Date (or on such earlier date on which the Loans become due and payable pursuant to Section 8). The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.12.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 10.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(d) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.5(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

(e) The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will promptly execute and deliver to such Lender a promissory note of the Borrower evidencing any Revolving Credit Loans or Swing Line Loans, as the case may be, of such Lender, substantially in the forms of Exhibit F-1 or F-2, respectively (a “Revolving Credit Note” or “Swing Line Note”, respectively), with appropriate insertions as to date and principal amount; provided, that delivery of Notes shall not be a condition precedent to the occurrence of the Closing Date or the making of the Loans or issuance of Letters of Credit on the Closing Date.

2.6 Commitment Fees, Etc. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Credit Lender a commitment fee for the period from and including the Closing Date to the last day of the Revolving Credit Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Credit Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Credit Termination Date, commencing on the first of such dates to occur after the date hereof.

(b) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates from time to time agreed to in writing by the Borrower and the Administrative Agent.

2.7 Termination or Reduction of Revolving Credit Commitments. The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Credit Commitments or, from time to time, to reduce the aggregate amount of the Revolving Credit Commitments; provided that no such termination or reduction of Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans and Swing Line Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Credit Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Credit Commitments then in effect.

2.8 Optional Prepayments. The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty (except as otherwise provided herein), upon irrevocable notice delivered to the Administrative Agent no later than 11:00 A.M., New York City time, three Business Days prior thereto in the case of Eurodollar Loans and no later than 11:00 A.M., New York City time, one Business Day prior thereto in the case of Base Rate Loans, which notice shall specify the date and amount of such prepayment, whether such prepayment is of Eurodollar Loans or Base Rate Loans; provided, that (i) if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.18 and (ii) no prior notice is required for the prepayment of Swing Line Loans. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Credit Loans that are Base Rate Loans and Swing Line Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Revolving Credit Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof. Partial prepayments of Swing Line Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof.

2.9 Mandatory Prepayments. If at any date the Total Revolving Extensions of Credit exceed the Maximum Facility Availability calculated as of such date, the Borrower shall prepay the Loans and the outstanding Letters of Credit shall be Cash Collateralized within three Business Days of such date in an amount equal to or greater than such excess so that the Total Revolving Extensions of Credit no longer exceed the Maximum Facility Availability as of such date. Amounts to be applied in connection with prepayments made pursuant to this Section shall be applied, first, to the prepayment of the Loans (without a corresponding reduction of the Revolving Credit Commitments) and, second, to Cash Collateralize the outstanding Letters of Credit.

2.10 Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the Administrative Agent at least two Business Days’ prior irrevocable notice of such election, provided that any such conversion of Eurodollar Loans may be made only on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving the Administrative Agent at least three Business Days’ prior irrevocable notice of such election (which notice shall specify the length of the initial Interest Period therefor), provided that no Base Rate Loan may be converted into a Eurodollar Loan (i) when any Event of Default has occurred and is continuing and the Administrative Agent has, or the Required Lenders have, determined in its or their sole discretion not to permit such conversions or (ii) after the date that is one month prior to the final scheduled termination or maturity date of the Loan. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) The Borrower may elect to continue any Eurodollar Loan as such upon the expiration of the then current Interest Period with respect thereto by giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loan, provided that no Eurodollar Loan may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has, or the Required Lenders have, determined in its or their sole discretion not to permit such continuations or (ii) after the date that is one month prior to the final scheduled termination or maturity date of the Loans, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso, such Loans shall be converted automatically to Base Rate Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.11 Minimum Amounts and Maximum Number of Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions, continuations and optional prepayments of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than ten Eurodollar Tranches shall be outstanding at any one time.

2.12 Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin in effect for such day.

(b) Each Base Rate Loan shall bear interest for each day on which it is outstanding at a rate per annum equal to the Base Rate in effect for such day plus the Applicable Margin in effect for such day.

(c)(i) At any time an Event of Default has occurred and is continuing, all outstanding Loans and Reimbursement Obligations (whether or not overdue) (to the extent legally permitted) shall bear interest at a rate per annum that is equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to the Base Rate Loans plus 2% and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (after as well as before judgment).

(d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

2.13 Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate. (a) Interest, fees and commissions payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans on which interest is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.12(a).

(c) If, as a result of any restatement of or other adjustment to the financial statements of the REIT or for any other reason, the REIT, the Borrower, the Administrative Agent or the Lenders determine that (i) the Consolidated Leverage Ratio as calculated by the REIT and the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or Issuing Lender, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an Event of Default specified in clause (i) or (ii) of Section 8(f) with respect to the Borrower, automatically and without further action by the Administrative Agent, any Lender or Issuing Lender) an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or Issuing Lender, as the case may be, under Section 3.3(a), 3.4(b) or 2.12(c) or under Section 8.

2.14 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b) the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans shall be converted, on the last day of the then current Interest Period with respect thereto, to Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Loans to Eurodollar Loans.

2.15 Pro Rata Treatment and Payments. (a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee or Letter of Credit fee, and any reduction of the Revolving Credit Commitments of the Lenders, shall be made pro rata according to the Revolving Credit Percentages of the Lenders. Each payment of interest in respect of the Loans and each payment in respect of fees payable hereunder shall be applied to the amounts of such obligations owing to the Lenders pro rata according to the respective amounts then due and owing to the Lenders.

(b) Each payment (including each prepayment) by the Borrower on account of principal of the Revolving Credit Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Credit Loans then held by the Revolving Credit Lenders. Each payment in respect of Reimbursement Obligations in respect of any Letter of Credit shall be made to the Issuing Lender that issued such Letter of Credit.

(c) The application of any payment of Loans (including optional and mandatory prepayments) shall be made, first, to Base Rate Loans and, second, to Eurodollar Loans. Each payment of the Loans (except in the case of Swing Line Loans and Revolving Credit Loans that are Base Rate Loans) shall be accompanied by accrued interest to the date of such payment on the amount paid.

(d) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the relevant Lenders, at the Payment Office, in Dollars and in immediately available funds. Any payment made by the Borrower after 12:00 Noon, New York City time, on any Business Day shall be deemed to have been on the next following Business Day. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans, on demand, from the Borrower.

(f) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

(g) Upon receipt by the Administrative Agent of payments on behalf of Lenders, the Administrative Agent shall promptly distribute such payments to the Lender or Lenders entitled thereto, in like funds as received by the Administrative Agent. Notwithstanding the foregoing, if the Administrative Agent receives any payment (whether voluntarily or involuntarily, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise) (the amount of such payment, the “Lender Payment Amount”) for the account of any Lender (whether in such Lender’s capacity as a Revolving Credit Lender or L/C Participant), and at the time of such receipt such Lender, in its capacity as L/C Participant, is in default in any of its obligations pursuant to Section 3.4(a) (the amount of such obligations in default, the “Defaulted Amount”), the Administrative Agent may withhold from the Lender Payment Amount an amount up to the Defaulted Amount, and apply the amount so withheld toward payment to the relevant Issuing Lender of the Defaulted Amount or, if applicable, toward reimbursement of any other Person that has previously reimbursed such Issuing Lender for the Defaulted Amount.

2.16 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes or Other Taxes covered by Section 2.17 and changes in the rate of any Excluded Taxes payable by such Lender);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or

(iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c) A certificate in reasonable detail as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.17 Taxes. (a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding (i) net income taxes (however denominated), branch profit taxes, and franchise taxes (imposed in lieu of net income taxes) imposed on any Agent or any Lender as a result of a present or former connection between such Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Agent’s or such Lender’s having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document); (ii) taxes that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) or (e) of this Section; (iii) taxes that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such deduction or withholding pursuant to this paragraph (a); or (iv) with respect to any Loan not outstanding before March 18, 2012, any U.S. federal withholding tax imposed on any “withholdable payment” (as defined in section 1473 of the Code) as a result of an Agent’s or Lender’s failure to satisfy the applicable requirements as set forth in section 1472 of the Code or that is imposed under section 1471 of the Code, as applicable (or regulation or administrative guidance promulgated thereunder). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or any Other Taxes are required to be withheld from any amounts payable to any Agent or any Lender hereunder, the amounts so payable to such Agent or such Lender shall be increased to the extent necessary to yield to such Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for the account of the relevant Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Agents and the Lenders for any incremental taxes, interest or penalties that may become payable by any Agent or any Lender as a result of any such failure, except to the extent that any such amounts are compensated for by an increased payment under Section 2.17(a). The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(d) Any Lender (or Transferee) that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent Internal Revenue Service Form W-9. Each Lender (or Transferee) that in not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant that would be Non-U.S. Lender if it were a Lender (each, a “Non-U.S. Participant”), to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, Form W-81MY (together with all required supporting documentation), or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest” a statement substantially in the form of Exhibit G and a Form W-8BEN, or any subsequent versions thereof or successors thereto properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Non-U.S. Participant, on or before the date such Non-U.S. Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower (or, in the case of a Non-U.S. Participant, the Lender from which the related participation shall have been purchased) at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

(e) Each Lender shall deliver documentation and information to the Borrower and the Administrative Agent, at the times and in form required by applicable law or reasonably requested by the Borrower or the Administrative Agent, sufficient to permit the Borrower or the Administrative Agent to determine whether or not payments made with respect to this Agreement or any Loan Documents are subject to taxes, and, if applicable, the required rate of withholding or deduction. However, a Lender shall not be required to deliver any documentation or information pursuant to this paragraph that such Lender is not legally able to deliver. A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s reasonable judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(f) Nothing in this Section 2.17 shall require the Lender to make available any of its tax returns or any other information that it deems to be confidential or proprietary

2.18 Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment or conversion of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.19 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be canceled and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.18.

2.20 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.16, 2.17(a) or 2.19 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of any Borrower or the rights of any Lender pursuant to Section 2.16, 2.17(a) or 2.19.

2.21 Replacement of Lenders under Certain Circumstances. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.16 or 2.17 or gives a notice of illegality pursuant to Section 2.19 or (b) is a Defaulting Lender with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.20 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.16 or 2.17 or to eliminate the illegality referred to in such notice of illegality given pursuant to Section 2.19, (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 2.18 (as though Section 2.18 were applicable) if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.16 or 2.17, as the case may be, in respect of any period prior to the date on which such replacement shall be consummated, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

2.22 Increases in Revolving Credit Commitments. (a) At any time after the Closing Date and prior to the date that is twelve months prior to the Revolving Credit Termination Date, so long as no Default or Event of Default has occurred and is continuing, the Borrower may, by notice to the Administrative Agent (a “Revolving Commitment Increase Notice”), which notice shall promptly be copied by the Administrative Agent to each Lender, request an increase in the Total Revolving Credit Commitments in an aggregate principal amount up to $50,000,000 (the “Revolving Offered Increase Amount”), provided that, (x) each such Revolving Offered Increase Amount shall be in a minimum amount of not less than $15,000,000 and (y) at no time shall the Total Revolving Credit Commitments exceed $250,000,000. The Borrower may, at its election, (i) offer one or more of the Revolving Credit Lenders the opportunity to provide all or a portion of any Revolving Offered Increase Amount pursuant to subparagraph (c) below and/or (ii) with the consent of the Swing Line Lender and the Administrative Agent (which consent shall not be unreasonably withheld), offer one or more additional banks, financial institutions or other entities the opportunity to provide all or a portion of such Revolving Offered Increase Amount pursuant to Section 2.22(b) below. Each Revolving Commitment Increase Notice shall specify which Revolving Credit Lenders and/or banks, financial institutions or other entities the Borrower desires to provide such Revolving Offered Increase Amount. The Borrower or, if requested by the Borrower, the Administrative Agent will notify such Revolving Credit Lenders, and/or banks, financial institutions or other entities.

(b) Any additional bank, financial institution or other entity that the Borrower selects to offer participation in any increased Total Revolving Credit Commitments and that elects to become a party to this Agreement and provide a Revolving Credit Commitment in an amount so offered and accepted by it pursuant to Section 2.22(a) shall execute a New Lender Supplement substantially in the form of Exhibit I, with the Borrower, the Swing Line Lender and the Administrative Agent, whereupon such bank, financial institution or other entity (herein called a “New Revolving Credit Lender”) shall become a Revolving Credit Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement, provided that, the Revolving Credit Commitment of any such New Revolving Credit Lender shall be in an amount not less than $5,000,000.

(c) Any Revolving Credit Lender that accepts an offer to it by the Borrower to increase its Revolving Credit Commitment pursuant to Section 2.22(a) shall, in each case, execute a Commitment Increase Supplement substantially in the form of Exhibit J (each, a “Commitment Increase Supplement”), with the Borrower, the Swing Line Lender and the Administrative Agent, whereupon such Revolving Credit Lender shall be bound by and entitled to the benefits of this Agreement with respect to the full amount of its Revolving Credit Commitment as so increased.

(d) On any Revolving Credit Increase Effective Date, (i) each bank, financial institution or other entity that is a New Revolving Credit Lender pursuant Section 2.22(b) or any Revolving Credit Lender that has increased its Revolving Credit Commitment pursuant to Section 2.22(c) shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other relevant Revolving Credit Lenders, as being required in order to cause, after giving effect to such increase and the use of such amounts to make payments to such other relevant Revolving Credit Lenders, each Revolving Credit Lender’s portion of the outstanding Revolving Credit Loans of all the Lenders to equal its Revolving Credit Percentage of such Revolving Credit Loans and (ii) the Borrower shall be deemed to have repaid and reborrowed all outstanding Revolving Credit Loans of all the Revolving Credit Lenders to equal its Revolving Credit Percentage of such outstanding Revolving Credit Loans as of the date of any increase in the Revolving Credit Commitments (with such reborrowing to consist of the Types of Loans, with related Interest Periods if applicable, specified in a notice delivered by the Borrower in accordance with the requirements of Section 2.2). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence in respect of each Eurodollar Loan shall be subject to indemnification by the Borrower pursuant to the provisions of Section 2.18 if the deemed payment occurs other than on the last day of the related Interest Periods.

(e) Notwithstanding anything to the contrary in this Section 2.22, (i) in no event may the Borrower deliver more than three Revolving Commitment Increase Notices, (ii) in no event shall there be more than three Revolving Credit Increase Effective Dates and (iii) no Lender shall have any obligation to increase its Revolving Credit Commitment unless it agrees to do so in its sole discretion.

(f) The increase in the Revolving Credit Commitments provided pursuant to this Section 2.22 shall be effective on the date (the “Revolving Credit Increase Effective Date”) the Administrative Agent receives legal opinions, board resolutions and other closing documents

(including, without limitation, all documentation referred to in Section 5.1(p) necessary to provide additional coverage in an amount equal to the related Revolving Offered Increase Amount); provided that, immediately prior to and after giving effect to such increase, (i) no Default or Event of Default shall have occurred and be continuing, (ii) each of the REIT and the Borrower is in pro forma compliance with Section 7.1, such determination of pro forma compliance to be based on the then outstanding principal amount of Loans and (iii) each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, provided that, (x) to the extent that any such representation or warranty relates to a specific earlier date, they shall be true and correct as of such earlier date and (y) any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects on such respective dates. For the avoidance of doubt, no increase in the Revolving Credit Commitments pursuant to this Section 2.22 shall require, as a condition to its effectiveness, the signature of, or any consent or approval from, any Lender that is not obligated to increase its Revolving Credit Commitments pursuant to a Commitment Increase Supplement.

2.23 Defaulting Lender. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Revolving Credit Commitment of such Defaulting Lender pursuant to Sections 2.6 and 3.3;

(b) the Revolving Credit Commitment and the Revolving Extension of Credit of such Defaulting Lender shall not be included in determining whether all the Lenders, the Required Lenders or the Supermajority Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 10.1), provided that, any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender;

(c) if (i) any Swing Line Loan exists or (ii) any Letter of Credit is outstanding, at the time a Lender becomes a Defaulting Lender then:

(i) all or any part of such Defaulting Lender’s L/C Exposure and Swing Line Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Revolving Credit Percentage (calculated without regard to such Defaulting Lender’s Revolving Credit Commitment) but only to the extent that (x) the conditions set forth in Section 5.2 are satisfied at such time and (y) after giving effect to such reallocation, the Revolving Extension of Credit of any non-Defaulting Lender shall not exceed such non-Defaulting Lender’s Revolving Credit Commitment; and

(ii) if the reallocation described in Section 2.23(c)(i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent prepay such Defaulting Lender’s L/C Exposure and Swing Line Exposure;

(d) so long as any Lender is a Defaulting Lender, the Swing Line Lender shall not be required to fund any Swing Line Loan, unless it is satisfied that the related exposure will be covered by the Revolving Credit Commitments of the non-Defaulting Lenders, and participating interests in any newly made Swing Line Loan shall be allocated among non-Defaulting Lenders;

(e) so long as any Lender is a Defaulting Lender, the Issuing Lender shall not be required to issue any Letter of Credit, unless it is satisfied that the related exposure will be covered by the Revolving Credit Commitments of the non-Defaulting Lenders, and participating interests in any newly issued Letter of Credit shall be allocated among non-Defaulting Lenders;

(f) any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.6 or 3.3) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable Requirements of Law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender, any Issuing Lender or Swing Line Lender hereunder, (iii) third, if so determined by the Administrative Agent or requested by an Issuing Lender or the Swing Line Lender, held in such account as cash collateral for future funding obligations of the Defaulting Lender in respect of any existing or future participating interest in any Swing Line Loan or Letter of Credit, (iv) fourth, to the funding of any Loan or the purchase of any participation under any Letter of Credit in respect of which such Defaulting Lender has failed to fund or purchase its portion thereof as required by this Agreement, as determined by the Administrative Agent, (v) fifth, if so determined by the Administrative Agent and the Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender in respect of any Loans or the purchase of any participation under any Letter of Credit under this Agreement, (vi) sixth, to the payment of any amounts owing to the Lenders, any Issuing Lender or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Lender or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, (vii) seventh, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and (viii) eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction, provided, with respect to this clause (viii), that if such payment is (x) a prepayment of the principal amount of any Loans which a Defaulting Lender has funded its participation obligations and (y) made at a time when the conditions set forth in Section 2.9 are satisfied, such payment shall be applied solely to prepay the Loans made by all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or Reimbursement Obligations owed to, any Defaulting Lender; and

(g) for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Section 3.1, the “Revolving Credit Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Revolving Credit Commitment of that Defaulting Lender; provided that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit shall not exceed the positive difference, if any, of (1) the Revolving Credit Commitment of that non-Defaulting Lender minus (2) the aggregate Revolving Extensions of Credit of such non-Defaulting Lender.

SECTION 3 LETTERS OF CREDIT

3.1 L/C Commitment. (a) Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Revolving Credit Lenders set forth in Section 3.4(a), agrees to issue letters of credit (the “Letters of Credit”) for the account of the Borrower on any Business Day during the Revolving Credit Commitment Period in such form as may be approved from time to time by such Issuing Lender; provided, that no Issuing Lender shall have any obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available Revolving Credit Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date which is five Business Days prior to the Revolving Credit Termination Date; provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

(b) No Issuing Lender shall at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

3.2 Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that an Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may reasonably request. Concurrently with the delivery of an Application to an Issuing Lender, the Borrower shall deliver a copy thereof to the Administrative Agent. Upon receipt of any Application, an Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by such Issuing Lender and the Borrower (but in no event shall any Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto). Promptly after issuance by an Issuing Lender of a Letter of Credit, such Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower. Each Issuing Lender shall promptly give notice to the Administrative Agent of the issuance of each Letter of Credit issued by such Issuing Lender (including the face amount thereof), and shall provide a copy of such Letter of Credit to the Administrative Agent as soon as possible after the date of issuance.

3.3 Fees and Other Charges. (a) The Borrower will pay a fee on the aggregate drawable amount of all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans, shared ratably among the Revolving Credit Lenders in accordance with their respective Revolving Credit Percentages and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date. In addition, the Borrower shall pay to the relevant Issuing Lender for its own account a fronting fee on the aggregate drawable amount of all outstanding Letters of Credit issued by it of  1/4 of 1% per annum, payable quarterly in arrears on each L/C Fee Payment Date after the issuance date.

(b) In addition to the foregoing fees, the Borrower shall pay or reimburse each Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

3.4 L/C Participations. (a) Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce each Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from each Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk, an undivided interest equal to such L/C Participant’s Revolving Credit Percentage in each Issuing Lender’s obligations and rights under each Letter of Credit issued by such Issuing Lender hereunder and the amount of each draft paid by such Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit issued by such Issuing Lender for which such Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Administrative Agent for the account of such Issuing Lender upon demand at such Issuing Lender’s address for notices specified herein (and thereafter the Administrative Agent shall promptly pay to such Issuing Lender) an amount equal to such L/C Participant’s Revolving Credit Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against any Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(b) If any amount (a “Participation Amount”) required to be paid by any L/C Participant to an Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit is paid to such Issuing Lender within three Business Days after the date such payment is due, such Issuing Lender shall so notify the Administrative Agent, which shall promptly notify the L/C Participants, and each L/C Participant shall pay to the Administrative Agent, for the account of such Issuing Lender, on demand (and thereafter the Administrative Agent shall promptly pay to such Issuing Lender) an amount equal to the product of (i) such Participation Amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any Participation Amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Administrative Agent for the account of the relevant Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Administrative Agent on behalf of such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such Participation Amount with interest thereon calculated from such due date at the rate per annum applicable to Base Rate Loans. A certificate of the Administrative Agent submitted on behalf of an Issuing Lender to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(c) Whenever, at any time after an Issuing Lender has made payment under any Letter of Credit and has received from the Administrative Agent any L/C Participant’s pro rata share of such payment in accordance with Section 3.4(a), such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender will distribute to the Administrative Agent for the account of such L/C Participant (and thereafter the Administrative Agent will promptly distribute to such L/C Participant) its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to the Administrative Agent for the account of such Issuing Lender (and thereafter the Administrative Agent shall promptly return to such Issuing Lender) the portion thereof previously distributed by such Issuing Lender.

3.5 Reimbursement Obligation of the Borrower. The Borrower agrees to reimburse each Issuing Lender, on each date on which such Issuing Lender notifies the Borrower of the date and amount of a draft presented under any Letter of Credit and paid by such Issuing Lender, for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by such Issuing Lender in connection with such payment (the amounts described in the foregoing clauses (a) and (b) in respect of any drawing, collectively, the “Payment Amount”). Each such payment shall be made to such Issuing Lender at its address for notices specified herein in lawful money of the United States of America and in immediately available funds. Interest shall be payable on each Payment Amount from the date of the applicable drawing until payment in full at the rate set forth in (i) until the second Business Day following the date of the applicable drawing, Section 2.12(b) and (ii) thereafter, Section 2.12(c). Each drawing under any Letter of Credit shall (unless an event of the type described in clause (i) or (ii) of Section 8(f) shall have occurred and be continuing with respect to the Borrower, in which case the procedures specified in Section 3.4 for funding by L/C Participants shall apply) constitute a request by the Borrower to the Administrative Agent for a borrowing pursuant to Section 2.5 of Base Rate Loans (or, at the option of the Administrative Agent and the Swing Line Lender in their sole discretion, a borrowing pursuant to Section 2.7 of Swing Line Loans) in the amount of such drawing. The Borrowing Date with respect to such borrowing shall be the first date on which a borrowing of Revolving Credit Loans (or, if applicable, Swing Line Loans) could be made, pursuant to Section 2.5 (or, if applicable, Section 2.7), if the Administrative Agent had received a notice of such borrowing at the time the Administrative Agent receives notice from the relevant Issuing Lender of such drawing under such Letter of Credit.

3.6 Obligations Absolute. The Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against any Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with each Issuing Lender that such Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Issuing Lender. The Borrower agrees that any action taken or omitted by an Issuing Lender under or in connection with any Letter of Credit issued by it or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of such Issuing Lender to the Borrower.

3.7 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the relevant Issuing Lender shall promptly notify the Borrower and the Administrative Agent of the date and amount thereof. The responsibility of the relevant Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit, in addition to any payment obligation expressly provided for in such Letter of Credit issued by such Issuing Lender, shall be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment appear on their face to be in conformity with such Letter of Credit.

3.8 Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

SECTION 4 REPRESENTATIONS AND WARRANTIES

To induce the Agents and the Lenders to enter into this Agreement and to make the Loan and issue or participate in the Letters of Credit, the REIT and the Borrower hereby jointly and severally represent and warrant to each Agent and each Lender that:

4.1 Financial Condition. (a) The unaudited pro forma consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at March 31, 2010 (including the notes thereto) (the “Pro Forma Balance Sheet”), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (i) the consummation of the IPO, (ii) the Loans to be made on the Closing Date and the use of proceeds thereof and (iii) the payment of fees and expenses in connection with the foregoing. The Pro Forma Balance Sheet has been prepared based on the best information available to the Borrower as of the date of delivery thereof, and presents fairly on a pro forma basis the estimated financial position of the Borrower and its consolidated Subsidiaries as at March 31, 2010, assuming that the events specified in the preceding sentence had actually occurred at such date.

(b) The audited consolidated balance sheets of the Hudson Pacific Predecessor as at December 31, 2007, December 31, 2008 and December 31, 2009, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from Ernst & Young LLP, copies of which have heretofore been furnished to each Lender, present fairly the consolidated financial condition of the Hudson Pacific Predecessor as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of the Hudson Pacific Predecessor as at March 31, 2010, and the related unaudited consolidated statements of income and cash flows for the three-month period ended on such date, copies of which have heretofore been furnished to each Lender, present fairly the consolidated financial condition of the Hudson Pacific Predecessor as at such date, and the consolidated results of its operations and its consolidated cash flows for the three-month period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). The REIT, the Borrower and its Subsidiaries do not have any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term Leases or unusual forward or long-term commitments, including, without limitation, any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph. During the period from December 31, 2009 to and including the date hereof there has been no Disposition by the REIT and its Subsidiaries of any material part of its business or Property.

4.2 No Change. Since December 31, 2009 there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

4.3 Corporate Existence; Compliance with Law. Each of the Group Members (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate or other power and authority, and the legal right and all requisite governmental licenses, authorizations, consents and approvals to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law, except in the case of clauses (c) and (d) to the extent that the failure to so qualify or comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4 Corporate Power; Authorization; Enforceable Obligations. Each Group Member has the corporate or other power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to borrow hereunder. Each Group Member has taken all necessary corporate or other action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the borrowings on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 4.19. Each Group Member has been duly executed and delivered on behalf of each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Group Member that is a party thereto, enforceable against each such Group Member in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of the any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation applicable to any Group Member could reasonably be expected to have a Material Adverse Effect.

4.6 No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the REIT or the Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

4.7 No Default. None of the Group Members is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

4.8 Ownership of Property; Liens. (a) Each of the Group Members has good record and marketable title, and with respect to the Borrowing Base Properties, insurable title, in fee simple to, or a valid leasehold interest in, all its Real Property, and good title to, or a valid leasehold interest in, all its other Property, and none of such Property is subject to any Lien except as permitted by Section 7.3. Such Liens in the aggregate do not materially and adversely affect the value, operation or use of the applicable Real Property (as currently used) or the Borrower’s ability to repay the Loans. Except to the extent permitted by Section 7.3(b), there are no claims for payment for work, labor or materials affecting any Real Property which are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents.

(b)(i) No Loan Party has received written notice of the assertion of any material valid claim by anyone adverse to any Loan Party’s ownership, or leasehold rights in and to any Borrowing Base Property and (ii) no Person has an option or right of first refusal to purchase all or part of any Borrowing Base Property or any interest therein which has not been waived (except as disclosed in writing and approved by the Required Lenders).

4.9 Intellectual Property. Each of the Group Members owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted. No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does the REIT or the Borrower know of any valid basis for any such claim. The use of Intellectual Property by the Group Members does not infringe on the rights of any Person in any material respect.

4.10 Taxes. Each of the Group Members has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its Property and all other material taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority (other than any taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the applicable Group Member, as the case may be); and no tax Lien (other than any Lien for taxes not yet delinquent) has been filed, and, to the knowledge of the REIT and the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

4.11 Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in Regulation U.

4.12 Labor Matters. There are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the REIT or the Borrower, threatened that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Group Members have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. All payments due from the Group Members on account of employee health and welfare insurance that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of the Group Members.

4.13 ERISA. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect: (a) neither a Reportable Event nor a failure to satisfy the minimum funding standard of Section 412 of the Code and Section 302 of ERISA, whether or not waived, has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan (other than a Multiemployer Plan) has complied with the applicable provisions of ERISA and the Code; (b) no termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period; (c) the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Single Employer Plan allocable to such accrued benefits; (d) neither the Borrower nor any Commonly Controlled Entity has had a “complete withdrawal” (within the meaning of Sections 4203 of ERISA) or “partial withdrawal” (within the meaning of Sections 4205 of ERISA) from any Multiemployer Plan; (e) neither the Borrower nor any Commonly Controlled Entity would become subject to any material liability under part 1 of subtitle E of Title IV of ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made; and (f) no Multiemployer Plan is in Reorganization or Insolvent.

4.14 Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

4.15 Subsidiaries. (a) The Subsidiaries listed on Schedule 4.15 constitute all the Subsidiaries of the REIT at the date hereof. Schedule 4.15 sets forth as of the Closing Date the name and jurisdiction of incorporation of each Subsidiary and, as to each Subsidiary, the percentage of each class of Capital Stock owned by each Group Member.

(b) As of the Closing Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the REIT, the Borrower or any Subsidiary, except as disclosed on Schedule 4.15.

4.16 Use of Proceeds. The proceeds of the Revolving Credit Loans, the Swing Line Loans and the Letters of Credit shall be used for general corporate purposes, including to refinance existing indebtedness, and funding acquisitions, redevelopment and expansion.

4.17 Environmental Matters. Other than exceptions to any of the following that could not, individually or in the aggregate, reasonably be expected to result in the payment of a Material Environmental Amount:

(a) Each of the Group Members and all Real Property and facilities owned, leased, or otherwise operated by them: (i) is, and within the period of all applicable statutes of limitation has been, in compliance with all applicable Environmental Laws; (ii) holds or as applicable is covered by all Environmental Permits (each of which is in full force and effect) required for its current or intended operations; (iii) is, and within the period of all applicable statutes of limitation has been, in compliance with all applicable Environmental Permits; and (iv) to the extent within the control of the Borrower and its Subsidiaries: each of such Environmental Permits will be timely renewed and complied with and additional Environmental Permits that may be required of it will be timely obtained and complied with, without material expense; and compliance with any Environmental Law that is or is expected to become applicable to it will be timely attained and maintained, without material expense.

(b) Materials of Environmental Concern are not present at, on, under, in, or about any Real Property or facilities now or formerly owned, leased or operated by any Group Member, or at any other location (including, without limitation, any location to which Materials of Environmental Concern have been sent for re-use or recycling or for treatment, storage, or disposal) which could reasonably be expected to (i) give rise to liability of any Group Member under any applicable Environmental Law or otherwise result in costs to any Group Member, or (ii) interfere with the Borrower’s or any of its Subsidiaries’ continued operations, or (iii) impair the fair saleable value of any Real Property owned or leased by any Group Member.

(c) There is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under or relating to any Environmental Law to which any Group Member is, or to the knowledge of any Group Member will be, named as a party that is pending or, to the knowledge of any Group Member, threatened.

(d) No Group Member has received any notice or, or has any knowledge of, any Environmental Claim or any completed, pending, proposed or threatened investigation or inquiry concerning the presence or release of any Materials of Environmental Concern at any Real Property or facilities owned, leased, or otherwise operated by them.

(e) None of the Group Members has received any written request for information, or been notified that it is a potentially responsible party under or relating to the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or with respect to any Materials of Environmental Concern, or with respect to any Real Property or facilities owned, leased, or otherwise operated by them.

(f) None of the Group Members, or as applicable any Real Property or facilities owned, leased, or otherwise operated by them, has entered into or agreed to any consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum for dispute resolution, relating to compliance with or liability under any Environmental Law.

(g) None of the Group Members has assumed or retained, by contract, conduct or operation of law, any liabilities of any kind, fixed or contingent, known or unknown, under any Environmental Law or with respect to any Materials of Environmental Concern, and none of the Borrowing Base Properties or any other Real Property is subject to any Lien imposed pursuant to Environmental Laws.

(h) ESAs prepared within twelve months prior to the applicable Closing Date in respect to all Borrowing Base Properties and any ESAs for other Real Property have not identified any conditions, circumstances, or facts past or present likely to result in material liability pursuant to Environmental Law, including and without limitation with respect to landfills, dumping, or other waste disposal activities or operations; generation, storage, use, sale, treatment, processing, recycling, or disposal of any Materials of Environmental Concern; underground or aboveground storage tanks, asbestos, polychlorinated byphenyls, or lead in water or paint.

4.18 Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document or any other document, certificate or statement furnished to the Administrative Agent or the Lenders or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents or in any other documents, certificates and statements furnished to the Agents and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

4.19 Security Documents. (a) The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described in the Guarantee and Collateral Agreement, when any stock certificates representing such Pledged Stock are delivered to the Administrative Agent, and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements in appropriate form are filed in the offices specified on Schedule 4.19(a) (which financing statements have been duly completed and delivered to the Administrative Agent), the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 7.3).

(b) Each of the Mortgages is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof; and when the Mortgages are filed in the offices specified on Schedule 4.19(b) (in the case of the Mortgages to be executed and delivered on the Closing Date) or in the recording office designated by the Borrower, each Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties described therein and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (other than Persons holding Liens or other encumbrances or rights permitted by the relevant Mortgage). Schedule 1.1B lists, as of the Closing Date, each parcel of owned Real Property and each leasehold interest in Real Property located in the United States and held by the Borrower or any of its Subsidiaries.

4.20 Solvency. Each Loan Party is, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.

4.21 Regulation H. No Mortgage encumbers improved Real Property which is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 (each, a “Flood Hazard Property”) (except any Mortgaged Properties as to which such flood insurance as required by Regulation H has been obtained and is in full force and effect as required by this Agreement).

4.22 REIT Status; Borrower Tax Status. The REIT has been organized and will be operated in a manner that will allow it to qualify for REIT Status commencing with its taxable year ending December 31, 2010 and it will meet the requirements for REIT Status. The Borrower is not an association taxable as a corporation under the Code.

4.23 Insurance. The Group Members obtained and has delivered to the Administrative Agent certified copies of insurance certificates reflecting the insurance coverages, amounts and other requirements for insurance policies set forth in this Agreement. No claims have been made under any such policies, and no Person, including the Group Members, has done, by act or omission, anything which would impair the coverage of any such policies.

4.24 Casualty; Condemnation. (a) No material Condemnation has been commenced or, to the REIT’s or the Borrower’s knowledge, is contemplated with respect to all or any part of any Borrowing Base Property or for the relocation of roadways providing material access to any Borrowing Base Property, other than any Condemnation for which the Administrative Agent shall have received notice in accordance with Section 6.7 and the Borrowing Base Properties are not the subject of any adverse zoning proceeding, except as could not reasonably be expected to cause a Material Adverse Effect.

(b) No material Casualty has occurred with respect to all or any part of any Borrowing Base Property, other than any Casualty for which the Administrative Agent shall have received notice in accordance with Section 6.7 and the Improvements have not been damaged (ordinary wear and tear excepted) and not repaired, except as could not reasonably be expected to cause a Material Property Event.

4.25 Compliance with Anti-Terrorism, Embargo and Anti-Money Laundering Laws. (a) No Group Member is currently identified on the OFAC List or otherwise qualifies as a Prohibited Person, and Borrower has implemented procedures to ensure that no Person who now or hereafter owns any equity interest in the Borrower or any Guarantor is a Prohibited Person or controlled by a Prohibited Person, and (b) neither the Borrower nor any Guarantor is in violation of any Requirements of Law relating to anti-money laundering or anti-terrorism, including, without limitation, Requirements of Law related to transacting business with Prohibited Persons or the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, U.S. Public Law 107-56, and the related regulations issued thereunder, including temporary regulations, all as amended from time to time.

4.26 Property Condition. Except as could not reasonably be expected to have a Material Adverse Effect, (a) all Borrowing Base Properties comply with all Requirements of Law, including all subdivision and platting requirements, without reliance on any adjoining or neighboring property; (b) the Improvements comply with all Requirements of Law regarding access and facilities for handicapped or disabled persons; (c) no Group Member has directly or indirectly conveyed, assigned, or otherwise disposed of, or transferred (or agreed to do so) any development rights, air rights, or other similar rights, privileges, or attributes with respect to any Borrowing Base Properties, including those arising under any zoning or property use ordinance or other Requirements of Law; (d) all utility services necessary for the use of the Borrowing Base Properties and the Improvements and the operation thereof for their intended purpose are available at the Borrowing Base Property; (e) except as otherwise permitted in the Loan Documents, no Group Member has made any contract or arrangement of any kind the performance of which by the other party thereto would give rise to Liens on the Borrowing Base Properties; (f) no Borrowing Base Property is part of a larger tract of Real Property owned by the Borrower or any other Group Member or otherwise included under any unity of title or similar covenant with other Real Property not owned by a Loan Party and each Borrowing Base Property constitutes a separate tax lot or lots with a separate tax assessment or assessments for such Borrowing Base Property and the Improvements thereon, independent of those for any other Real Property or improvements; (g) the current and anticipated use of the Borrowing Base Properties complies in all material respects with all applicable zoning ordinances, regulations, certificates of occupancy issued for the Borrowing Base Properties and restrictive covenants affecting the Borrowing Base Properties without the existence of any variance, non-complying use, nonconforming use, or other special exception, all use restrictions of any Governmental Authority having jurisdiction have been satisfied, and no violation of any Requirements of Law or regulation exists with respect thereto; (h) all certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits, required for the legal use, occupancy and operation of the Borrowing Base Properties have been obtained are in full force and effect; (i) the Borrowing Base Properties, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; there exists no structural or other material defects or damages in the Borrowing Base Properties, whether latent or otherwise, and Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in the Borrowing Base Properties, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond; and (j) all of the Improvements which were included in determining the appraised value of each Borrowing Base Property lie wholly within the boundaries and building restriction lines of such Borrowing Base Property, and no improvements on adjoining properties encroach upon the Borrowing Base Property, and no easements or other encumbrances upon the Borrowing Base Property encroach upon any of the Improvements, so as to materially affect the value or marketability of the Borrowing Base Property except those which are insured against by the applicable Title Insurance Policy.

4.27 Ground Leases. Each applicable Loan Party has delivered true and correct copies of each Acceptable Ground Lease to the Administrative Agent.

SECTION 5 CONDITIONS PRECEDENT

5.1 Conditions to Effectiveness. The effectiveness of this Agreement is subject to the satisfaction, prior to or on the Closing Date, of the following conditions precedent:

(a) Loan Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of the REIT and the Borrower, (ii) the Guarantee and Collateral Agreement, executed and delivered by a duly authorized officer of the REIT, the Borrower and each Subsidiary (other than any Excluded Subsidiary, any Excluded Foreign Subsidiary or any Subsidiary of an Excluded Foreign Subsidiary), (iii) a Mortgage covering each of the Borrowing Base Properties, executed and delivered by a duly authorized officer of each Loan Party thereto and (iv) an executed counterpart to this Agreement executed and delivered by each Lender.

(b) Blocked Account Control Agreements. The Administrative Agent shall have received deposit account control agreements in form and substance reasonably satisfactory to the Administrative Agent granting the Administrative Agent “control” for purposes of Article 9 of the Uniform Commercial Code or as necessary to perfect such security interest under any other applicable law (such agreements, each as amended, supplemented or otherwise modified from time to time, the “Blocked Account Control Agreements”), executed and delivered by a duly authorized officer of each party a party thereto, covering each Lockbox Account.

(c) IPO. The REIT shall have received gross proceeds of at least $200,000,000 from the initial public offering and the private placement of its common stock (the “IPO”).

(d) Formation Transactions. The consummation of formation transactions described in the prospectus for the IPO, including the acquisition of assets contributed by entities owned by Hudson Capital, LLC, investment funds affiliated with Farallon Capital Management, L.L.C., an investment vehicle whose general partner is owned by investment funds managed by Morgan Stanley, including the Initial Borrowing Base Office Properties and Sunset Gower.

(e) Pro Forma Balance Sheet; Financial Statements. The Lenders shall have received (i) the Pro Forma Balance Sheet, (ii) audited consolidated financial statements of the Hudson Pacific Predecessor for the 2007, 2008 and 2009 fiscal years and (iii) unaudited interim consolidated financial statements of the Hudson Pacific Predecessor for each quarterly period ended subsequent to the date of the latest applicable financial statements delivered pursuant to clause (ii) of this paragraph as to which such financial statements are available; and such financial statements shall not, in the reasonable judgment of the Lenders, reflect any material adverse change in the consolidated financial condition of the REIT and its Subsidiaries, as reflected in the financial statements or projections delivered to the Agents and the Lenders prior to the Closing Date.

(f) Approvals. All governmental and third party approvals (including landlords’ and other consents) necessary in connection with the continuing operations of the REIT, the Borrower and its Subsidiaries and the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the financing contemplated hereby.

(g) Appraisals. The Administrative Agent, the Arrangers and the Lenders shall have received a recent Appraisal for each Initial Borrowing Base Office Property and Sunset Gower and such documents shall be satisfactory to the Administrative Agent, the Arrangers and the Lenders in their sole discretion.

(h) Fees. The Lenders, the Arrangers and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including reasonable fees, disbursements and other charges of counsel to the Agents), on or before the Closing Date. All such amounts will be either paid with (i) proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date or (ii) proceeds from the IPO.

(i) Solvency Analysis. The Lenders shall have received a reasonably satisfactory solvency analysis certified by the chief financial officer of the REIT which shall document the solvency of the REIT and its Subsidiaries considered as a whole after giving effect to the transactions contemplated hereby.

(j) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions in which Uniform Commercial Code financing statement or other filings or recordations should be made to evidence or perfect security interests in all assets of the Group Members, and such search shall reveal no liens on any of the assets of the Group Members, except for Liens permitted by Section 7.3.

(k) Environmental Matters. The Administrative Agent shall have received, with a copy for each Lender, an American Society for Testing & Materials (“ASTM”) compliant Phase 1 Environmental Site Assessment (“ESA”), and as may be recommended by any Phase 1 ESA, a copy also of an ASTM Phase II ESA, each dated no earlier than the date that is 12 months prior to the Closing Date for each Borrowing Base Property, prepared by an environmental consultant acceptable to the Administrative Agent, in form, scope and substance satisfactory to the Administrative Agent, together with a letter or equivalent from the environmental consultant permitting the Agents and the Lenders to rely on the ESA as if addressed to and prepared for each of them. Each such Phase I ESA, or Phase II ESA as appropriate, shall identify no environmental condition reasonably likely to result in a Material Environmental Amount.

(l) Closing Certificate. The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments.

(m) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:

(i) the legal opinion of Latham & Watkins, LLP, counsel to the REIT, the Borrower and its Subsidiaries, in form and substance acceptable to the Administrative Agent; and

(ii) the legal opinion of local counsel in Maryland and California and of such other special and local counsel as may be required by the Administrative Agent.

Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require and shall be addressed to the Administrative Agent and the Lenders.

(n) Pledged Stock; Stock Powers; Acknowledgment and Consent; Pledged Notes. The Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock, if any, pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, (ii) an Acknowledgment and

Consent, substantially in the form of Annex II to the Guarantee and Collateral Agreement, duly executed by any issuer of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement that is not itself a party to the Guarantee and Collateral Agreement and (iii) each promissory note pledged pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank satisfactory to the Administrative Agent) by the pledgor thereof.

(o) Filings, Registrations and Recordings. Each document (including, without limitation, any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall have been filed, registered or recorded or shall have been delivered to the Administrative Agent be in proper form for filing, registration or recordation.

(p) Title Insurance; Flood Insurance. (i) The Administrative Agent shall have received, and the title insurance company issuing the policy referred to in clause (ii) below (the “Title Insurance Company”) shall have received, maps or plats of an as-built survey (each, a “Survey”) of the sites of the Mortgaged Properties certified to the Administrative Agent and the Title Insurance Company in a manner reasonably satisfactory to them, dated a date reasonably satisfactory to the Administrative Agent and the Title Insurance Company by an independent professional licensed land surveyor reasonably satisfactory to the Administrative Agent and the Title Insurance Company, which maps or plats and the surveys on which they are based shall be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 2005, and, without limiting the generality of the foregoing, there shall be surveyed and shown on such maps, plats or surveys the following: (A) the locations on such sites of all the buildings, structures and other improvements and the established building setback lines; (B) the lines of streets abutting the sites and width thereof; (C) all access and other easements appurtenant to the sites; (D) all roadways, paths, driveways, easements, encroachments and overhanging projections and similar encumbrances affecting the site, whether recorded, apparent from a physical inspection of the sites or otherwise known to the surveyor; (E) any encroachments on any adjoining property by the building structures and improvements on the sites; (F) if the site is described as being on a filed map, a legend relating the survey to said map; and (G) the flood zone designations, if any, in which the Mortgaged Properties are located.

(ii) The Administrative Agent shall have received in respect of each Borrowing Base Property a mortgagee’s title insurance policy (or policies) or marked up unconditional binder for such insurance. Each such policy shall (A) be in an amount satisfactory to the Administrative Agent; (B) be issued at ordinary rates; (C) insure that the Mortgage insured thereby creates a valid first Lien on such Borrowing Base Property free and clear of all defects and encumbrances, except as disclosed therein; (D) name the Administrative Agent for the benefit of the Secured Parties as the insured thereunder; (E) be in the form of ALTA Loan Policy – 2006 (or equivalent policies); (F) contain such endorsements and affirmative coverage as the Administrative Agent may reasonably request and (G) be issued by title companies reasonably satisfactory to the Administrative Agent (including any such title companies acting as co-insurers or reinsurers, at the option of the Administrative Agent). The Administrative Agent shall have received evidence satisfactory to it that all premiums in respect of each such policy, all charges for mortgage recording tax, and all related expenses, if any, have been paid.

(iii) Evidence as to whether any Borrowing Base Property is a Flood Hazard Property and if such Borrowing Base Property is a Flood Hazard Property, evidence of compliance with federally-mandated flood insurance requirements, including (1) the Borrower’s written acknowledgment of receipt of written notification required pursuant to Section 208(e)(3) of Regulation H of the Board from the Administrative Agent (x) as to the fact that such Property is a Flood Hazard Property and (y) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (2) copies of insurance policies or certificates of insurance evidencing flood insurance satisfactory to the Administrative Agent and naming the Administrative Agent as sole loss payee on behalf of the Secured Parties under a standard mortgagee endorsement, that (a) covers any parcel of improved Real Property that is encumbered by any Mortgage, (b) is written in an amount which is commercially available at a reasonable cost, and (c) has a term ending not later than the maturity of the indebtedness secured by such Mortgage or that may be renewed to such maturity date.

(iv) The Administrative Agent shall have received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in clause (ii) above and a copy of all other material documents affecting the Mortgaged Properties.

(q) Estoppels; SNDAs. The Administrative Agent shall have received estoppels and subordination and nondisturbance and attornment agreements from all Tenants subject to a Major Lease for any Borrowing Base Property.

(r) Other Property Reports. The Administrative Agent, the Arrangers and the Lenders shall have received for each Initial Borrowing Base Office Property and Sunset Gower, in each case, reasonably satisfactory to the Administrative Agent, the Arrangers and the Lenders, a current property condition and structural reports and seismic reports.

(s) Insurance. (i) The Administrative Agent, the Arrangers and the Lenders shall be satisfied with the amounts, types and terms and conditions of all insurance maintained by the Group Members.

(ii) The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 5.3 of the Guarantee and Collateral Agreement.

(t) PATRIOT Act. The Lenders shall have received, sufficiently in advance of the Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the United States PATRIOT Act.

(u) Related Agreements. The Administrative Agent shall have received, to the extent not previously delivered, true and correct copies, certified as to authenticity by the Borrower, a copy of any debt instrument, security agreement or other material contract to which the Group Members may be a party that in each case is listed on Schedule 7.2(d) (the “Existing Indebtedness”).

(v) No Litigation. There shall exist no action, suit, investigation or proceeding, pending or threatened, in any court or before any arbitrator or governmental authority that purports to affect the Borrower and Guarantors in a materially adverse manner or any transaction contemplated hereby, or that could reasonably be expected to have a Material Adverse Effect on the Borrower and Guarantors or any transaction contemplated hereby or on the ability of the Borrower and Guarantors to perform their obligations under the Loan Documents.

(w) No Material Adverse Effect. No event or condition shall have occurred since the date of the Borrower’s and the Guarantors’ most recent audited financial statements delivered to the Administrative Agent which has or could reasonably be expected to have a Material Adverse Effect.

(x) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date, provided that, any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects on such date.

(y) No Default. No Default or Event of Default shall have occurred and be continuing on the Closing Date.

5.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it hereunder on any date (including, without limitation, its initial extension of credit) on or after the Closing Date is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, provided that, (x) to the extent that any such representation or warranty relates to a specific earlier date, they shall be true and correct as of such earlier date, (y) to the extent that such representation or warranty relates to a Borrowing Base Property being removed from the Borrowing Base, the representation and warranties shall be true and correct without regard to such removed Borrowing Base Property, and (z) any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects on such respective dates.

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c) Borrowing Base Certificate. The Administrative Agent shall have received and be satisfied in all respects with, a completed Borrowing Base Certificate as of the last day of the fiscal quarter for which financial statements are available and signed by a Principal Financial Officer.

(d) Total Asset Value. On or prior to the date of the initial extension of credit hereunder, the Borrower shall have delivered to the Administrative Agent, the Arrangers and the Lenders a determination of the Total Asset Value (together with supporting detail) as of a recent date which shall be satisfactory to each of the Arrangers in their sole discretion.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

5.3 Conditions to the Addition of a Borrowing Base Property. (a) The addition of any Real Property (other than the Initial Borrowing Base Office Properties and Sunset Gower) as a Borrowing Base Property shall be subject to the satisfaction of each of the following conditions:

(i) such Real Property shall be an Eligible Borrowing Base Property;

(ii) the Administrative Agent shall have approved the addition of such Real Property as a Borrowing Base Property; and

(iii) if, at the time such Real Property is to be added as a Borrowing Base Property, (x) there are less than five Borrowing Base Office Properties or (y) such Real Property, after giving pro forma effect to the addition of such Real Property, would comprise more than 20% of the Borrowing Base, the Required Lenders shall have approved the addition of such Real Property (other than any Approved Borrowing Base Office Property and Sunset Bronson).

(b) Upon receipt by the Administrative Agent of all property level diligence materials (including, without limitation, historical operating statements and third party reports) for such Real Property from the Borrower, the Administrative Agent shall promptly distribute such materials to the Lenders (which distribution may be effected by posting such materials to an Intralinks or SyndTrak workspace). If the Administrative Agent does not receive a written notice from a Lender objecting to the inclusion of such Real Property as a Borrowing Base

Property pursuant to Section 5.3(a)(iii) on or prior to the date that is ten Business Days from the date the Administrative Agent distributed such materials, the admission of such Real Property shall be deemed approved by such Lender.

(c) Upon the effectiveness of any new Real Property added as a Borrowing Base Property, the Borrower may deliver to the Administrative Agent an updated Borrowing Base Certificate giving pro forma affect to such new Borrowing Base Property as of the date of the most recent Borrowing Base Certificate previously delivered pursuant to Sections 5.2(c), 5.3, 5.4 and 6.12.

5.4 Conditions to the Release of a Borrowing Base Property. The release of any Borrowing Base Property at the request of the Borrower shall be subject to the satisfaction of each of the following conditions:

(a) if at any time there are less than five Borrowing Base Office Properties (or after giving effect to any release, there would be less than five Borrowing Base Office Properties), the consent of the Required Lenders is obtained to release such Real Property;

(b) no Default or Event of Default shall have occurred and be continuing on such date immediately prior to or after giving effect to the release of such Real Property from the Borrowing Base;

(c) the Administrative Agent shall have received a certificate of a Principal Financial Officer (x) certifying that after giving pro forma effect to the release of such Real Property from the Borrowing Base, the Total Revolving Extensions of Credit shall not exceed the Maximum Facility Availability and (y) containing all information and calculations necessary, after giving pro forma effect to the release of such Real Property from the Borrowing Base, for determining pro forma compliance with the provisions of Section 7.1 hereof;

(d) the removal occurs in connection with either (x) a sale, financing, or other transaction involving the Borrowing Base Property being removed from the Borrowing Base or (y) a transaction undertaken by the Borrower pursuant to which the removal of the Borrowing Base Property is necessary or advisable to facilitate such transaction;

(e) all representations and warranties in the Loan Documents are true and accurate in all material respects at the time of such release and immediately after giving effect to such release, (x) to the extent that any such representation or warranty relates to a specific earlier date, they shall be true and correct as of such earlier date, (y) to the extent that such representation or warranty relates to a Borrowing Base Property being removed from the Borrowing Base, the representation and warranties shall be true and correct without regard to such removed Borrowing Base Property, and (z) any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects on such respective dates; and

(f) the Administrative Agent shall have received an updated Borrowing Base Certificate giving pro forma affect to the release of such Borrowing Base Property from the Borrowing Base as of the date of the most recent Borrowing Base Certificate previously delivered pursuant to Sections 5.2(c), 5.3, 5.4 and 6.12.

SECTION 6 AFFIRMATIVE COVENANTS

The REIT and the Borrower hereby jointly and severally agree that, so long as the Revolving Credit Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or any Agent hereunder, each of the REIT and the Borrower shall and shall cause each of its Subsidiaries to:

6.1 Financial Statements. Furnish to each Agent and each Lender:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the REIT, a copy of the audited consolidated balance sheet of the REIT and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures as of the end of and for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Ernst & Young LLP or other independent certified public accountants of nationally recognized standing; and

(b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the REIT (or, in the case of the first quarter ending after the Closing Date, such later date as may be permitted by the SEC), the unaudited consolidated balance sheet of the REIT and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments);

all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

6.2 Certificates; Other Information. Furnish to each Agent and each Lender, or, in the case of clause (e), to the relevant Lender:

(a) concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate (it being understood that such certificate shall be limited to the items that independent certified public accountants are permitted to cover in such certificates pursuant to their professional standards and customs of the profession);

(b) concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that, to the best of such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) (x) a Compliance Certificate containing all information and calculations necessary for determining compliance by the Group Members with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the REIT, as the case may be, (y) to the extent not previously disclosed to the Administrative Agent, a listing of any Intellectual Property acquired by any Loan Party since the date of the most recent list delivered pursuant to this clause (y) (or, in the case of the first such list so delivered, since the Closing Date) and (z) any UCC financing statements or other filings specified in such Compliance Certificate as being required to be delivered therewith;

(c) as soon as available, and in any event no later than 65 days after the end of each fiscal year of the REIT, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the REIT and its Subsidiaries as of the end of the following fiscal year, and the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;

(d) within five days after the same are sent, copies of all financial statements and reports that the REIT or the Borrower sends to the holders of any class of its debt securities or public equity securities (including, without limitation, the Borrower Preferred Units) and, within five days after the same are filed, copies of all financial statements and reports that the REIT or the Borrower may make to, or file with, the SEC; and

(e) promptly, such additional financial and other information as any Lender may from time to time reasonably request.

6.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member.

6.4 Conduct of Business and Maintenance of Existence; Compliance. (a)(i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law, except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.5 Maintenance of Property; Insurance.

(a)(i) Maintain, preserve and protect all of its material Property and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (ii) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; (iii) use the standard of care typical in the industry in the operation and maintenance of its facilities; and (iv) keep the Borrowing Base Properties in good order, repair, operating condition, and appearance, causing all necessary repairs, renewals, replacements, additions, and improvements to be promptly made, and not allow any of the Borrowing Base Properties to be misused, abused or wasted or to deteriorate (ordinary wear and tear excepted).

(b) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply with all Requirements of Law applicable to the Loan Parties and the Borrowing Base Properties (and the Improvements thereon and the use thereof), including, without limitation, building and zoning ordinances and codes and certificates of occupancy. There shall never be committed by any Group Member, and the Borrower shall not permit any other Person in occupancy of or involved with the operation or use of the Borrowing Base Properties to commit any act or omission affording the federal government or any state or local government the right of forfeiture against any Borrowing Base Property or any part thereof or any monies paid in performance of any Loan Party’s obligations under any of the Loan Documents. The Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture. The Borrower shall at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property used or useful in the conduct of its business.

(c) The Borrower shall obtain and maintain, or cause to be maintained, insurance for the Group Members and the Borrowing Base Properties providing at least the following coverages:

(i) property insurance with respect to all insurable property, against loss or damage by fire, lightning, windstorm, explosion, hail, tornado and such additional hazards as are presently included in special form (also known as “all-risk”) coverage and against any and all acts of terrorism and such other insurable hazards as the Administrative Agent may require, (A) in an amount equal to one hundred percent (100%) of the full replacement cost (the “Full Replacement Cost”) which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; (B) containing an agreed amount endorsement waiving all co-insurance provisions; (C) providing for no deductible in excess of $25,000.00 for all such insurance coverage; provided however with respect to (i) named windstorm and earthquake coverage, providing for a deductible satisfactory to the Administrative Agent in its sole discretion (ii) flood coverage, providing for no deductible in excess of (1) $500,000 for buildings, (2) $500,000 for contents and (3) $100,000 for business interruption; and (D) if any of the Borrowing Base Properties or the use of the Borrowing Base Properties shall at any time constitute legal non-conforming structures or uses, coverage for loss due to operation of law in an amount equal to no less than a sublimit of $25,000,000, coverage for demolition costs and coverage for increased costs of construction. In addition, the Borrower shall obtain: (y) if any portion of any Borrowing Base Property is currently or at any time in the future located in a federally designated “special flood hazard area”, flood hazard insurance in an amount equal to the lesser of (1) the outstanding amount of the Obligations or (2) the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 (for purposes of this Section, “FDPA”) or the National Flood Insurance Reform Act of 1994, as each may be amended or such greater amount as the Administrative Agent shall require, and (z) with respect to any Borrowing Base Property located in an area with a high degree of seismic activity, earthquake insurance in an amount not less than the product of the “Probable Maximum Loss” applicable to such Borrowing Base Property, as set forth in the seismic report prepared by a seismic engineer or other qualified consultant, multiplied by the replacement cost of the improvements less the amount attributable to the 5% deductible applicable to the total insured value at risk and in form and substance satisfactory to the Administrative Agent; provided that the insurance pursuant to clauses (y) and (z) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this subsection (i);

(ii) business income or rental loss insurance (A) with loss payable to the Administrative Agent (for the benefit of the Secured Parties); (B) covering all risks required to be covered by the insurance provided for in subsection (i) above; (C) in an amount equal to one hundred percent (100%) of the projected gross revenues from the operation of any Borrowing Base Property for a period of at least 24 months after the date of the Casualty; and (D) containing an extended period of indemnity endorsement which provides that after the physical loss to any Borrowing Base Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of 365 days from the date that such Borrowing Base Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. The amount of such business income or rental loss insurance shall be determined prior to the date hereof and at least once each year thereafter based on the Borrower’s reasonable estimate of the gross revenues from the Property for the succeeding 12 month period. All proceeds payable to the Administrative Agent (for the benefit of the Secured Parties) pursuant to this subsection shall be held by the Administrative Agent and shall be applied to the obligations secured by the Loan Documents from time to time due and payable hereunder; provided, however, that nothing herein contained shall be deemed to relieve the Borrower of its obligations to pay the obligations secured by the Loan

Documents on the respective dates of payment provided for in this Agreement and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;

(iii) at all times during which structural construction, repairs or alterations are being made with respect to any Borrowing Base Property, and only if such Borrowing Base coverage form does not otherwise apply, (A) owner’s contingent or protective liability insurance, otherwise known as Owner Contractor’s Protective Liability, covering claims not covered by or under the terms or provisions of the below mentioned commercial general liability insurance policy and (B) the insurance provided for in subsection (i) above written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsection (i) above, (3) including permission to occupy any Borrowing Base Property and (4) with an agreed amount endorsement waiving co-insurance provisions;

(iv) comprehensive boiler and machinery insurance, if steam boilers or other pressure-fixed vessels are in operation, in amounts as shall be reasonably required by the Administrative Agent on terms consistent with the commercial property insurance policy required under subsection (i) above;

(v) commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about any Borrowing Base Property, such insurance (A) to be on the so-called “occurrence” form with a combined limit of not less than $2,000,000.00 in the aggregate and $1,000,000.00 per occurrence; (B) to continue at not less than the aforesaid limit until required to be changed by the Administrative Agent in writing by reason of changed exposure making such protection inadequate and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) blanket contractual liability for all written contracts and (5) contractual liability covering the indemnities contained in Article 33 of the Mortgages to the extent the same is available;

(vi) automobile liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence of $1,000,000.00;

(vii) worker’s compensation and employee’s liability subject to the worker’s compensation laws of the applicable state;

(viii) umbrella and excess liability insurance in an amount not less than $50,000,000.00 per occurrence affording excess coverage on terms consistent with the commercial general liability, employer liability and automobile liability required under subsection (v), (vii), and (vii); and

(ix) upon 60 days written notice, such other reasonable insurance, including, but not limited to, sinkhole or land subsidence insurance, and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the such Borrowing Base Property located in or around the region in which the such Borrowing Base Property is located.

(d) All insurance provided for in Section 6.5(c) hereof, shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”), and shall be subject to the approval of the Administrative Agent as to insurance companies, amounts, deductibles, loss payees and insureds. The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the State and having a rating of “A:VII” or better in the current Best’s Insurance Reports and a claims paying ability rating of “A” or better by at least two (2) of the Rating Agencies including, (i) S&P, (ii) Fitch, and (iii) Moody’s, provided that, Borrower may request to obtain Policies from an insurance company not meeting such ratings, and which shall be subject to the approval of the Administrative Agent in its sole discretion. The Policies described in Section 6.5(c) hereof (other than those strictly limited to liability protection) shall designate the Administrative Agent as loss payee.

(e) Any blanket insurance Policy shall specifically allocate to each Borrowing Base Property the amount of coverage from time to time required hereunder and shall otherwise provide the same protection as would a separate Policy insuring only the Borrowing Base Property in compliance with the provisions of Section 6.5(c) hereof.

(f) All Policies provided for or contemplated by Section 6.5(c) hereof, except for the Policy referenced in Section 6.5(c)(vii) of this Agreement, shall name the Borrower as the insured and the Administrative Agent (for the benefit of the Secured Parties) as the additional insured, as its interests may appear, and in the case of property damage, boiler and machinery, flood and earthquake insurance, shall contain a so-called New York standard non-contributing mortgagee clause in favor of Administrative Agent (for the benefit of the Secured Parties) providing that the loss thereunder shall be payable to the Administrative Agent (for the benefit of the Secured Parties).

(g) All Policies shall contain clauses or endorsements to the effect that:

(i) no act or negligence of any Group Member, or anyone acting for the Group Members, or of any Tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as the Administrative Agent is concerned;

(ii) the Policy shall not be materially changed (other than to increase the coverage provided thereby) or canceled without at least 30 days written notice or 10 days notice in the case of non-payment of any premium, to the Administrative Agent and any other party named therein as an additional insured;

(iii) the issuers thereof shall give written notice to the Administrative Agent if the Policy has not been renewed 10 days prior to its expiration; and

(iv) the Administrative Agent shall not be liable for any Insurance Premiums or retentions (including deductibles) of the Policies thereon or subject to any assessments thereunder.

(h) If at any time the Administrative Agent is not in receipt of written evidence that all insurance required hereunder is in full force and effect, the Administrative Agent shall have the right, without notice to the Borrower, to take such action as the Administrative Agent deems necessary to protect its interest in any Borrowing Base Property, including, without limitation, the obtaining of such insurance coverage as the Administrative Agent in its sole discretion deems appropriate after 10 Business Days notice to the Borrower if prior to the date upon which any such coverage will lapse or at any time the Administrative Agent deems necessary (regardless of prior notice to the Borrower) to avoid the lapse of any such coverage. All premiums incurred by the Administrative Agent in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by the Borrower to the Administrative Agent upon demand and, until paid, shall be secured by the Mortgage and shall bear interest at the rate specified in Section 2.12(c)(ii).

(i) All Policies maintained, or caused to be maintained, with respect to any Borrowing Base Property, shall be primary without right of contribution from any other insurance that may be carried by the Administrative Agent and that all of the provisions thereof, except the limits of liability, shall operate in the same manner as if there were a separate policy covering each insured. If any insurer which has issued a Policy required under this Section 6.5 becomes insolvent or is the subject of any petition, case, proceeding or other action pursuant to any Debtor Relief Law, or if in the Administrative Agent’s reasonable opinion the financial responsibility of such insurer is or becomes inadequate, then the Borrower shall in each instance promptly upon its discovery thereof or upon the request of the Administrative Agent therefor, promptly obtain and deliver to the Administrative Agent a like policy (or, if and to the extent permitted by the Administrative Agent, acceptable evidence of insurance) issued by another insurer, which insurer and policy meet the requirements of this Section 6.5.

(j) All certificates of insurance evidencing the Borrower’s compliance to the insurance required under this Section 6.5 shall be delivered to the Administrative Agent on or prior to the Closing Date, with all premiums fully paid current and each renewal or substitute policy (or evidence of insurance) shall be delivered to the Administrative Agent, with all premiums fully paid current (the “Insurance Premiums”), within 10 days after the termination of the policy it renews or replaces.

6.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with its independent certified public accountants.

6.7 Notices. Promptly (unless otherwise specified below) give notice to the Administrative Agent and each Lender of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding which may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c) any litigation or proceeding affecting any Group Member (i) in which the aggregate actual or estimated liability of the Group Members is $5,000,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought or (iii) which relates to any Loan Document;

(d) the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan;

(e) as soon as any Group Member first obtains knowledge thereof,: (i) any Environmental Claim or other development, event, or condition that, individually or in the aggregate with other developments, events or conditions, could reasonably be expected to result in the payment by the Group Members, in the aggregate, of a Material Environmental Amount; and (ii) any notice that any governmental authority may deny any application for an Environmental Permit sought by, or revoke or refuse to renew any Environmental Permit held by, any Group Member, in each case including a full description of the nature and extent of the matter for which notice is given and all relevant circumstances;

(f) as soon as possible and in any event within five days after a Responsible Officer of the REIT or the Borrower has knowledge, or should have had knowledge thereof, of any development or event that has had or could reasonably be expected to have a Material Adverse Effect;

(g) (i) any Casualty to the extent required by Section 6.15(b) and (ii) any actual or threatened Condemnation of any material portion of any Borrowing Base Property (including copies of any and all papers served in connection with such proceeding), any negotiations with respect to any such taking, or any loss of or substantial damage to any Borrowing Base Property;

(h) the failure of the REIT to maintain REIT Status;

(i) any notice received by any Group Member with respect to the cancellation, alteration or non-renewal of any insurance coverage required by this Agreement to be maintained with respect to any Borrowing Base Property;

(j) if any required permit, license, certificate or approval with respect to any Borrowing Base Property that is material to the operation of such Borrowing Base Property lapses or ceases to be in full force and effect or claim from any Person that any Borrowing Base Property, or any use, activity, operation or maintenance thereof or thereon, is not in compliance with any Requirement of Law that would materially interfere with the use or operation of such Borrowing Base Property;

(k) (A) with respect to the Major Leases for the Borrowing Base Properties, (i) any Major Lease no longer being in full force and effect, (ii) the default by any Loan Party after notice and the expiration of all applicable cure periods in the performance of any material obligation under any Major Lease or the occurrence of any circumstance which, with the passage of time, or the giving of notice, or both, would constitute an event of default by any party under any of the Major Leases, (iii) subject to the Borrower’s knowledge, the default by any Tenant after notice and the expiration of all applicable cure periods in the performance of any material obligation under any Major Lease, (iv) subject to the Borrower’s knowledge, any action, voluntary or involuntary, pending against any Tenant under any Major Lease under any Debtor Relief Law, (v) the assignment of any Major Lease or the assignment, pledge or encumbrance of any rent or other amounts payable thereunder by any of the Loan Parties or any other Person, except with respect to the Liens in favor of the Administrative Agent on behalf of the Secured Parties securing the Obligations, and (vi) any Tenant under any Major Lease having a right or option pursuant to such Major Lease or otherwise having a right to purchase all or any part of the leased premises or the building of which the leased premises are a part and (B) any Person having any possessory interest in the Borrowing Base Properties or right to occupy the same except under and pursuant to the provisions of the Leases;

(l) (i) any default by any Loan Party under any Acceptable Ground Lease, (ii) the occurrence of any material default by any ground lessor of which any Loan Party is aware or the occurrence of any event of which any Loan Party is aware that, with the passage of time or service of notice, or both, would constitute a material default by any ground lessor, and (iii) concurrently with the giving thereof, and within five Business Days of receipt thereof, copies of all material notices, other than routine correspondence, given or received by any Loan Party with respect to any Acceptable Ground Lease with respect to a Borrowing Base Property;

(m) after obtaining knowledge or receiving any notice of any action, proceeding, motion or notice being commenced or filed in respect of any ground lessor of all or any part of any Acceptable Ground Lease in connection with any case under the Bankruptcy Code or any other bankruptcy, reorganization or insolvency, which notice shall set forth any information available to such Loan Party as to the date of such filing, the court in which such petition was filed, and the relief sought in such filing and copies of any and all notices, summonses, pleadings, applications and other documents received by such Loan Party in connection with any such petition and any proceedings relating to such petition; and

(n) within five Business Days of receipt thereof, copies of all notices and other correspondence relating to (i) the occurrence of any monetary or material non-monetary default or monetary or material non-monetary event of default under any Recourse Indebtedness, or any other default or event of default under any Recourse Indebtedness, the occurrence of which could reasonably be expected to have a Material Adverse Effect, or (ii) the occurrence of any monetary or material non-monetary default or monetary or material non-monetary event of default under any Non-Recourse Indebtedness in excess of $10,000,000 which is secured by any Real Property (or the Capital Stock of the owner of such Real Property), or any other default or event of default under any Non-Recourse Indebtedness in excess of $10,000,000 which is secured by any Real Property (or the Capital Stock of the owner of such Real Property), the occurrence of which could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

6.8 Environmental Laws; ESAs. (a) Comply in all material respects with, and ensure compliance in all material respects by all Tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all Tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

(b) Promptly conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

(c) If any ESA or update delivered pursuant to Section 5.1(k) identifies a material Recognized Environmental Condition (“REC”), as defined under ASTM guidelines then in effect, the Borrower shall, within six months of the delivery of such ESA or update to the Administrative Agent, conduct such follow up testing, provide such reports, and take such other actions as required or approved by the applicable Governmental Authority to mitigate such REC.

(d) Within 30 days of completion of such actions required pursuant to subsections (b) and (c) above, the applicable Loan Party shall obtain and deliver to the Administrative Agent an ESA of the applicable Borrowing Base Property made after such completion and confirming to the Administrative Agent’s satisfaction that all required investigation and other action has been successfully completed.

(e) Keep the Borrowing Base Properties and other Real Property free of Materials of Environmental Concern to the extent such conditions could reasonably be expected to cause a Material Environmental Event.

(f) Keep the Borrowing Base Properties and other Real Property free of any liens imposed pursuant to Environmental Law.

(g) Promptly deliver to the Administrative Agent a copy of any update to an ESA and each report pertaining to any Borrowing Base Property or to any Group Member prepared by or on behalf of such Group Member pursuant to any Environmental Requirement. “Environmental Requirement” shall mean any Environmental Law, agreement or restriction (including any condition or requirement imposed by any insurance or surety company) pertaining to Environmental Law.

(h) If (x) the Administrative Agent shall ever have reason to believe that a material violation of Environmental Law exists at or that any Materials of Environmental Concern materially adversely affects any Borrowing Base Property and other Real Property, or if any material Environmental Claim is made or threatened, (y) a Material Environmental Event occurs with respect to any Borrowing Base Property, or the Loan Parties become aware of any Material Environmental Event with respect to a Borrowing Base Property or (z) a Default or Event of Default shall have occurred and be continuing, then if requested by the Administrative Agent, at Borrower’s expense, deliver to the Administrative Agent from time to time, in each case within 30 days after the Administrative Agent’s request, an ESA prepared after the date of the Administrative Agent’s request. If any applicable Loan Party fails to furnish to the Administrative Agent such ESA within 30 days after the Administrative Agent’s request, the Administrative Agent may cause any such ESA to be prepared at Borrower’s expense and risk, and each applicable Loan Party shall cooperate and provide access and information as requested. The Administrative Agent and its designees are hereby granted access to the Borrowing Base Properties at any time or times, upon reasonable notice (which may be written or oral), and a license which is coupled with an interest and irrevocable, to observe environmental conditions and compliance and as may be necessary to prepare or cause to be prepared such ESAs. The Administrative Agent may disclose to interested parties any information about the environmental condition or compliance of the Borrowing Base Properties, but assumes no obligation and shall be under no duty to disclose any such information.

6.9 Additional Collateral, etc. (a) With respect to any Property acquired after the Closing Date by any Loan Party (other than (w) any Real Property or any Property described in paragraph (b) or (c) of this Section, (x) any Property subject to a Lien expressly permitted by Section 7.3(h), 7.3(k) or 7.3(l), (y) any Property acquired by an Excluded Subsidiary or an Excluded Foreign Subsidiary and (z) any Excluded Asset (as defined in the Guarantee and Collateral Agreement)) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such Property and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such Property, including without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent.

(b) With respect to any new Subsidiary (other than an Excluded Foreign Subsidiary or Excluded Subsidiary) created or acquired after the Closing Date (which, for the purposes of this paragraph, shall include any existing Subsidiary that ceases to be an Excluded Foreign Subsidiary or Excluded Subsidiary, as applicable), by any Group Member, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any Group Member, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, if any, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of such Group Member, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Secured Parties a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary, including, without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(c) With respect to any new Excluded Foreign Subsidiary created or acquired after the Closing Date by any Group Member (other than any Excluded Foreign Subsidiaries), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable in order to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by such Group Member (other than any Excluded Foreign Subsidiaries), (provided that, in no event shall (x) more than 65% of the total outstanding Capital Stock of any such new Excluded Foreign Subsidiary be required to be so pledged and (y) any Capital Stock or assets of any Subsidiary (or other entity) owned by such new Excluded Foreign Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, if any, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of such Group Member, as the case may be, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Lien of the Administrative Agent thereon, and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent, provided that, in the event any Subsidiary ceases to be an Excluded Subsidiary as a result of the termination or lapse of the prohibition described in clause (ii) in the definition of “Excluded Subsidiary”, the Borrower shall cause the compliance with this Section 6.9(b) with respect to such Subsidiary on or prior to the date that is 60 days after such termination or lapse.

6.10 Further Assurances. From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take such actions, as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Administrative Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by the Borrower or any Subsidiary which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the REIT and the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lender may be required to obtain from any Group Member for such governmental consent, approval, recording, qualification or authorization.

6.11 Appraisals. (a) For each Borrowing Base Property, the Required Lenders may request a new Appraisal for such Borrowing Base Property once during the term of this Agreement.

(b) If at any time the aggregate Occupancy Rate of the Borrowing Base Office Properties is less than 85%, the Administrative Agent shall have the right to request Appraisals for the Borrowing Base Office Properties (including an Appraisal of any related Specified Development Property) on a quarterly basis at such time.

(c) The Administrative Agent shall have the right to request an Appraisal for any Borrowing Base Property (including an Appraisal of any related Specified Development Property) on a quarterly basis from time to time if any of the following events has occurred and is continuing at the time of such request:

(i) if such Borrowing Base Property suffers a Material Environmental Event after the date of this Agreement; or

(ii) the Administrative Agent determines that such Borrowing Base Property has suffered a Material Property Event after the date such Borrowing Base Property was admitted into the Borrowing Base (or in the case of a Casualty, in respect of such Borrowing Base Property, is reasonably likely to become a Material Property Event).

6.12 Borrowing Base Reports. (a) Beginning with the quarter ended June 30, 2010, the Borrower shall deliver to the Administrative Agent (and the Administrative Agent shall thereafter deliver to each Lender), as soon as available and in any event concurrently with the delivery of the financial statements referred to in Sections 6.1(a) and (b), a completed Borrowing Base Certificate calculating and certifying the Borrowing Base as of the end of such quarter, signed on behalf of the Borrower by a Principal Financial Officer.

(b) Furnish to the Administrative Agent (and the Administrative Agent shall thereafter deliver to each Lender) as soon as practicable and in any event within five Business Days after any Disposition outside the ordinary course of business (including by way of Casualty or Condemnation) of any Collateral having a book value exceeding $2,000,000, an updated Borrowing Base Certificate calculating (on a pro forma basis, after giving effect to such

Disposition and reflecting only the changes to the affected component of the Borrowing Base Property) and certifying such pro forma Borrowing Base as of the end of the most recent fiscal quarter for which a Borrowing Base Certificate was delivered pursuant to Section 5.2(c), 5.3, 5.4 or 6.12(a), as applicable. The Borrowing Base set forth in each Borrowing Base Certificate delivered with respect to each fiscal quarter occurring after the fiscal quarter covered by the updated Borrowing Base Certificate described in the preceding sentence and ending prior to any such Disposition shall be calculated on a pro forma basis, after giving effect to such Disposition.

6.13 Blocked Account Control Agreements. (a) Cause each Tenant to deposit all Rents in a Lockbox Account subject to a Blocked Account Control Agreement.

(b) Execute and deliver and cause each depository bank holding each Lockbox Account established after the Closing Date to execute and deliver Blocked Account Control Agreements covering each such Lockbox Account.

6.14 Taxes. (a) Each of the Group Members shall timely file or cause to be filed all Federal, state and other material tax returns that are required to be filed and shall timely pay all taxes shown to be due and payable on said returns or on any assessments made against it or any of its Property and all other material taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority (other than any taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the applicable Group Member, as the case may be).

(b) The Loan Parties shall pay all taxes and Other Charges now or hereafter levied or assessed or imposed against any Borrowing Base Property or any part thereof as the same become due and payable. At the request of the Administrative Agent, each Loan Party will deliver to the Administrative Agent receipts for payment or other evidence satisfactory to the Administrative Agent that the taxes and Other Charges have been so paid or are not then delinquent no later than 10 days prior to the date on which the taxes or Other Charges would otherwise be delinquent if not paid. At the request of the Administrative Agent, each Loan Party shall furnish to the Administrative Agent receipts for the payment of the taxes and the Other Charges prior to the date the same shall become delinquent. Except Liens set forth in Sections 7.3(a), 7.3(b), 7.3(d) and 7.3(f), the Loan Parties shall not suffer and shall promptly cause to be paid and discharged any Lien or charge whatsoever which may be or become a Lien or charge against any Borrowing Base Property, and shall promptly pay for all utility services provided to each Borrowing Base Property.

6.15 Condemnation, Casualty and Restoration. (a) The Administrative Agent has the right (but not the obligation) to participate in any proceeding for the Condemnation of a Borrowing Base Property that would materially interfere with the use or operation of such Borrowing Base Property and to be represented by counsel of its own choice, and the applicable Loan Parties shall from time to time deliver to the Administrative Agent all instruments requested by it to permit such participation. Each applicable Loan Party shall, at its expense, diligently prosecute any such proceedings, and shall consult with the Administrative Agent, its attorneys, and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through

Condemnation or otherwise (including any transfer made in lieu of or in anticipation of the exercise of such taking), the Borrower shall continue to pay the Obligations at the time and in the manner provided for in this Agreement and the Obligations shall not be reduced until any award shall have been actually received and applied by the Administrative Agent, after the deduction of expenses of collection, to the reduction or discharge of the Obligations. All costs and expenses (including attorney’s fees and costs) incurred by the Administrative Agent in connection with any Condemnation shall be a demand obligation owing by the Borrower (which the Borrower hereby promises to pay) to the Administrative Agent pursuant to this Agreement.

(b) If any Borrowing Base Property shall be damaged or destroyed, in whole or in part, by a Casualty, and either (i) the aggregate cost of repair of such damage or destruction shall be equal to or in excess of 5% of value as reflected in the most-recent Appraisal for such Borrowing Base Property or (ii) such Casualty is reasonably expected to cause a Material Property Event, give prompt notice of such Casualty to the Administrative Agent and in the case of clause (ii) above, the Administrative Agent shall have the right to request a new Appraisal pursuant to Section 6.11(c)(ii) and adjust the Borrowing Base. The applicable Loan Party shall pay or cause to be paid, all restoration costs whether or not such costs are covered by insurance. The Administrative Agent may, but shall not be obligated to, make proof of loss if not made promptly by the applicable Loan Party. If an Event of Default has occurred and is then continuing, then the applicable Loan Party shall adjust all claims for Insurance Proceeds in consultation with, and approval of, the Administrative Agent.

(c) The Administrative Agent, for the benefit of the Secured Parties, shall be entitled to receive all sums which may be awarded or become payable to a Loan Party for the Condemnation of any Borrowing Base Property, or any part thereof, and any Insurance Proceeds of a Casualty and the applicable Loan Party shall, upon request of the Administrative Agent, promptly execute such additional assignments and other documents as may be necessary from time to time to permit such participation and to enable the Administrative Agent to collect and receipt for any such sums, provided that, in the event the Insurance Proceeds shall be less than $250,000, such Insurance Proceeds shall be paid by the insurance company directly to the Borrower and the Borrower shall use such Insurance Proceeds to commence and satisfactorily complete with due diligence the restoration of the applicable Borrowing Base Property in accordance with the terms of this Agreement. All such sums are hereby assigned to the Administrative Agent, for the benefit of the Secured Parties, and shall, after deduction therefrom of all reasonable expenses actually incurred by the Administrative Agent, including attorneys’ fees and costs, at the Administrative Agent’s option be (i) released to the applicable Loan Party, or (ii) applied to the restoration of the affected Borrowing Base Property, or (iii) applied to the payment of the Obligations in such order and manner as the Administrative Agent, in its sole discretion, may elect, whether or not due. Any amounts not applied in accordance with clause (i), (ii) or (iii) of the foregoing sentence shall be remitted to the applicable Loan Party. In any event the unpaid portion of the Obligations shall remain in full force and effect and the payment thereof shall not be excused. The Administrative Agent shall not be, under any circumstances, liable or responsible for failure to collect or to exercise diligence in the collection of any such sum or for failure to see to the proper application of any amount paid over to the applicable Loan Party.

6.16 Ground Leases. (a) Each ground lease that is a Borrowing Base Property or a portion thereof, shall at all times be an Acceptable Ground Lease;

(b) within ten days after receipt of request by the Administrative Agent, the applicable Loan Party shall use commercially reasonable efforts to obtain from each ground lessor and furnish to the Administrative Agent the estoppel certificate of such ground lessor stating the date through which rent has been paid and whether or not there are any defaults thereunder and specifying the nature of such claimed defaults, if any;

(c) promptly execute, acknowledge and deliver to the Administrative Agent such instruments as may be required to permit the Administrative Agent to cure any default under any Acceptable Ground Lease or permit the Administrative Agent to take such other action required to enable the Administrative Agent to cure or remedy the matter in default and preserve the security interest of the Administrative Agent under the Loan Documents with respect to the applicable Acceptable Ground Lease and each Loan Party irrevocably appoints the Administrative Agent as its true and lawful attorney-in-fact to do, in its name or otherwise, any and all acts and to execute any and all documents that are necessary to preserve any rights of such Loan Party under or with respect to each Acceptable Ground Lease, including, without limitation, the right to effectuate any extension or renewal of such Acceptable Ground Lease, or to preserve any rights of such Loan Party whatsoever in respect of any part of such Acceptable Ground Lease (and the above powers granted to the Administrative Agent are coupled with an interest and shall be irrevocable);

(d) the actions or payments of the Administrative Agent to cure any default by any Loan Party under any Acceptable Ground Lease shall not remove or waive, as between such Loan Party and the Administrative Agent, the default that occurred under this Agreement by virtue of the default by a Loan Party under such Acceptable Ground Lease. All sums expended by the Administrative Agent to cure any such default in accordance with this Section 6.16, shall be paid by Loan Party to the Administrative Agent, upon demand, with interest on such sum at the rate set forth in this Agreement from the date such sum is expended to and including the date the reimbursement payment is made to the Administrative Agent. All such indebtedness shall be deemed to be Obligations secured by the Security Documents;

(e) if the applicable Loan Party shall default in the performance or observance of any term, covenant, or condition of any Acceptable Ground Lease on the part of such Loan Party and shall fail to cure the same prior to the expiration of any applicable cure period provided thereunder, then the Administrative Agent shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all of the terms, covenants, and conditions of such Acceptable Ground Lease on the part of such Loan Party to be performed or observed on behalf of such Loan Party and subject to the rights of Tenants under the Acceptable Ground Leases, the Administrative Agent shall have the right to enter all or any portion of the applicable Real Property at such times and in such manner as the Administrative Agent deems necessary, to prevent or to cure any such default, to the end that the rights of such Loan Party in, to, and under such Acceptable Ground Lease shall be kept unimpaired and free from default. If the landlord under any Acceptable Ground Lease shall deliver to the Administrative Agent a copy of any notice of default under such Acceptable Ground Lease, then such notice shall constitute full protection to the Administrative Agent for any action taken or omitted to be taken by the Administrative Agent, in good faith, in reliance thereon; and

(f) notwithstanding anything to the contrary contained in this Agreement with respect to any Acceptable Ground Lease:

(i) the Lien of the related Mortgage attaches to all of such Loan Party’s rights and remedies at any time arising under or pursuant to Subsection 365(h) of the Bankruptcy Code, including, without limitation, all of the Loan Party’s rights, as debtor, to remain in possession of applicable Acceptable Ground Lease;

(ii) each Loan Party shall not, without the Administrative Agent’s prior written consent, elect to treat any Acceptable Ground Lease as terminated under subsection 365(h)(l) of the Bankruptcy Code. Any such election made without the Administrative Agent’s prior written consent shall be void;

(iii) as security for the Obligations, each Loan Party unconditionally assigns, transfers and sets over to the Administrative Agent all of such Loan Party’s claims and rights to the payment of damages arising from any rejection by any ground lessor under the Bankruptcy Code. The Administrative Agent and each Loan Party shall proceed jointly or in the name of such Loan Party in respect of any claim, suit, action or proceeding relating to the rejection of any Acceptable Ground Lease, including, without limitation, the right to file and prosecute any proofs of claim, complaints, motions, applications, notices and other documents in any case in respect of any ground lessor under the Bankruptcy Code. This assignment constitutes a present, irrevocable and unconditional assignment of the foregoing claims, rights and remedies, and shall continue in effect until all of the Obligations shall have been satisfied and discharged in full. Any amounts received by the Administrative Agent or any Loan Party as damages arising out of the rejection of any Acceptable Ground Lease as aforesaid shall be applied to all reasonable costs and expenses of the Administrative Agent (including, without limitation, reasonable attorney’s fees and costs) incurred in connection with the exercise of any of its rights or remedies in accordance with the applicable provisions of this Agreement;

(iv) if, pursuant to subsection 365(h) of the Bankruptcy Code, any Loan Party seeks to offset, against the rent reserved in any Acceptable Ground Lease, the amount of any damages caused by the nonperformance by the applicable ground lessor of any of its obligations thereunder after the rejection by such ground lessor of such Acceptable Ground Lease under the Bankruptcy Code, then such Loan Party shall not effect any offset of the amounts so objected to by the Administrative Agent. If the Administrative Agent has failed to object as aforesaid within ten days after notice from the Loan Party in accordance with the first sentence of this subsection, the Loan Party may proceed to offset the amounts set forth in Loan Party’s notice; and

(v) if any action, proceeding, motion or notice shall be commenced or filed in respect of any ground lessor of all or any part of any Acceptable Ground Lease in connection with any case under the Bankruptcy Code, the Administrative Agent and the Loan Parties shall cooperatively conduct and control any such litigation with counsel agreed upon between the Loan Parties and the Administrative Agent in connection with such litigation. Each Loan Party shall, upon demand, pay to the Administrative Agent all reasonable costs and expenses (including reasonable attorneys’ fees and costs) actually paid or actually incurred by the Administrative Agent in connection with the cooperative prosecution or conduct of any such proceedings. All such costs and expenses shall be secured by the Lien of the Mortgages.

6.17 Borrowing Base Property Covenants.

(a) Reports and Testing. (i) Deliver to the Administrative Agent copies of all material reports, studies, inspections, and tests made on the Borrowing Base Properties, the Improvements, or any materials to be incorporated into the Improvements and (ii) immediately notify the Administrative Agent of any report, study, inspection, or test that indicates any material adverse condition relating to the Borrowing Base Properties, the Improvements, or any such materials which could reasonably be expected to have a Material Property Event.

(b) Business Strategy. Maintain ownership of each Borrowing Base Property at all times consistent with the Borrower’s business strategy, and each Borrowing Base Property shall at all times be of an asset quality consistent in all material respects with or better than the quality of Borrowing Base Properties owned by the Loan Parties as of the date hereof.

(c) Estoppels and SNDA Agreements. If on any date after the Closing Date, any Lease becomes a Major Lease, use commercially reasonable efforts to obtain executed estoppels and subordination, non-disturbance and attornment agreements (to the extent such Lease is not subordinated by its terms) from each Tenant party to such Major Lease. To the extent such estoppels or subordination, non-disturbance and attornment agreements cannot be obtained, provide the Administrative Agent reasonable evidence of the matters or issues preventing such agreements from being executed.

6.18 Matters Concerning Manager.

If (a) an Event of Default hereunder has occurred and remains uncured, (b) the Manager shall become insolvent or is the subject of any petition, case, proceeding or other action pursuant to any Debtor Relief Law or (c) a default occurs under the Management Agreement, the Borrower shall, at the request of the Administrative Agent, terminate the Management Agreement and replace the Manager with a Qualified Manager pursuant to a Replacement Management Agreement, it being understood and agreed that the management fee for such Qualified Manager shall not exceed then prevailing market rates.

SECTION 7 NEGATIVE COVENANTS

The REIT and the Borrower hereby jointly and severally agree that, so long as the Revolving Credit Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or any Agent hereunder, each of the REIT and the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

7.1 Financial Condition Covenants.

(a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as of the last day of any fiscal quarter of the Borrower to exceed 60%.

(b) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio for any period of four consecutive fiscal quarters of the Borrower (or, if less, the number of full fiscal quarters subsequent to the Closing Date) to be less than 1.75 to 1.00.

(c) Maintenance of Total Net Worth. Permit Total Net Worth as of the last day of any fiscal quarter to be less than the sum of (i) 85% of the Total Net Worth as of the Closing Date, plus (ii) 75% of net cash proceeds of any issuance or sale of Capital Stock by the REIT after the Closing Date.

(d) Consolidated Floating Rate Debt. Permit Consolidated Floating Rate Debt of at the last day of any fiscal quarter of the Borrower at any time to exceed 25% of the Total Asset Value on such date.

7.2 Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document;

(b) Indebtedness of (i) the Borrower to any Subsidiary and (ii) any Subsidiary to the Borrower or any other Subsidiary; provided that, the aggregate amount of any Indebtedness of any Subsidiary that is not a Loan Party to any Loan Party shall not exceed $5,000,000 at any one time outstanding;

(c) Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.3(h) in an aggregate principal amount not to exceed $5,000,000 at any one time outstanding;

(d) Indebtedness outstanding on the date hereof and listed on Schedule 7.2(d) and any refinancings, refundings, renewals or extensions thereof (without any increase in the principal amount thereof (other than by the refinancing costs thereof including premiums and make-whole payments) or any shortening of the maturity of any principal amount thereof);

(e) Guarantee Obligations made in the ordinary course of business by the Borrower or any of its Subsidiaries of obligations of the Borrower or any Subsidiary Guarantor;

(f) unsecured Recourse Indebtedness of the REIT and its Subsidiaries which (i) shall (other than the Bilateral Line of Credit) mature at least one year after the Revolving Credit Termination Date and (ii) shall not exceed on any date of determination, an amount equal to 15% of Total Asset Value on such date at any one time outstanding;

(g) Non-Recourse Indebtedness of any Subsidiary that becomes a Subsidiary of the Borrower after the date hereof in accordance with Section 7.7(g), which exists at the time such Person becomes a Subsidiary; provided that, (x) such Indebtedness existed at the time of such acquisition and was not created in connection therewith or in contemplation thereof, and (y) the Borrower shall deliver to the Administrative Agent a pro forma Compliance Certificate (i) certifying that, immediately prior to and after giving effect to such additional Indebtedness, no Default or Event of Default shall exist and (ii) containing all information and calculations necessary, and taking into consideration such additional Indebtedness, for determining pro forma compliance with the provisions of Section 7.1 hereof

(h) Non-Recourse Indebtedness (other than Permitted Construction Financing) in respect of the Non-Recourse Subsidiary Borrowers that is secured by either (i) Real Property owned or leased by such Non-Recourse Subsidiary Borrowers and any related Property permitted by Section 7.3(k) or (ii) the Capital Stock of any Subsidiary of such Non-Recourse Subsidiary Borrower that is also a Non-Recourse Subsidiary Borrower, including, in either case, any refinancing of any Indebtedness incurred pursuant to Section 7.2(d); provided that, with respect to any of the foregoing Indebtedness:

(A) none of the Group Members provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or is directly or indirectly liable (as guarantor or otherwise), other than (i) any Subsidiary of the Borrower that is a direct or indirect parent or Subsidiary of such Non-Recourse Subsidiary Borrower or (ii) the Non-Recourse Parent Guarantor as guarantor (x) to the extent permitted by Section 7.2(j) for fraud, misrepresentation, misapplication of cash, waste, environmental claims and liabilities, prohibited transfers, violations of special purpose entity covenants and other circumstances customarily excluded by institutional lenders from exculpation provisions and included in separate guarantee or indemnification agreements in non-recourse financing of real estate or (y) to the extent otherwise permitted by Section 7.2(f); and

(B) as to which the lenders thereunder will not have any recourse to the Capital Stock or assets of the Group Members other than the assets securing such Indebtedness, additions, accessions and improvements thereto and proceeds thereof, the Capital Stock of the Non-Recourse Subsidiary Borrower that is the borrower under such Indebtedness or the Capital Stock of any direct or indirect parent of such Non-Recourse Subsidiary Borrower and, in the case of a Non-Recourse Parent Guarantor, recourse against such Non-Recourse Parent Guarantor for fraud, misrepresentation, misapplication of cash, waste, environmental claims and liabilities, prohibited transfers, violations of special purpose entity covenants and other circumstances customarily excluded by institutional lenders from exculpation provisions and included in separate guarantee or indemnification agreements in non-recourse financings of real estate, and Guarantee Obligations permitted by Section 7.2(f); and

provided, further, that, (x) immediately prior to and after giving effect to the incurrence of such Indebtedness, no Default or Event of Default shall have occurred and be continuing, and (y) after giving pro forma effect to such Indebtedness and the use of proceeds therefrom, the Borrower shall be in compliance with the provisions of Section 7.1 hereof. For the avoidance of doubt, if at any time following the Closing Date any Group Member acquires the remaining Capital Stock of any Joint Venture not owned by the Group Members on the Closing Date, any Real Property owned by such Joint Venture shall be included in clause (i) of this Section 7.2(h);

(i) Permitted Construction Financing of any Non-Recourse Subsidiary Borrower; provided that, with respect to any of the foregoing Indebtedness:

(A) none of the Group Members provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or is directly or indirectly liable (as guarantor or otherwise), other than (i) any Subsidiary of the Borrower that is a direct or indirect parent or Subsidiary of such Non-Recourse Subsidiary Borrower or (ii) the Non-Recourse Parent Guarantor as guarantor (x) to the extent permitted by Section 7.2(j) for fraud, misrepresentation, misapplication of cash, waste, environmental claims and liabilities, prohibited transfers, violations of special purpose entity covenants and other circumstances customarily excluded by institutional lenders from exculpation provisions and included in separate non-monetary completion guarantee or indemnification agreements in construction financing of real estate or (y) to the extent otherwise permitted by Section 7.2(f), including customary monetary completion and repayment guarantees; and

(B) as to which the lenders thereunder will not have any recourse to the Capital Stock or assets of the Group Members other than the assets securing such Indebtedness, additions, accessions and improvements thereto and proceeds thereof and, in the case of a Non-Recourse Parent Guarantor, recourse against such Non-Recourse Parent Guarantor for (x) fraud, misrepresentation, misapplication of cash, waste, environmental claims and liabilities, prohibited transfers, violations of special purpose entity covenants and other circumstances customarily excluded by institutional lenders from exculpation provisions and included in separate non-monetary completion guarantee or indemnification agreements in construction financing of real estate, and or (y) to the extent otherwise permitted by Section 7.2(f), including customary monetary completion and repayment guarantees;

provided, further, that, (x) immediately prior to and after giving effect to the incurrence of such Indebtedness, no Default or Event of Default shall have occurred and be continuing, and (y) after giving pro forma effect to such Indebtedness and the use of proceeds therefrom, the Borrower shall be in compliance with the provisions of Section 7.1 hereof;

(j) Permitted Limited Recourse Guarantees of Indebtedness permitted by Sections 7.2(h) and (i), provided that, the sum of, without duplication, (x) the aggregate amount of Permitted Limited Recourse Guarantees comprised of monetary completion or payment guarantees plus (y) the aggregate amount of Permitted Limited Recourse Guarantees required by GAAP to be reflected as a liability on the consolidated balance sheet of the Group Members shall not exceed the amount permitted to be incurred under Section 7.2(f) (together with all other Indebtedness incurred pursuant to such Section at such time) at any one time outstanding;

(k) unsecured Indebtedness incurred by the Borrower and its Subsidiaries to finance customary leasehold improvements required by the terms of, or as a condition to the entering into of, operating leases, subleases, licenses, occupancy agreements and rights-of-use entered into by the Borrower and its Subsidiaries in their respective capacities as lessor or a similar capacity in the ordinary course of business;

(l) additional Indebtedness of the Borrower and its Subsidiaries not otherwise permitted hereunder in an aggregate principal amount not to exceed $2,500,000 at any one time outstanding; and

(m) trade payables incurred in the ordinary course of the Group Members’ businesses.

7.3 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for:

(a) Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) any attachment or judgment liens not resulting in an Event of Default under Section 8(h);

(e) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(f) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(g) Liens in existence on the date hereof listed on Schedule 7.3(g), securing Indebtedness permitted by Section 7.2(d), provided that, no such Lien is spread to cover any additional Property after the Closing Date and that the amount of Indebtedness secured thereby is not increased except as permitted by Section 7.2(d);

(h) Liens securing Indebtedness of the Borrower or any other Subsidiary incurred pursuant to Section 7.2(c) to finance the acquisition of fixed or capital assets, including Real Property, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased;

(i) Liens created pursuant to the Security Documents;

(j) any interest or title of a lessor under any Lease entered into by the Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased;

(k) Liens on (x) fee-owned property or Real Property leases of the Non-Recourse Subsidiary Borrowers and any related Property (other than the Capital Stock of any Group Member that is not a Non-Recourse Subsidiary Borrower or a direct or indirect parent of a Non-Recourse Subsidiary Borrower) customarily granted or pledged by a borrower to its lender in connection with non-recourse real estate financing or construction financing, as applicable, including, without limitation, any personal property located on or related to such Property, any contracts, accounts receivables and general intangibles related to such Real Property and any Hedge Agreements relating to the Indebtedness, or (y) in the case of any Mortgage Financing, the Capital Stock of any Non-Recourse Subsidiary Borrower or a direct or indirect parent of a Non-Recourse Subsidiary Borrower (and, in each case, any proceeds from any of the foregoing) which Liens secure Indebtedness permitted by Sections 7.2(h) and (i), provided that, no such Lien shall encumber any Collateral;

(l) Liens securing Indebtedness of any Subsidiary that becomes a Subsidiary after the date hereof incurred pursuant to Section 7.2(g), which exists at the time such Person becomes a Subsidiary, provided that, (x) such Liens are created substantially simultaneously with the incurrence of such Indebtedness and (y) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness, other than, in each case, in connection with any consolidations of such Indebtedness; and

(m) Liens not otherwise permitted hereunder securing Indebtedness in an aggregate principal amount not to exceed $2,500,000, provided that, no such Lien shall encumber any Collateral.

Notwithstanding the foregoing, in no event shall any Lien be created, incurred, assumed or suffered to exist on Capital Stock of any Person that is the direct or indirect owner of any Borrowing Base Property, except Liens created pursuant to the Security Documents.

7.4 Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its Property or business, except that:

(a) any Subsidiary of the Borrower may be merged or consolidated with (or liquidated or dissolved into) or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any Wholly Owned Subsidiary Guarantor (provided that (i) the Wholly Owned Subsidiary Guarantor shall be the continuing or surviving corporation or (ii) simultaneously with such transaction, the continuing or surviving corporation shall become a Wholly Owned Subsidiary Guarantor and the Borrower shall comply with Section 6.9 in connection therewith);

(b) any Subsidiary of the Borrower may Dispose of any or all of its assets (upon voluntary liquidation, dissolution or otherwise) to the Borrower or any Subsidiary Guarantor; and

(c) the Borrower and any Subsidiary of the Borrower may Dispose of any or all of its assets pursuant to Section 7.5(e) or (f).

7.5 Limitation on Disposition of Property. Dispose of any of its Property (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a) the Disposition of obsolete or worn out property in the ordinary course of business;

(b) the sale of inventory in the ordinary course of business;

(c) Dispositions permitted by Section 7.4(b);

(d) the sale or issuance of any Subsidiary’s Capital Stock to the Borrower or any Subsidiary Guarantor;

(e) the Disposition of any Borrowing Base Property; provided that the Borrower shall have complied with each of the requirements set forth in Section 5.4; and

(f) the Disposition of other assets; provided that, for each such Disposition, the Administrative Agent shall have received (i) a certificate of a Principal Financial Officer certifying that after giving pro forma effect to the Disposition of such asset, the Total Revolving Extensions of Credit shall not exceed the Maximum Facility Availability and (ii) a pro forma Compliance Certificate (x) containing all information and calculations necessary, after giving pro forma effect to the Disposition of such asset, for determining pro forma compliance with the provisions of Section 7.1 hereof and (y) certifying that immediately prior to and after giving effect to such Disposition, no Default or Event of Default shall have occurred or be continuing.

7.6 Limitation on Restricted Payments. Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member, or enter into any derivatives or other transaction with any financial institution, commodities or stock exchange or clearinghouse (a “Derivatives Counterparty”) obligating any Group Member to make payments to such Derivatives Counterparty as a result of any change in market value of any such Capital Stock (collectively, “Restricted Payments”), except that:

(a) any Subsidiary may make Restricted Payments to the Borrower or any Subsidiary;

(b) the REIT may make Restricted Payments in the form of common stock of the REIT;

(c) the REIT may make Restricted Payments to its direct or indirect owners during any four quarter period (and the Borrower may make Restricted Payments to the REIT, the holders of the Borrower Preferred Units and the Borrower Common Units, in each case, to the extent necessary to enable the REIT to make such Restricted Payments), not to exceed the greater of (x) such amount necessary to enable (disregarding the ability of the REIT to make consent dividends within the meaning of Section 565 of the Code) the REIT to maintain REIT Status, (y) 95% of the REIT’s Funds from Operations during such period and (z) such amount necessary to enable the REIT to avoid the imposition of income and excise taxes on the REIT; provided that, on the date of any such Restricted Payment pursuant to clauses (y) or (z), the Borrower shall deliver to the Administrative Agent a pro forma Compliance Certificate (A) certifying that, immediately prior to and after giving effect to such Restricted Payment, no Default or Event of Default shall have occurred and be continuing, and (B) containing all information and calculations necessary, and taking into consideration such Restricted Payment, for determining pro forma compliance with the provisions of Section 7.1 hereof;

(d) the Borrower may make Restricted Payments to the REIT to permit the REIT to (i) pay corporate overhead expenses incurred in the ordinary course of business and (ii) pay any taxes which are due and payable by the REIT, the Borrower or any Subsidiary;

(e) the Borrower may make distributions with respect to its Borrower Preferred Units to the extent required by the Borrower LP Agreement as in effect on the Closing Date;

(f) the Borrower may redeem or repurchase the Borrower Preferred Units or the Borrower Common Units in an aggregate amount not to exceed $2,500,000 during the term of this Agreement, provided that, on the date of any such Restricted Payment, the Borrower shall deliver to the Administrative Agent a pro forma Compliance Certificate (A) certifying that, immediately prior to and after giving effect to such Restricted Payment, no Default or Event of Default shall have occurred and be continuing, and (B) containing all information and calculations necessary, and taking into consideration such Restricted Payment, for determining pro forma compliance with the provisions of Section 7.1 hereof;

(g) the Borrower may make redemption payments in cash with respect to the Borrower Common Units to the extent required by the Borrower LP Agreement as in effect on the Closing Date, provided that, on the date of any such Restricted Payment, the Borrower shall deliver to the Administrative Agent a pro forma Compliance Certificate (A) certifying that, immediately prior to and after giving effect to such Restricted Payment, no Default or Event of Default shall have occurred and be continuing, and (B) containing all information and calculations necessary, and taking into consideration such Restricted Payment, for determining pro forma compliance with the provisions of Section 7.1 hereof; and

(h) any Joint Venture may make Restricted Payments pursuant to the terms of its joint venture agreement; provided that, such Restricted Payments shall be made (i) pro rata concurrently to each applicable Group Member in accordance with its relevant Ownership Percentage at the time of any such Restricted Payment, (ii) such Restricted Payments do not exceed the amount of such Joint Venture’s obligations under its joint venture agreement and (iii) such Restricted Payments are required pursuant to the terms of such joint venture agreement.

7.7 Limitation on Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting an ongoing business from, or make any other investment in, any other Person (all of the foregoing, “Investments”), except:

(a) extensions of trade credit in the ordinary course of business;

(b) Investments in Cash Equivalents;

(c) Investments arising in connection with the incurrence of Indebtedness permitted by Section 7.2(b), (e) and (k);

(d) loans and advances to employees of the REIT, the Borrower or any Subsidiaries of the Borrower in the ordinary course of business (including, without limitation, for travel, entertainment and relocation expenses) in an aggregate amount for the REIT, the Borrower and Subsidiaries of the Borrower not to exceed $500,000 at any one time outstanding;

(e) Investments (other than those relating to the incurrence of Indebtedness permitted by Section 7.7(c)) by the Group Members in the Borrower or any Subsidiary of the Borrower, provided that, (x) immediately prior to and after giving effect to such Investment, no Default or Event of Default shall have occurred and be continuing, and (y) after giving pro forma effect to such Investment, the Borrower shall be in compliance with the provisions of Section 7.1 hereof;

(f) REIT Permitted Investments and Investments in Sunset Bronson made prior to the Closing Date;

(g) Investments by the Borrower or any of its Subsidiaries, consisting of Acquisitions; provided that the Administrative Agent shall have received a certificate of a Principal Financial Officer (i) certifying that after giving pro forma effect to such Acquisition, the Total Revolving Extensions of Credit shall not exceed the Maximum Facility Availability, (ii) containing all information and calculations necessary, after giving pro forma effect to such Investment, for determining pro forma compliance with the provisions of Section 7.1 hereof and (iii) certifying that immediately prior to and after giving effect to such Acquisition, no Default or Event of Default shall have occurred or be continuing; and

(h) Investments not otherwise permitted hereunder in an aggregate principal amount not to exceed $2,500,000.

7.8 Limitation on Optional Payments and Modifications of Organizational Documents. (a) Except as permitted by Section 7.6(f), make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of, or otherwise voluntarily or optionally defease, the Borrower Preferred Units, or segregate funds for any such payment, prepayment, repurchase, redemption or defeasance, or enter into any derivative or other transaction with any Derivatives Counterparty obligating any Group Member to make payments to such Derivatives Counterparty as a result of any change in market value of the Borrower Preferred Units; provided that, notwithstanding the foregoing, the Borrower Preferred Units may be exchanged for or converted into Borrower Common Units or common stock of the REIT, (b) amend, modify or otherwise change, or consent or agree to any material amendment, modification, waiver or other change to, any of the terms of the Borrower Preferred Units (other than any such amendment, modification, waiver or other change which (i) would extend the date on which the holders of the Borrower Preferred Units are entitled to be redeemed at their option, or reduce the amount of the liquidation preference with respect to the Borrower Preferred Units, reduce the rate or extend the date for payment of preferred distributions thereon or relax any covenant or other restriction applicable to the Borrower Preferred Units and (ii) does not involve the payment of a consent fee of more than a de minimis amount), or (c) amend its organizational documents in any manner determined by the Administrative Agent to be adverse to the Lenders in any material respect (including any amendment, modification or supplement to the Borrower LP Agreement or any related agreement that in any manner that increases the redemption price applicable to the Borrower Preferred Units).

7.9 Limitation on Transactions with Affiliates. Except as disclosed on Schedule 7.9 enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than any Group Member) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of such Group Member, as the case may be, and (c) upon fair and reasonable terms no less favorable to such Group Member, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.

7.10 Limitation on Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by the REIT, the Borrower or any Subsidiary of real or personal property which has been or is to be sold or transferred by the REIT, the Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the REIT, the Borrower or such Subsidiary.

7.11 Limitation on Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.

7.12 Limitation on Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Obligations or, in the case of any Guarantor, its obligations under the Guarantee and Collateral Agreement, other than (a) this Agreement and the other Loan Documents; (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby; (c) documentation evidencing Indebtedness permitted pursuant to Section 7.2(g); (d) any restrictions in connection with existing Indebtedness incurred pursuant to Section 7.2(d), Mortgage Financing or Permitted Construction Financing, including on the Capital Stock of the Subsidiary that is the borrower under such existing Indebtedness incurred pursuant to Section 7.2(d), Mortgage Financing or Permitted Construction Financing or any direct or indirect parent of such Subsidiary; and (e) single purpose entity limitations contained in charter documents for Excluded Subsidiaries, provided that, (i) in the case of clauses (b) and (c), such prohibition or limitation shall only be effective against the assets financed thereby and (ii) in the case of clause (d), such prohibition or limitation shall only be effective against the assets financed thereby and indirect transfers of the Capital Stock of the Subsidiary.

7.13 Limitation on Restrictions on Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary, (b) make Investments in the Borrower or any other Subsidiary or (c) transfer any of its assets to the Borrower or any other Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents; (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary; (iii) restrictions with respect to a Person at the time it becomes a Subsidiary pursuant to any Indebtedness permitted pursuant to Section 7.2(g), provided that, such restrictions (x) were not entered into in contemplation of such Person becoming a Subsidiary and (y) such restrictions apply solely to such Person and its Subsidiaries; (iv) restrictions imposed by applicable law; (v) with respect to clauses (b) and (c) above, (A) restrictions pursuant to documentation evidencing Permitted Construction Financing or Mortgage Financing incurred by Subsidiaries that are not Guarantors, and (B) restrictions pursuant to any joint venture agreement solely with respect to the transfer of the assets or Capital Stock of the related Joint Venture; and (vi) any restrictions existing under an agreement that amends, refinances or replaces any agreement containing restrictions permitted under the preceding clauses (i) through (v), provided that, the terms and conditions of any such agreement, as they relate to any such restrictions are no less favorable to the Borrower and its Subsidiaries, as applicable, than those under the agreement so amended, refinanced or replaced, taken as a whole.

7.14 Limitation on Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Group Members are engaged on the date of this Agreement or that are reasonably related thereto.

7.15 Limitation on Activities of the REIT. In the case of the REIT, notwithstanding anything to the contrary in this Agreement or any other Loan Document, (a) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than those incidental to its ownership of the Capital Stock of the Borrower, (b) incur, create, assume or suffer to exist any Indebtedness or other liabilities or financial obligations, except (i) nonconsensual obligations imposed by operation of law, (ii) pursuant to the Loan Documents to which it is a party, (iii) obligations with respect to its Capital Stock, and (iv) Permitted Limited Recourse Guarantees permitted by Section 7.2(j), or (c) own, lease, manage or otherwise operate any properties or assets (including cash (other than cash received in connection with dividends made by the Borrower in accordance with Section 7.6 pending application in the manner contemplated by said Section) and cash equivalents) other than the ownership of shares of Capital Stock of the Borrower.

7.16 Limitation on Hedge Agreements. Enter into any Hedge Agreement other than Hedge Agreements entered into in the ordinary course of business, and not for speculative purposes, to protect against changes in interest rates.

7.17 REIT Status. Permit the REIT to fail to meet the requirements for REIT Status.

7.18 Borrower Tax Status. Permit the Borrower to become an association (or publicly traded partnership or taxable mortgage pool) taxable as a corporation for federal tax purposes at any time.

7.19 Borrowing Base Properties; Ground Leases. (a) Use or occupy or conduct any activity on, or allow the use or occupancy of or the conduct of any activity on any Borrowing Base Properties in any manner which makes void, voidable, or cancelable any insurance then in force with respect thereto or makes the maintenance of insurance in accordance with Section 6.5 commercially unreasonable (including by way of increased premium);

(b) Without the prior written consent of the Administrative Agent, initiate or permit any zoning reclassification of any Borrowing Base Property or seek any variance under existing zoning ordinances applicable to any Borrowing Base Property or use or permit the use of any Borrowing Base Property in such a manner which would result in such use becoming a nonconforming use under applicable zoning ordinances or other Requirement of Law, in each case, in a manner that would materially interfere with the use or operation of such Borrowing Base Property;

(c) Without the prior written consent of the Administrative Agent, (i) except as permitted by Section 7.3(f), impose any material easement, restrictive covenant, or encumbrance upon any Borrowing Base Property, (ii) execute or file any subdivision plat affecting any Borrowing Base Property or (iii) consent to the annexation of any Borrowing Base Property to any municipality;

(d) Suffer, permit or initiate the joint assessment of any Borrowing Base Property (a) with any other real property constituting a tax lot separate from such Borrowing Base Property, and (b) which constitutes real property with any portion of such Borrowing Base Property which may be deemed to constitute personal property, or any other procedure whereby the Lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of such Borrowing Base Property;

(e) Without the prior written consent of the Administrative Agent, permit any drilling or exploration for or extraction, removal or production of any mineral, hydrocarbon, gas, natural element, compound or substance (including sand and gravel) from the surface or subsurface of any Borrowing Base Property regardless of the depth thereof or the method of mining or extraction thereof;

(f) Without the prior consent of the Administrative Agent, surrender the leasehold estate created by any Acceptable Ground Lease or terminate or cancel any Acceptable Ground Lease or modify, change, supplement, alter, or amend any Acceptable Ground Lease, either orally or in writing, in each case, except as would not cause such Acceptable Ground Lease to fail to qualify as an Acceptable Ground Lease;

(g) Without the prior consent of the Administrative Agent, fail to exercise any option or right to renew or extend the term of any Acceptable Ground Lease in accordance with the terms of such Acceptable Ground Lease, and shall give prompt written notice to Lender and shall execute, acknowledge, deliver and record any document requested by the Administrative Agent to evidence the Lien of the related Mortgage on such extended or renewed lease term, in each case, except as would not cause such Acceptable Ground Lease to fail to qualify as an Acceptable Ground Lease; provided, that, the Loan Parties shall not be required to exercise any particular option or right to renew or extend to the extent the Loan Parties shall have received the prior written consent of the Administrative Agent (which consent may be withheld by the Administrative Agent in its sole and absolute discretion and which consent shall not be necessary to the extent such failure to exercise such right would not cause such Acceptable Ground Lease to fail to qualify as an Acceptable Ground Lease) allowing the Loan Parties to forego exercising such option or right to renew or extend;

(h) Waive, excuse, condone or in any way release or discharge any ground lessor of or from such ground lessor’s material obligations, covenants and/or conditions under the applicable Acceptable Ground Lease without the prior written consent of the Administrative Agent, in each case, except as would not cause such Acceptable Ground Lease to fail to qualify as an Acceptable Ground Lease;

(i) Notwithstanding anything contained in any Acceptable Ground Lease to the contrary, without the prior written consent of the Administrative Agent, sublet any portion of any Borrowing Base Property held pursuant to an Acceptable Ground Lease, except as would not cause such Acceptable Ground Lease to fail to qualify as an Acceptable Ground Lease;

(j) Enter into any Contractual Obligations related to any Borrowing Base Property providing for the payment of a management fee (or any other similar fee) to anyone other than a Group Member, unless such fee is subordinated to the Obligations in a manner satisfactory to the Administrative Agent; or

(k) Any acquisition of any ground lessor’s interest in any Acceptable Ground Lease by any Group Member shall be accomplished by the Group Member in such a manner so as to avoid a merger of the interests of lessor and lessee in such Acceptable Ground Lease, unless consent to such merger is granted by the Administrative Agent.

7.20 Environmental Matters. (a) Cause, commit, permit, or allow to continue (i) any violation of any Environmental Requirement which could reasonably be expected to cause a Material Property Event or have a Material Adverse Effect: (A) by any Group Member or by any Person; and (B) by or with respect to any Borrowing Base Property or any use of or condition or activity on any Real Property, or (ii) the attachment of any environmental Liens on any Borrowing Base Property.

(b) Place, install, dispose of, or release, or cause, permit, or allow the placing, installation, disposal, spilling, leaking, dumping, or release of, any Materials of Environmental Concern or storage tank (or similar vessel) on any Real Property; provided that, any Materials of Environmental Concern or storage tank (or similar vessel) disclosed in the ESA or otherwise permitted pursuant to any Lease affecting any Borrowing Base Property shall be permitted on any Borrowing Base Property so long as such Materials of Environmental Concern or storage tanks (or similar vessels) are maintained in compliance with all applicable Environmental Requirements.

SECTION 8 EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof or thereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document, in any Borrowing Base Certificate, or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made or furnished; or

(c) (i) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.4(a) (with respect to the REIT and the Borrower only), Section 6.7(a) or Section 7, or in Section 5 of the Guarantee and Collateral Agreement or (ii) an “Event of Default” under and as defined in any Mortgage shall have occurred and be continuing; or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days; or

(e) any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including, without limitation, any Guarantee Obligation, but excluding the Loans and Reimbursement Obligations), on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided that, (x) a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of which exceeds in the aggregate the Threshold Amount, and (y) solely with respect to any Non-Recourse Indebtedness, a default, event or condition described in clause (iii) of this paragraph (e) with respect to any Non-Recourse Indebtedness shall not at any time constitute an Event of Default unless at such time, the lenders thereunder have caused such Non-Recourse Indebtedness to become due prior to its stated maturity or the applicable Group Members have otherwise commenced negotiations with such lenders with respect to a deed-in-lieu or other settlement of all or substantially all of the obligations under such Non-Recourse Indebtedness; or

(f) (i) any Group Member shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any failure to satisfy the minimum funding standard of Section 412 of the Code and Section 302 of ERISA, whether or not waived, shall exist with respect to any Single Employer Plan or Multiemployer Plan, or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee would reasonably be expected to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, or (v) the Borrower or any Commonly Controlled Entity shall incur, or reasonably be expected to incur, any liability in connection with a withdrawal from, or the Insolvency or Reorganization of a Multiemployer Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, would, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or

(h) one or more judgments or decrees shall be entered against any Group Member involving for the Group Members taken as a whole a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $5,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(i) any of the Security Documents shall cease, for any reason (other than by reason of the express release thereof pursuant to Section 10.15), to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(j) the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason (other than by reason of the express release thereof pursuant to Section 10.15), to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(k) any Change of Control shall occur;

then, and in any such event, (a) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Revolving Credit Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (b) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Credit Commitments to be terminated forthwith, whereupon the Revolving Credit Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. In the case of all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired face amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto).

SECTION 9 THE AGENTS

9.1 Appointment. Each Lender hereby irrevocably designates and appoints the Agents as the agents of such Lender under this Agreement and the other Loan Documents, and each Lender irrevocably authorizes each Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this

Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.

9.2 Delegation of Duties. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

9.3 Exculpatory Provisions. Neither any Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

9.4 Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Loan Parties), independent accountants and other experts selected by such Agent. The Agents may deem and treat the payee of any Note as the owner thereof for all purposes unless such Note shall have been transferred in accordance with Section 10.6 and all actions required by such Section in connection with such transfer shall have been taken. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5 Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent shall have received notice from a Lender, the REIT, or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent shall receive such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither any of the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of such Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

9.7 Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the REIT or the Borrower and without limiting the obligation of the REIT or the Borrower to do so), ratably according to their respective Revolving Credit Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Revolving Credit Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Revolving Credit Percentages immediately prior to such date), for, and to save each Agent harmless from and against, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Revolving Credit Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

9.8 Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

9.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon ten days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is ten days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. The Syndication Agent may, at any time, by notice to the Lenders and the Administrative Agent, resign as Syndication Agent hereunder, whereupon the duties, rights, obligations and responsibilities of the Syndication Agent hereunder shall automatically be assumed by, and inure to the benefit of, the Administrative Agent, without any further act by the Syndication Agent, the Administrative Agent or any Lender. After any retiring Agent’s resignation as Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.

9.10 Authorization to Release Liens and Guarantees. The Administrative Agent is hereby irrevocably authorized by each of the Lenders to effect any release of Liens or guarantee obligations contemplated by Section 10.15.

9.11 The Arranger; the Syndication Agent. Neither the Arranger nor the Syndication Agent, in their respective capacities as such, shall have any duties or responsibilities, nor shall any such Person incur any liability, under this Agreement and the other Loan Documents.

9.12 No Duty to Disclose. The Administrative Agent, the Syndication Agent and the Arrangers and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the REIT, the Borrower, the other Loan Parties and their respective Affiliates, and none of the Administrative Agent, the Syndication Agent nor any Arranger has any obligation to disclose any of such interests to the REIT, the Borrower, any other Loan Party or any of their respective Affiliates.

9.13 Waiver. To the fullest extent permitted by law, each of the REIT, the Borrower and the other Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent, the Syndication Agent and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 10 MISCELLANEOUS

10.1 Amendments and Waivers. Neither this Agreement or any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or (with the written consent of the Required Lenders) the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents (including amendments and restatements hereof or thereof) for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as may be specified in the instrument of waiver, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

(i) forgive the principal amount or extend the final scheduled date of maturity of any Loan or Reimbursement Obligation, reduce the stated rate of any interest or fee payable under this Agreement (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Revolving Credit Commitment of any Lender, in each case without the consent of each Lender directly affected thereby;

(ii) amend, modify or waive any provision of this Section or reduce any percentage specified in the definition of Required Lenders or Supermajority Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Subsidiary Guarantors from their guarantee obligations under the Guarantee and Collateral Agreement, in each case without the consent of all the Lenders;

(iii) amend, modify or waive any provision of Section 9, or any other provision affecting the rights, duties or obligations of any Agent, without the consent of any Agent directly affected thereby;

(iv) amend, modify or waive any provision of Section 2.3 or 2.4 without the consent of the Swing Line Lender;

(v) amend, modify or waive any provision of Section 2.15 without the consent of each Lender directly affected thereby;

(vi) amend, modify or waive any provision of Section 3 without the consent of each Issuing Lender affected thereby;

(vii) impose restrictions on assignments and participations that are more restrictive than, or additional to, those set forth in Section 10.6 without the consent of each Lender directly affected thereby; or

(viii) amend, modify or waive (i) the definitions of “Additional Borrowing Base Office Properties,” “Approved Borrowing Base Office Properties,” “Borrowing Base,” “Borrowing Base Office Properties,” “Borrowing Base Properties,” “Borrowing Base Studio Properties,” “Capitalization Rate,” “Eligible Borrowing Base Property”, “Maximum Facility Availability” or “Total Asset Value”, (ii) solely in connection with determining the Borrowing Base, the definitions of “Consolidated Debt Service Coverage Amount” (and the related defined terms used therein) and “Net Operating Income” (and the related defined terms used therein), (iii) add a Borrowing Base Studio Property (other than Sunset Gower and Sunset Bronson) to the Borrowing Base or (iv) Section 2.9, 5.3 or 5.4, in each case, without the consent of the Supermajority Lenders.

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Any such waiver, amendment, supplement or modification shall be effected by a written instrument signed by the parties required to sign pursuant to the foregoing provisions of this Section; provided, that delivery of an executed signature page of any such instrument by facsimile transmission shall be effective as delivery of a manually executed counterpart thereof.

10.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed (a) in the case of the REIT, the Borrower and the Agents, as follows and (b) in the case of the Lenders, as set forth in an administrative questionnaire delivered to the Administrative Agent or in the case of a Lender which becomes a party to this Agreement pursuant to an Assignment and Assumption substantially in the form of Exhibit E, in such Assignment and Assumption or (c) in the case of any party, to such other address as such party may hereafter notify to the other parties hereto:

The REIT:	Hudson Pacific Properties, Inc. 11601 Wilshire Blvd., Suite 1600 Los Angeles, CA 90025
Attention: Mark Lammas or Corporate Credit Facility Administrator Telecopy: (310) 445-5710 Telephone: (310) 445-5702

The Borrower:	Hudson Pacific Properties, L.P. c/o Hudson Pacific Properties, Inc. 11601 Wilshire Blvd., Suite 1600

Los Angeles, CA 90025 Attention: Mark Lammas or Corporate Credit Facility Administrator Telecopy: (310) 445-5710
Telephone: (310) 445-5702

The Syndication Agent:	Bank of America, N.A. 315 Montgomery Street Mail Code: CA5-704-06-37

San Francisco, CA 94104 Attention: Helen W. Chan Telecopy: (415) 913-2356
Telephone:

The Administrative Agent:	Barclays Bank PLC 745 Seventh Avenue New York, New York 10019
Attention: Craig Malloy Telecopy: (646) 758-4617 Telephone: (212) 526-7150

With a copy to:	Issuing Lender: As notified by such Issuing Lender to the Administrative Agent and the Borrower

provided that any notice, request or demand to or upon any Agent, any Issuing Lender or any Lender shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4 Survival of Representations and Warranties. All representations and warranties made herein, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5 Payment of Expenses. The Borrower agrees (a) to pay or reimburse the Agents for all their reasonable out-of-pocket costs and expenses incurred in connection with the syndication of the Revolving Credit Commitments (other than fees payable to syndicate members) and the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements and other charges of counsel to the Administrative Agent and the charges of Intralinks, (b) to pay or reimburse each Lender and the Agents for all their costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including, without limitation, the fees and disbursements of counsel (including the allocated fees and disbursements and other charges of in-house counsel) to each Lender and of counsel to the Agents, (c) to pay, indemnify, or reimburse each Lender and the Agents for, and hold each Lender and the Agents harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify or reimburse each Lender, each Agent, their respective affiliates, and their respective officers, directors, trustees, employees, advisors, agents and controlling persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever incurred by an Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, any commitment letter or fee letter in connection therewith, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds thereof (including any refusal by any Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Materials of Environmental Concern on or from any property owned, occupied or operated by the Borrower or any of its Subsidiaries, or any environmental liability related in any way to the Borrower or any of its Subsidiaries or any or their respective properties, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by any third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by unauthorized persons of information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons or for any special, indirect, consequential or punitive damages in connection with the Revolving Credit Commitments. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries so to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section shall be payable not later than 30 days after written demand therefor. Statements payable by the Borrower pursuant to this Section shall be submitted to Mark Lammas (Telephone No. (310) 445-5702) (Fax No. (310) 445-5710), at the address of the Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a notice to the Administrative Agent. The agreements in this Section shall survive repayment of the Loans and all other amounts payable hereunder.

10.6 Successors and Assigns; Participations and Assignments. (a) This Agreement shall be binding upon and inure to the benefit of the REIT, the Borrower, the Lenders, the Agents, all future holders of the Loans and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Agents and each Lender.

(b) Any Lender may, without the consent of the Borrower, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (each, a “Participant”) participating interests in any Loan owing to such Lender, any Revolving Credit Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Agents shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would require the consent of all Lenders pursuant to Section 10.1. The Borrower agrees that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 10.7(a) as fully as if such Participant were a Lender hereunder. The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.16, 2.17 or 2.18 with respect to its participation in the Revolving Credit Commitments and the Loans outstanding from time to time as if such Participant were a Lender; provided that, in the case of Section 2.17, such Participant shall have complied with the requirements of said Section, and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

(c) Any Lender (an “Assignor”) may, in accordance with applicable law and upon written notice to the Administrative Agent, at any time and from time to time assign to any Lender or any affiliate, Related Fund or Control Investment Affiliate thereof or, with the consent of the Borrower and the Agents and, in the case of any assignment of Revolving Credit Commitments, the written consent of the Issuing Lender and the Swing Line Lender (which shall not be unreasonably withheld or delayed), to an additional bank, financial institution or other entity (an “Assignee”) all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Assumption, substantially in the form of Exhibit E, executed by such Assignee and such Assignor (and, where the consent of the Borrower, the Agents or the Issuing Lender or the Swing Line Lender is required pursuant to the foregoing provisions, by the Borrower and such other Persons) and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that no such assignment to an Assignee (other than any

Lender or any affiliate thereof) shall be in an aggregate principal amount of less than $5,000,000 (other than in the case of an assignment of all of a Lender’s interests under this Agreement), unless otherwise agreed by the Borrower and the Administrative Agent. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Assumption, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Assumption, have the rights and obligations of a Lender hereunder with the Revolving Credit Commitments and/or Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of an Assignor’s rights and obligations under this Agreement, such Assignor shall cease to be a party hereto, except as to Section 2.16, 2.17 and 10.5 in respect of the period prior to such effective date). In the event that Borrower fails to respond within five Business Days after the receipt of a request to approve an assignment pursuant to this Section 10.6(c), the Borrower shall be deemed to have consented to such assignment. Notwithstanding any provision of this Section, the consent of the Borrower shall not be required for any assignment that occurs at any time when any Event of Default shall have occurred and be continuing. For purposes of the minimum assignment amounts set forth in this paragraph, multiple assignments by two or more Related Funds shall be aggregated.

(d) The Administrative Agent shall, on behalf of the Borrower, maintain at its address referred to in Section 10.2 a copy of each Assignment and Assumption delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Revolving Credit Commitment of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, each Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans and any Notes evidencing such Loans recorded therein for all purposes of this Agreement. Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Assumption; thereupon one or more new Notes in the same aggregate principal amount shall be issued to the designated Assignee, and the old Notes shall be returned by the Administrative Agent to the Borrower marked “canceled”. The Register shall be available for inspection by the Borrower or any Lender (with respect to any entry relating to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice. Each Lender that sells a participation, acting for this purpose as a non-fiduciary agent (solely for tax purposes) shall maintain a register on which it enters the name and address of each participant and the principal amounts of each participant’s interest in the Revolving Credit Commitments, Loans and other Obligations held by it (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such interest in the Revolving Credit Commitments, Loans and other Obligations as the owner thereof for all purposes of this Agreement notwithstanding any notice to the contrary.

(e) Upon its receipt of an Assignment and Assumption executed by an Assignor and an Assignee (and, in any case where the consent of any other Person is required by Section 10.6(c), by each such other Person) together with payment to the Administrative Agent of a registration and processing fee of $3,500 (treating multiple, simultaneous assignments by or to two or more Related Funds as a single assignment), the Administrative Agent shall (i) promptly accept such Assignment and Assumption and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Borrower. On or prior to such effective date, the Borrower, at its own expense, upon request, shall execute and deliver to the Administrative Agent (in exchange for the Revolving Credit Note of the assigning Lender) a new Revolving Credit Note to the order of such Assignee in an amount equal to the Revolving Credit Commitment assumed or acquired by it pursuant to such Assignment and Assumption and, if the Assignor has retained a Revolving Credit Commitment upon request, a new Revolving Credit Note to the order of the Assignor in an amount equal to the Revolving Credit Commitment retained by it hereunder. Such new Note or Notes shall be dated the Closing Date and shall otherwise be in the form of the Note or Notes replaced thereby.

(f) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests in Loans and Notes, including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law.

(g) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Revolving Credit Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof. In addition, notwithstanding anything to the contrary in this Section 10.6(g), any SPC may (A) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender, or with the prior written consent of the Borrower and the Administrative Agent (which consent shall not be unreasonably withheld) to any financial institutions providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans, and (B) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC; provided that non-public information with respect to the Borrower may be disclosed only with the Borrower’s consent which will not be unreasonably withheld. This paragraph (g) may not be amended without the written consent of any SPC with Loans outstanding at the time of such proposed amendment.

10.7 Adjustments; Set-off. (a) Except to the extent that this Agreement provides for payments to be allocated to a particular Lender or to the Lenders, if any Lender (a “Benefitted Lender”) shall at any time receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Obligations, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Obligations, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) Subject to Section 10.7(c), in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the REIT or the Borrower, any such notice being expressly waived by the REIT and the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the REIT or the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the REIT or the Borrower, as the case may be. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

(c) Each Lender hereby acknowledges that the exercise by any Lender of offset, set-off, banker’s lien or similar rights against any deposit account or other property or asset of the Borrower or any other Group Member, whether or not located in California, could result under certain laws in significant impairment of the ability of all Lenders to recover any further amounts in respect of the Obligations. Each Lender hereby agrees not to charge or offset any amount owed to it by Borrower against any of the accounts, property or assets of the Borrower or any other Group Member held by such Lender without the prior written approval of the Required Lenders.

10.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

10.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of the REIT, the Borrower, the Agents, the Arranger and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Arranger, any Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11 Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12 Submission To Jurisdiction; Waivers. Each of the REIT and the Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the REIT or the Borrower, as the case may be at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

10.13 Acknowledgments. Each of the REIT and the Borrower hereby acknowledges that:

(a) it has been advised by and consulted with its own legal, accounting, regulatory and tax advisors (to the extent it deemed appropriate) in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Arranger, any Agent nor any Lender has any fiduciary relationship with or duty to the REIT or the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Arranger, the Agents and the Lenders, on one hand, and the REIT and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor;

(c) it is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and

(d) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Arranger, the Agents and the Lenders or among the REIT, the Borrower and the Lenders.

10.14 Confidentiality. Each of the Agents and the Lenders agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent any Agent or any Lender from disclosing any such information (a) to the Arranger, any Agent, any other Lender or any affiliate of any thereof, (b) to any Participant or Assignee (each, a “Transferee”) or prospective Transferee that agrees to comply with the provisions of this Section or substantially equivalent provisions, (c) to any of its employees, directors, agents, attorneys, accountants and other professional advisors, (d) to any financial institution that is a direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section), (e) upon the request or demand of any Governmental Authority having jurisdiction over it, (f) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (g) in connection with any litigation or similar proceeding, (h) that has been publicly disclosed other than in breach of this Section, (i) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender or (j) in connection with the exercise of any remedy hereunder or under any other Loan Document.

10.15 Release of Collateral and Guarantee Obligations. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon request of the Borrower in connection with any Disposition of Property permitted by the Loan Documents, the Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Specified Hedge Agreement) take such actions as shall be required to release its security interest in any Collateral being Disposed of in such Disposition, and to release any guarantee obligations under any Loan Document of any Person being Disposed of in such Disposition, to the extent necessary to permit consummation of such Disposition in accordance with the Loan Documents.

(b) Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon request of the Borrower in connection with any incurrence of Indebtedness permitted by Section 7.2, the Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Specified Hedge Agreement) take such actions as shall be required to release its security interest in any Collateral to be subject to a Lien permitted by Section 7.3, and to release any guarantee obligations under any Loan Document of the Person incurring such Indebtedness, to the extent necessary to permit the incurrence of such Indebtedness (and the granting of Liens to secure such Indebtedness) in accordance with the Loan Documents, provided that, the Borrower shall deliver to the Administrative Agent a pro forma Compliance Certificate (i) certifying that, immediately prior to and after giving effect to the incurrence of such Indebtedness, no Default or Event of Default shall have occurred and be continuing, (ii) containing all information and calculations necessary, and taking into consideration such Indebtedness, for determining pro forma compliance with the provisions of Section 7.1 hereof and the Borrowing Base and (iii) with respect to any Borrowing Base Property, certifying that the conditions set forth for the release of such Borrowing Base Property in Section 5.4 have been satisfied.

(c) Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon request of the Borrower in connection with any transaction undertaken by the Borrower pursuant to which the removal of certain Collateral is necessary or advisable to facilitate such transaction, the Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Specified Hedge Agreement) take such actions as shall be required to release its security interest in such Collateral and, if such Collateral is comprised of a Person, to release any guarantee obligations under any Loan Document of such Person, but only to the extent reasonably necessary to facilitate the transaction being undertaken by the Borrower, provided that, the Borrower shall deliver to the Administrative Agent a pro forma Compliance Certificate (i) certifying that, immediately prior to and after giving effect to the removal of such Collateral, no Default or Event of Default shall have occurred and be continuing, (ii) containing all information and calculations necessary, and taking into consideration the removal of such Collateral, for determining pro forma compliance with the provisions of Section 7.1 hereof and the Borrowing Base and (iii) with respect to any Borrowing Base Property, certifying that the conditions set forth for the release of such Borrowing Base Property in Section 5.4 have been satisfied.

(d) Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (other than obligations in respect of any Specified Hedge Agreement) have been paid in full, all Revolving Credit Commitments have terminated or expired and no Letter of Credit shall be outstanding, upon request of the Borrower, the Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Specified Hedge Agreement) take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations under any Loan Document, whether or not on the date of such release there may be outstanding Obligations in respect of Specified Hedge Agreements. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

10.16 Accounting Changes. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Change as if such Accounting Change had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred. “Accounting Change” refers to any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

10.17 Waivers of Jury Trial. THE REIT, THE BORROWER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

HUDSON PACIFIC PROPERTIES, INC. a Maryland corporation

By:	/s/ Mark Lammas
Name:	Mark Lammas
Title:	Chief Financial Officer

HUDSON PACIFIC PROPERTIES, L.P. a Maryland limited partnership

By:	Hudson Pacific Properties, Inc., a Maryland corporation its General Partner

By:	/s/ Mark Lammas
Name:	Mark Lammas
Title:	Chief Financial Officer

BANC OF AMERICA SECURITIES LLC, as Arranger

By:	/s/ Ananda Reynolds
Name:	Ananda Reynolds
Title:	Director

BANK OF AMERICA, N.A., as Syndication Agent and a Lender

By:	/s/ James Johnson
Name:	James P. Johnson
Title:	Senior Vice President

BARCLAYS BANK PLC, as Administrative Agent and a Lender

By:	/s/ Craig Malloy
Name:	Craig J. Malloy
Title:	Director

Bank of Montreal, as a Lender

By:	/s/ Aaron Lanski
Name:	Aaron Lanski
Title:	Director

KeyBank National Association, as a Lender

By:	/s/ Jason R. Weaver
Name:	Jason Weaver
Title:	Senior Vice President

MORGAN STANLEY SENIOR FUNDING, INC., as a Lender

By:	/s/ Ryan Vetsch
Name:	Ryan Vetsch
Title:	Vice President

Wells Fargo Bank, National Association, as a Lender

By:	/s/ Mark Loewen
Name:	Mark Loewen
Title:	Vice President

SCHEDULE 1.1A

to

Credit Agreement

MORTGAGED PROPERTY

PROPERTY NAME	ADDRESS AND ASSESSOR’S PARCEL NUMBERS	FEE AND/OR LEASEHOLD OWNER
Sunset Gower (fee and leasehold);

Fee: 1438 N. Gower St. and 1323 and 1437 Gordon St., Hollywood, CA

APN: portion of 5545-013-402; 049; and 005 (old)

APN: 5545-013-057; 404; 058; 059 (new)

6060 W. Sunset Boulevard, Los Angeles, CA

APN: 5545-013-043

Leasehold : 1440 and 1448 N. Gower St., Hollywood, CA

APN: 5545-013-401

Los Angeles County

SGS Holdings, LLC, a Delaware limited liability company, fee owner and lessee

Technicolor Building	Technicolor Building: 6040 Sunset Blvd., Hollywood, CA APN: portion of 5545-013-402 (old) APN: 5545-013-403 (new) Los Angeles County	SGS Holdings, LLC, a Delaware limited liability company, fee owner

City Plaza	One City Boulevard West, Orange, CA Orange County APN: 231-131-38	HFOP City Plaza, LLC, a Delaware limited liability company

SCHEDULE 1.1B

to

Credit Agreement

REAL PROPERTY

PROPERTY NAME	ADDRESS AND ASSESSOR’S PARCEL NUMBERS	FEE AND/OR LEASEHOLD OWNER
Sunset Gower (fee and leasehold);

Fee: 1438 N. Gower St. and 1323 and 1437 Gordon St., Hollywood, CA

APN: portion of 5545-013-402; 049; and 005 (old)

APN: 5545-013-057; 404; 058; 059 (new)

6060 W. Sunset Boulevard, Los Angeles, CA

APN: 5545-013-043

Leasehold : 1440 and 1448 N. Gower St., Hollywood, CA

APN: 5545-013-401

Los Angeles County

SGS Holdings, LLC, a Delaware limited liability company, fee owner and lessee

Technicolor Building	Technicolor Building: 6040 Sunset Blvd., Hollywood, CA APN: portion of 5545-013-402 (old) APN: 5545-013-403 (new) Los Angeles County	SGS Holdings, LLC, a Delaware limited liability company, fee owner

2

PROPERTY NAME	ADDRESS AND ASSESSOR’S PARCEL NUMBERS	FEE AND/OR LEASEHOLD OWNER
Sunset Bronson (Main Lot) and KTLA Building	5858 Sunset Blvd., Hollywood, CA Los Angeles County APN: 5545-016-007	Sunset Bronson Entertainment Properties, LLC, a Delaware limited liability company

Sunset Bronson Lot A (parking lot)	1521 and 1525 N. Bronson and 5901 and 5923 W. Sunset Blvd., Hollywood, CA Los Angeles County APN’s: 5545-009-029; 030; 032 and 033	Sunset Studios Holdings, LLC, a Delaware limited liability company

Sunset Bronson Lot D (parking lot)	1459 and 1463 N. Bronson, Hollywood, CA Los Angeles County APN’s: 5545-015-003 and 004	Sunset Bronson Entertainment Properties, LLC, a Delaware limited liability company

City Plaza	One City Boulevard West, Orange, CA Orange County APN: 231-131-38	HFOP City Plaza, LLC, a Delaware limited liability company

First Financial	16830 Ventura Blvd., Encino, CA Los Angeles County APN: 2289-001-034	GLB Encino, LLC, a Delaware limited liability company

Tierrasanta	9755-9775 Claremont Mesa Blvd., San Diego, CA San Diego County APN’s: 372-150-51-00; 849-092-84-84; 372-150-52-00; 849-092-84-94 372-150-53-00; 849-092-85-04 372-150-54-00; 849-092-85-14	Glenborough Tierrasanta, LLC, a Delaware limited liability company

Soma Square	881-899 Howard St., San Francisco, CA San Francisco County APN: Lot 079; Block 3733	Howard Street Associates LLC, a Delaware limited liability company

*Saatchi & Saatchi (Tenant leases entire office building)	3501 Sepulveda, Torrance, CA Los Angeles County APN: portion of 7366-019-066 *(to be acquired post-closing)	Del Amo Fashion Center Operating Company, L.L.C., a Delaware limited liability company, ground lessee (currently) Hudson Del Amo Office Properties, LLC (upon acquisition)

3

SCHEDULE 1.1C

to

Credit Agreement

EXCLUDED SUBSIDIARIES

Entity	Jurisdiction of Incorporation/Formation	Type
GLB Encino, LLC	Delaware	Unable to Guarantee
Glenborough Tierrasanta, LLC	Delaware	Unable to Guarantee
HCTD, LLC	Delaware	Immaterial Subsidiary
Hudson Capital, LLC	California	Immaterial Subsidiary
Hudson OP Management, LLC	Delaware	Immaterial Subsidiary
Hudson Media and Entertainment Management, LLC	Delaware	Immaterial Subsidiary
Hudson Sunset Bronson, LLC	Delaware	Unable to Guarantee
Sunset Bronson Entertainment Properties, LLC	Delaware	Unable to Guarantee
Sunset Bronson Services, LLC	Delaware	Immaterial Subsidiary
Sunset Studios Holdings, LLC	Delaware	Unable to Guarantee

4

SCHEDULE 4.4

to

Credit Agreement

CONSENTS, AUTHORIZATIONS, FILINGS AND NOTICES

None.

5

None.

SCHEDULE 4.15

to

Credit Agreement

SUBSIDIARIES

Entity	Jurisdiction of Incorporation/Formation	Ownership
Hudson Pacific Properties, L.P.	Maryland	General Partner - Hudson Pacific Properties, Inc., approximately 88.6% ownership
GLB Encino, LLC	Delaware	100% Hudson Pacific Properties, L.P.
Glenborough Tierrasanta, LLC	Delaware	100% Hudson Pacific Properties, L.P.
HCTD, LLC	Delaware	100% Hudson Pacific Services, Inc.
HFOP Associates, LLC	Delaware	100% Hudson Office Properties, LLC
HFOP City Plaza, LLC	Delaware	100% HFOP Associates, LLC
Howard Street Associates LLC	Delaware	100% Hudson Pacific Properties, L.P.
Hudson Capital, LLC	California	100% Hudson Pacific Properties, L.P.
Hudson Del Amo Office, LLC	Delaware	100% Hudson Pacific Properties, L.P.
Hudson Office Properties, LLC	Delaware	100% Hudson Pacific Properties, L.P.
Hudson OP Management, LLC	Delaware	100% Hudson Pacific Properties, L.P.
Hudson Pacific Services, Inc.	Maryland	100% Hudson Pacific Properties, L.P.
Hudson Media and Entertainment Management, LLC	Delaware	100% Hudson Pacific Properties, L.P.
Hudson Sunset Gower, LLC	Delaware	100% Hudson Pacific Properties, L.P.
Hudson Sunset Bronson, LLC	Delaware	100% Hudson Pacific Properties, L.P.
SGS Holdings, LLC	Delaware	100% SGS Realty I, LLC
SGS Realty I, LLC	Delaware	100% SGS Realty II, LLC
SGS Realty II, LLC	Delaware	100% Hudson Sunset Gower, LLC
Sunset Bronson Entertainment Properties, LLC	Delaware	100% Sunset Studio Holdings, LLC
Sunset Bronson Services, LLC	Delaware	100% Hudson Pacific Services, Inc.
Sunset Gower Services, LLC	Delaware	100% Hudson Pacific Services, Inc.
Sunset Studios Holdings, LLC	Delaware	100% Hudson Sunset Bronson, LLC

6

WARRANTS, OPTIONS AND CALLS

Redemption rights of the holders of the common units and series A preferred units of Hudson Pacific Properties, L.P., as defined by the partnership agreement of Hudson Pacific Properties, L.P. in effect on the Closing Date and as described in more detail in the S-11 of Hudson Pacific Properties, Inc.

7

SCHEDULE 4.19(a)

to

Credit Agreement

UCC FILING JURISDICTION

Entity	Jurisdiction of Incorporation/Formation
Hudson Pacific Properties, Inc.	Maryland
Hudson Pacific Properties, L.P.	Maryland
HFOP Associates, LLC	Delaware
HFOP City Plaza, LLC	Delaware
Howard Street Associates LLC	Delaware
Hudson Del Amo Office, LLC	Delaware
Hudson Office Properties, LLC	Delaware
Hudson Pacific Services, Inc.	Maryland
Hudson Sunset Gower, LLC	Delaware
SGS Holdings, LLC	Delaware
SGS Realty I, LLC	Delaware
SGS Realty II, LLC	Delaware
Sunset Gower Services, LLC	Delaware

SCHEDULE 4.19(b)

to

Credit Agreement

MORTGAGE FILING JURISDICTION

Property	Jurisdiction
Sunset Gower	Los Angeles County, California
Technicolor Building	Los Angeles County, California
City Plaza	Orange County, California

SCHEDULE 7.2(d)

to

Credit Agreement

EXISTING INDEBTEDNESS

Debt	Amount Outstanding	Maturity Date
Mortgage loan secured by Sunset Bronson including: Environmental Indemnity and Guaranty by Hudson Pacific Properties, L.P.	$37,000,000	4/30/11
Mortgage loan secured by First Financial including: Environmental Indemnity and Guaranty by Hudson Pacific Properties, L.P.	$43,000,000	12/1/11
Mortgage Loan secured by Tierrasanta including: Environmental Indemnity and Guaranty by Hudson Pacific Properties, L.P.	$14,300,000	12/1/11

SCHEDULE 7.3(g)

to

Credit Agreement

EXISTING LIENS

1. Liens under the Mortgage loan secured by the property known as Sunset Bronson.

2. Liens under the Mortgage loan secured by the property known as First Financial.

3. Liens under the Mortgage loan secured by the property known as Tierrasanta.

SCHEDULE 7.9

to

Credit Agreement

SPECIFIED AFFILIATE TRANSACTIONS

Subscription Agreement by and among Farallon Capital Partners, L.P., Farallon Capital Institutional Partners, L.P., Farallon Capital Institutional Partners III, L.P., Victor J. Coleman and Hudson Pacific Properties, Inc. dated as of February 15, 2010.

Contribution Agreement by and among SGS Investors, LLC, HFOP Investors, LLC, Soma Square Investors, LLC, Hudson Pacific Properties, L.P. and Hudson Pacific Properties, Inc., dated as of February 15, 2010.

Contribution Agreement by and among TMG-Flynn SOMA LLC, Hudson Pacific Properties, L.P. and Hudson Pacific Properties, Inc., dated as of February 15, 2010

Contribution Agreement by and among Glenborough Fund XIV, L.P., Glenborough Acquisition, LLC, Hudson Pacific Properties, L.P. and Hudson Pacific Properties, Inc., dated as of February 15, 2010

Representation, Warranty and Indemnity Agreement by and among Hudson Pacific Properties, Inc., Hudson Pacific Properties, L.P. and the persons named therein as nominees of the Farallon Funds, dated as of February 15, 2010.

Representation, Warranty and Indemnity Agreement by and among Hudson Pacific Properties, Inc., Hudson Pacific Properties, L.P. and the persons named therein as nominees of the TMG-Flynn SOMA, LLC, dated as of February 15, 2010.

Representation, Warranty and Indemnity Agreement by and among Hudson Pacific Properties, Inc., Hudson Pacific Properties, L.P. and the persons named therein as nominees of the Glenborough Fund XIV, L.P., dated as of February 15, 2010.

Agreement of Purchase and Sale and Joint Escrow Instructions between Del Amo Fashion Center Operating Company, L.L.C. and Hudson Capital, LLC.

Registration Rights Agreement by and among Hudson Pacific Properties, Inc. and the persons named therein, dated as of June 29, 2009.

Indemnification Agreement date as of June 29, 2009 by and between Hudson Pacific Properties, Inc. and Richard B. Fried.

EXHIBIT A

GUARANTEE AND COLLATERAL AGREEMENT

made by

HUDSON PACIFIC PROPERTIES, INC.,

HUDSON PACIFIC PROPERTIES, L.P.

and certain of its Subsidiaries

in favor of

BARCLAYS BANK PLC,

as Administrative Agent

Dated as of June 29, 2010

-i-

6.3	Pledged Stock	23
6.4	Proceeds to be Turned Over To Administrative Agent	24
6.5	Application of Proceeds	24
6.6	Code and Other Remedies	24
6.7	Registration Rights	25
6.8	Deficiency	26

SECTION 7 THE ADMINISTRATIVE AGENT		27
7.1	Administrative Agent’s Appointment as Attorney-in-Fact, etc	27
7.2	Duty of Administrative Agent	28
7.3	Execution of Financing Statements	29
7.4	Authority of Administrative Agent	29

SECTION 8 MISCELLANEOUS		29
8.1	Amendments in Writing	29
8.2	Notices	30
8.3	No Waiver by Course of Conduct; Cumulative Remedies	30
8.4	Enforcement Expenses; Indemnification	30
8.5	Successors and Assigns	30
8.6	Set-Off	31
8.7	Counterparts	31
8.8	Severability	31
8.9	Section Headings	31
8.10	Integration	31
8.11	GOVERNING LAW	32
8.12	Submission To Jurisdiction; Waivers	32
8.13	Acknowledgments	32
8.14	Additional Grantors	32
8.15	Releases	33
8.16	WAIVER OF JURY TRIAL	33

-ii-

Schedules

Schedule 1	Notice Addresses of Guarantors
Schedule 2	Description of Pledged Securities
Schedule 3	Filings and Other Actions Required to Perfect Security Interest
Schedule 4	Jurisdiction of Organization, Identification Number and Location of Chief Executive Office
Schedule 5	Locations of Inventory and Equipment
Schedule 6	Intellectual Property
Schedule 7	Deposit Accounts

Annexes

Annex I	Assumption Agreement
Annex II	Acknowledgment and Consent

-iii-

GUARANTEE AND COLLATERAL AGREEMENT, dated as of June 29, 2010, made by each of the signatories hereto (together with any other entity that may become a party hereto as provided herein, the “Grantors”), in favor of BARCLAYS BANK PLC, as Administrative Agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions (the “Lenders”) from time to time parties to the Credit Agreement, dated as of June 29, 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among HUDSON PACIFIC PROPERTIES, L.P., a Maryland limited partnership (the “Borrower”), HUDSON PACIFIC PROPERTIES, INC., a Maryland corporation (the “REIT”), the several banks and other financial institutions or entities from time to time parties to the Credit Agreement (the “Lenders”), BARCLAYS CAPITAL INC. and BANC OF AMERICA SECURITIES LLC, as joint lead arrangers and joint bookrunners (in such capacity, collectively, the “Arrangers”), BANK OF AMERICA, N.A., as syndication agent (in such capacity, the “Syndication Agent”), and the Administrative Agent.

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, the Borrower is a member of an affiliated group of companies that includes each other Grantor;

WHEREAS, the proceeds of the extensions of credit under the Credit Agreement will be used in part to enable the Borrower to make valuable transfers to one or more of the other Grantors in connection with the operation of their respective businesses;

WHEREAS, certain of the Qualified Counterparties may enter into Specified Hedge Agreements with one or more of the Grantors;

WHEREAS, the Borrower and the other Grantors are engaged in related businesses, and each Grantor will derive substantial direct and indirect benefit from the extensions of credit under the Credit Agreement and from the Specified Hedge Agreements; and

WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Borrower under the Credit Agreement that the Grantors shall have executed and delivered this Agreement to the Administrative Agent;

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Grantor hereby agrees with the Administrative Agent, for the benefit of the Secured Parties, as follows:

SECTION 1

DEFINED TERMS

1.1 Definitions. (a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

(b) The following terms shall have the following meanings:

“Accounts”: the collective reference to all “accounts” as such term is defined in the New York UCC.

“Agreement”: this Guarantee and Collateral Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Borrower Credit Agreement Obligations”: the collective reference to the unpaid principal of and interest on the Loans and Reimbursement Obligations and all other obligations and liabilities of the Borrower (including, without limitation, interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Loans and Reimbursement Obligations and interest accruing at the then applicable rate provided in the Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to the Administrative Agent or any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, this Agreement, or the other Loan Documents, or any Letter of Credit, or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by the Borrower pursuant to the terms of any of the foregoing agreements).

“Borrower Hedge Agreement Obligations”: the collective reference to all obligations and liabilities of the Borrower (including, without limitation, interest accruing at the then applicable rate provided in any Specified Hedge Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to any Qualified Counterparty, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, any Specified Hedge Agreement or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the relevant Qualified Counterparty that are required to be paid by the Borrower pursuant to the terms of any Specified Hedge Agreement).

2

“Borrower Obligations”: the collective reference to (i) the Borrower Credit Agreement Obligations, (ii) the Borrower Hedge Agreement Obligations, but only to the extent that, and only so long as, the Borrower Credit Agreement Obligations are secured and guaranteed pursuant hereto, and (iii) all other obligations and liabilities of the Borrower, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the Secured Parties that are required to be paid by the Borrower pursuant to the terms of this Agreement).

“Certificated Security”: any “certificated security” as such term is defined in the New York UCC.

“Chattel Paper”: the collective reference to all “chattel paper” as such term is defined in the New York UCC.

“Collateral”: as defined in Section 3.

“Collateral Account”: any collateral account established by the Administrative Agent as provided in Section 6.1 or 6.4.

“Copyrights”: (i) all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished (including, without limitation, those listed in Schedule 6), all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, all registrations, recordings and applications in the United States Copyright Office, and (ii) the right to obtain all renewals thereof.

“Copyright Licenses”: any written agreement naming any Grantor as licensor or licensee (including, without limitation, those listed in Schedule 6), granting any right under any Copyright, including, without limitation, the grant of rights to manufacture, distribute, exploit and sell materials derived from any Copyright.

“Deposit Account”: the accounts listed on Schedule 7, and to the extent receiving or holding proceeds solely from a Borrowing Base Property, any other “deposit account”, as such term is defined in the Uniform Commercial Code of any applicable jurisdiction. The term “deposit account” in the preceding sentence shall be deemed to include, without limitation, the Lockbox Accounts, any demand, time, savings, passbook or like account maintained with a depositary institution, established or held by any Grantor while this Agreement is in effect.

“Documents”: the collective reference to all “documents” as such term is defined in the New York UCC.

“Equipment”: the collective reference to all “equipment” as such term is defined in the New York UCC.

“Excluded Assets”: the collective reference to (i) any contract, General Intangible, Copyright License, Patent License or Trademark License (“Intangible Assets”), in each case to the extent the grant by the relevant Grantor of a security interest pursuant to this

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Agreement in such Grantor’s right, title and interest in such Intangible Asset (A) is prohibited by legally enforceable provisions of any contract, agreement, instrument or indenture governing such Intangible Asset, (B) would give any other party to such contract, agreement, instrument or indenture a legally enforceable right to terminate its obligations thereunder or (C) is permitted only with the consent of another party, if the requirement to obtain such consent is legally enforceable and such consent has not been obtained; provided, that in any event any Receivable or any money or other amounts due or to become due under any such contract, agreement, instrument or indenture shall not be Excluded Assets to the extent that any of the foregoing is (or if it contained a provision limiting the transferability or pledge thereof would be) subject to Section 9-406, 9-407 or 9-408 of the New York UCC, (ii) Foreign Subsidiary Voting Stock excluded from the definition of “Pledged Stock” set forth in this Section 1.1, (iii) all units and other partnership interests held by the REIT in the Borrower and all rights related thereto; (iv) the Capital Stock of any Excluded Subsidiary and (v) in the case of Hudson Pacific Services, Inc., a Maryland corporation, all of its assets, except for the Capital Stock of Sunset Gower Services, LLC, a Delaware limited liability company.

“Farm Products”: the collective reference to all “farm products” as such term is defined in the New York UCC.

“Foreign Subsidiary”: any Subsidiary organized under the laws of any jurisdiction outside the United States of America.

“Foreign Subsidiary Voting Stock”: the voting Capital Stock of any Foreign Subsidiary.

“General Intangibles”: the collective reference to all “general intangibles” as such term is defined in the New York UCC.

“Goods”: the collective reference to all “goods” as such term is defined in the New York UCC.

“Guarantor Hedge Agreement Obligations”: the collective reference to all obligations and liabilities of a Guarantor (including, without limitation, interest accruing at the then applicable rate provided in any Specified Hedge Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to such Guarantor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to any Qualified Counterparty, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, any Specified Hedge Agreement or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the relevant Qualified Counterparty that are required to be paid by such Guarantor pursuant to the terms of any Specified Hedge Agreement).

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“Guarantor Obligations”: with respect to any Guarantor, the collective reference to (i) any Guarantor Hedge Agreement Obligations of such Guarantor, but only to the extent that, and only so long as, the other Obligations of such Guarantor are secured and guaranteed pursuant hereto, and (ii) all obligations and liabilities of such Guarantor which may arise under or in connection with this Agreement (including, without limitation, Section 2) or any other Loan Document to which such Guarantor is a party, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to any Secured Party that are required to be paid by such Guarantor pursuant to the terms of this Agreement or any other Loan Document).

“Guarantors”: the collective reference to each Grantor other than the Borrower.

“Hedge Agreements”: as to any Person, all interest rate swaps, currency exchange agreements, commodity swaps, caps or collar agreements or similar arrangements entered into by such Person providing for protection against fluctuations in interest rates, currency exchange rates or commodity prices or the exchange of nominal interest obligations, either generally or under specific contingencies. For avoidance of doubt, Hedge Agreements shall include any interest rate swap or similar agreement that provides for the payment by the Borrower or any of its Subsidiaries of amounts based upon a floating rate in exchange for receipt by the Borrower or such Subsidiary of amounts based upon a fixed rate.

“Instruments”: the collective reference to all “instruments” as such term is defined in the New York UCC.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks and the Trademark Licenses, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercompany Note”: any promissory note evidencing loans made by any Grantor to the REIT or any of its Subsidiaries.

“Inventory”: the collective reference to all “inventory” as such term is defined in the New York UCC.

“Investment Property”: the collective reference to (i) all “investment property” as such term is defined in Section 9-102(a)(49) of the New York UCC (other than any Foreign Subsidiary Voting Stock excluded from the definition of “Pledged Stock” in this Section 1.1) and (ii) whether or not constituting “investment property” as so defined, all Pledged Notes and all Pledged Stock.

“Issuers”: the collective reference to each issuer of any Investment Property (other than any Excluded Assets).

“Letter-of-Credit Rights”: the collective reference to all “letter-of-credit rights” as such term is defined in the New York UCC.

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“New York UCC”: the Uniform Commercial Code as from time to time in effect in the State of New York.

“Obligations”: (i) in the case of the Borrower, the Borrower Obligations, and (ii) in the case of each Guarantor, its Guarantor Obligations.

“Patents”: (i) all letters patent of the United States, any other country or any political subdivision thereof, all reissues and extensions thereof and all goodwill associated therewith, including, without limitation, any of the foregoing referred to in Schedule 6, (ii) all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof, including, without limitation, any of the foregoing referred to in Schedule 6, and (iii) all rights to obtain any reissues or extensions of the foregoing.

“Patent License”: all agreements, whether written or oral, providing for the grant by or to any Grantor of any right to manufacture, use or sell any invention covered in whole or in part by a Patent, including, without limitation, any of the foregoing referred to in Schedule 6.

“Pledged Notes”: all promissory notes listed on Schedule 2, and, all Intercompany Notes at any time issued to any Grantor and all other promissory notes issued to or held by any Grantor (other than promissory notes issued in connection with extensions of trade credit by any Grantor in the ordinary course of business).

“Pledged Securities”: the collective reference to the Pledged Notes and the Pledged Stock.

“Pledged Stock”: the shares of Capital Stock listed on Schedule 2, and, together with any other shares, stock certificates, options or rights of any nature whatsoever in respect of the Capital Stock of any Person that may be issued or granted to, or held by, any Grantor while this Agreement is in effect; provided that in no event shall more than 65% of the total outstanding Foreign Subsidiary Voting Stock of any Foreign Subsidiary be required to be pledged hereunder.

“Proceeds”: all “proceeds” as such term is defined in Section 9-102(a)(64) of the Uniform Commercial Code in effect in the State of New York on the date hereof and, in any event, including, without limitation, all dividends or other income from the Investment Property, collections thereon or distributions or payments with respect thereto.

“Qualified Counterparty”: with respect to any Specified Hedge Agreement, any counterparty thereto that, at the time such Specified Hedge Agreement was entered into, was a Lender or an affiliate of a Lender.

“Receivable”: any right to payment for goods sold, leased, licensed, assigned or otherwise disposed of, or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including, without limitation, any Account).

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“Secured Parties”: the collective reference to the Administrative Agent, the Syndication Agent, the Lenders (including any Issuing Lender in its capacity as Issuing Lender) and any Qualified Counterparties.

“Securities Act”: the Securities Act of 1933, as amended.

“Supporting Obligations”: the collective reference to all “supporting obligations” as such term is defined in the New York UCC.

“Trademarks”: (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto, including, without limitation, any of the foregoing referred to in Schedule 6, and (ii) the right to obtain all renewals thereof.

“Trademark License”: any agreement, whether written or oral, providing for the grant by or to any Grantor of any right to use any Trademark, including, without limitation, any of the foregoing referred to in Schedule 6.

1.2 Other Definitional Provisions. (a) The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.

(b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(c) Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

SECTION 2

GUARANTEE

2.1 Guarantee. (a) (i) The Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantee to the Administrative Agent, for the ratable benefit of the Secured Parties and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Borrower when due (whether at stated maturity, by acceleration or otherwise) of the Borrower Obligations (other than, in the case of each Guarantor, Borrower Obligations arising pursuant to clause (ii) of this Section 2.1(a) in respect of Guarantor Hedge Agreement Obligations in respect of which such Guarantor is a primary obligor).

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(ii) The Borrower hereby unconditionally and irrevocably guarantees to the Administrative Agent, for the ratable benefit of the Secured Parties and their respective successors, endorsees, transferees and assigns, the prompt and complete payment and performance by each Guarantor when due (whether at stated maturity, by acceleration or otherwise) of the Guarantor Hedge Agreement Obligations of such Guarantor.

(b) Anything herein or in any other Loan Document to the contrary notwithstanding, (i) the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to fraudulent conveyances or transfers or the insolvency of debtors (after giving effect to the right of contribution established in Section 2.2) and (ii) the maximum liability of the Borrower under this Section 2 shall in no event exceed the amount which can be guaranteed by the Borrower under applicable federal and state laws relating to fraudulent conveyances or transfers or the insolvency of debtors (after giving effect to the right of contribution established in Section 2.2).

(c) (i) Each Guarantor agrees that the Borrower Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee of such Guarantor contained in this Section 2 or affecting the rights and remedies of the Administrative Agent or any Secured Party hereunder.

(ii) The Borrower agrees that the Guarantor Hedge Agreement Obligations may at any time and from time to time exceed the amount of the liability of the Borrower under this Section 2 without impairing the guarantee of the Borrower contained in this Section 2 or affecting the rights and remedies of the Administrative Agent or any Secured Party hereunder.

(d) Subject to Section 8.15 hereof, the guarantee contained in this Section 2 shall remain in full force and effect until all the Borrower Obligations (other than Borrower Obligations arising under Section 2.1(a)(ii) hereof) and the obligations of each Guarantor under the guarantee contained in this Section 2 (other than Guarantor Obligations in respect of Borrower Obligations arising under Section 2.1(a)(ii) hereof) shall have been satisfied by full and final payment in cash, no Letter of Credit shall be outstanding and the Revolving Credit Commitments shall be terminated, notwithstanding that from time to time during the term of the Credit Agreement the Borrower may be free from any Borrower Obligations and any or all of the Guarantors may be free from their respective Guarantor Hedge Agreement Obligations.

(e) No payment made by the Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent or any Secured Party from the Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Borrower Obligations or the Guarantor Hedge Agreement Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of the Borrower or any Guarantor under this Section 2 which shall, notwithstanding any such payment (other than any payment made by the Borrower or such Guarantor in respect of the Borrower Obligations or the Guarantor Hedge Agreement Obligations or any payment received or collected from the Borrower or such Guarantor in respect of the Borrower Obligations or the

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Guarantor Hedge Agreement Obligations), remain liable for the Borrower Obligations and the Guarantor Hedge Agreement Obligations up to the maximum liability of the Borrower or such Guarantor hereunder until the Borrower Obligations and the Guarantor Hedge Agreement Obligations are fully and finally paid in cash, no Letter of Credit shall be outstanding and the Revolving Credit Commitments are terminated.

(f) Each Guarantor shall pay additional amounts to, and indemnify, each Secured Party (including for purposes of this Section 2, any assignee, successor or participant) with respect to taxes imposed on payments pursuant to this Guarantee to the same extent as the Borrower would have paid additional amounts and indemnified such Secured Party with respect to taxes under Section 2.16 and 2.17 of the Credit Agreement, if such Guarantor were a Borrower under the Credit Agreement. For the avoidance of doubt, any such payments are in addition to each Guarantor’s obligation to pay any amounts required to be paid by the Borrower to any Secured Party. The agreements in this Section 2(f) shall survive the termination of this Guarantee and the payment of the Loans and all other amounts payable under the Credit Agreement.

2.2 Right of Contribution. (a) Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder or the Guarantor Hedge Agreement Obligations, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment.

(b) The Borrower and each Guarantor agrees that to the extent that the Borrower or any Guarantor shall have paid more than its proportionate share of any payment made hereunder in respect of any Guarantor Hedge Agreement Obligation of any other Guarantor, the Borrower or such Guarantor, as the case may be, shall be entitled to seek and receive contribution from and against the Borrower and any other Guarantor which has not paid its proportionate share of such payment.

(c) The Borrower’s and each Guarantor’s right of contribution under this Section 2.2 shall be subject to the terms and conditions of Section 2.3. The provisions of this Section 2.2 shall in no respect limit the obligations and liabilities of the Borrower or any Guarantor to the Administrative Agent and the Secured Parties, and the Borrower and each Guarantor shall remain liable to the Administrative Agent and the Secured Parties for the full amount guaranteed by the Borrower or such Guarantor hereunder.

2.3 Subrogation. Notwithstanding any payment made by the Borrower or any Guarantor hereunder or any set-off or application of funds of the Borrower or any Guarantor by the Administrative Agent or any Secured Party, neither the Borrower nor any Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any Secured Party against the Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by the Administrative Agent or any Secured Party for the payment of the Borrower Obligations or the Guarantor Hedge Agreement Obligations, nor shall the Borrower or any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Guarantor in respect of payments made by the Borrower or such Guarantor hereunder, until all amounts owing to the Administrative Agent and the Secured Parties by the Borrower on

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account of the Borrower Obligations are fully and finally paid in cash, no Letter of Credit shall be outstanding and the Revolving Credit Commitments are terminated. If any amount shall be paid to the Borrower or any Guarantor on account of such subrogation rights at any time when all of the Borrower Obligations shall not have been fully and finally paid in cash, such amount shall be held by the Borrower or such Guarantor in trust for the Administrative Agent and the Secured Parties, segregated from other funds of the Borrower or such Guarantor, and shall, forthwith upon receipt by the Borrower or such Guarantor, be turned over to the Administrative Agent in the exact form received by the Borrower or such Guarantor (duly indorsed by the Borrower or such Guarantor to the Administrative Agent, if required), to be applied against the Borrower Obligations or the Guarantor Hedge Agreement Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.

2.4 Amendments, etc. with respect to the Borrower Obligations. The Borrower and each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against the Borrower or any Guarantor and without notice to or further assent by the Borrower or any Guarantor, any demand for payment of any of the Borrower Obligations or Guarantor Hedge Agreement Obligations made by the Administrative Agent or any Secured Party may be rescinded by the Administrative Agent or such Secured Party and any of the Borrower Obligations or Guarantor Hedge Agreement Obligations continued, and the Borrower Obligations or Guarantor Hedge Agreement Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Secured Party (with the consent of such of the Borrower and the Guarantor as shall be required thereunder), and the Specified Hedge Agreements, the Credit Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders or all Lenders, as the case may be) may (with the consent of such of the Borrower and the Guarantor as shall be required thereunder) deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any Secured Party for the payment of the Borrower Obligations or Guarantor Hedge Agreement Obligations may (with the consent of such of the Borrower and the Guarantor as shall be required thereunder) be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any Secured Party shall, except to the extent set forth in, and for the benefit of the parties to, the agreements and instruments governing such Lien or guarantee, have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Borrower Obligations or Guarantor Hedge Agreement Obligations or for the guarantees contained in this Section 2 or any property subject thereto.

2.5 Guarantee Absolute and Unconditional. (a) Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Borrower Obligations (other than any notice with respect to any Guarantor Hedge Agreement Obligation with respect to which such Guarantor is a primary obligor and to which it is entitled pursuant to the applicable Specified Hedge Agreement) and notice of or proof of reliance by the Administrative Agent or any Secured Party upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; the Borrower Obligations, and any of them, shall conclusively be

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deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between the Borrower and any of the Guarantors, on the one hand, and the Administrative Agent and the Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or any of the Guarantors with respect to the Borrower Obligations (other than any diligence, presentment, protest, demand or notice with respect to any Guarantor Hedge Agreement Obligation with respect to which such Guarantor is a primary obligor and to which it is entitled pursuant to the applicable Specified Hedge Agreement). Each Guarantor understands and agrees that the guarantee of such Guarantor contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of the Credit Agreement or any other Loan Document, any of the Borrower Obligations or any collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Secured Party, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower or any other Person against the Administrative Agent or any Secured Party, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Borrower Obligations, or of such Guarantor under the guarantee of such Guarantor contained in this Section 2, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agent or any Secured Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any other Guarantor or any other Person or against any collateral security or guarantee for the Borrower Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability under this Section 2, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Secured Party against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

(b) The Borrower waives any and all notice of the creation, renewal, extension or accrual of any of the Guarantor Hedge Agreement Obligations and notice of or proof of reliance by the Administrative Agent or any Secured Party upon the guarantee by the Borrower contained in this Section 2 or acceptance of the guarantee by the Borrower contained in this Section 2; the Guarantor Hedge Agreement Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee by the Borrower contained in this Section 2; and all dealings between the Borrower and any of the Guarantors, on the one hand, and the Administrative Agent and the Secured Parties, on the other hand, with respect to any Guarantor Hedge Agreement Obligation likewise shall be conclusively presumed to have been had or

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consummated in reliance upon the guarantee by the Borrower contained in this Section 2. The Borrower waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower with respect to the Guarantor Hedge Agreement Obligations. The Borrower understands and agrees that the guarantee by the Borrower contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of the Guarantor Hedge Agreement Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Secured Party, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any Person against the Administrative Agent or any Secured Party, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or any Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the applicable Guarantor for the applicable Guarantor Hedge Agreement Obligations, or of the Borrower under its guarantee contained in this Section 2, in bankruptcy or in any other instance. When making any demand under this Section 2 or otherwise pursuing its rights and remedies under this Section 2 against the Borrower, the Administrative Agent or any Secured Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against any Guarantor or any other Person or against any collateral security or guarantee for the Guarantor Hedge Agreement Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from any Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of any Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve the Borrower of any obligation or liability under this Section 2, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Secured Party against the Borrower under this Section 2. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

2.6 Reinstatement. The guarantee contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Borrower Obligations or Guarantor Hedge Agreement Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

2.7 Payments. The Borrower and each Guarantor hereby guarantees that payments by it hereunder will be paid to the Administrative Agent without set-off or counterclaim (i) in the case of obligations in respect of Borrower Obligations arising under the Credit Agreement or any other Loan Document in Dollars at the Payment Office specified in the Credit Agreement and (ii) in the case of obligations in respect of any Borrower Hedge Agreement Obligations or any Guarantor Hedge Agreement Obligations, in the currency and at the place specified in the applicable Specified Hedge Agreement.

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SECTION 3

GRANT OF SECURITY INTEREST

Each Grantor hereby assigns and transfers to the Administrative Agent, and hereby grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in, all of the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Grantor’s Obligations:

(a) all Accounts;

(b) all Chattel Paper;

(c) all Deposit Accounts;

(d) all Documents;

(e) all Equipment;

(f) all General Intangibles;

(g) all Instruments;

(h) all Intellectual Property;

(i) all Inventory;

(j) all Investment Property;

(k) all Letter-of-Credit Rights;

(l) all Goods and other property not otherwise described above;

(m) all books and records pertaining to the Collateral; and

(n) to the extent not otherwise included, all Proceeds and products of any and all of the foregoing, all Supporting Obligations in respect of any of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing;

provided, that notwithstanding anything to the contrary contained in clauses (a) through (n) above, the security interest created by this Agreement shall not extend to, and the term “Collateral” shall not include, any Excluded Assets.

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SECTION 4

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Grantor hereby represents and warrants to the Administrative Agent and each Lender that:

4.1 Representations in Credit Agreement. In the case of each Guarantor, the representations and warranties set forth in Section 4 of the Credit Agreement as they relate to such Guarantor or to the Loan Documents to which such Guarantor is a party, each of which is hereby incorporated herein by reference, are true and correct, and the Administrative Agent and each Lender shall be entitled to rely on each of them as if they were fully set forth herein, provided that each reference in each such representation and warranty to the Borrower’s knowledge shall, for the purposes of this Section 4.1, be deemed to be a reference to such Guarantor’s knowledge.

4.2 Title; No Other Liens. Except for the security interest granted to the Administrative Agent for the ratable benefit of the Secured Parties pursuant to this Agreement and the other Liens permitted to exist on the Collateral by the Credit Agreement, such Grantor owns each item of the Collateral free and clear of any and all Liens or claims of others. No financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, pursuant to this Agreement or as are permitted by the Credit Agreement.

4.3 Perfected First Priority Liens. The security interests granted pursuant to this Agreement (a) upon completion of the filings and other actions specified on Schedule 3 (which, in the case of all filings and other documents referred to on said Schedule, have been delivered to the Administrative Agent in completed and duly executed form) will constitute valid perfected security interests in all of the Collateral in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, as collateral security for such Grantor’s Obligations, enforceable in accordance with the terms hereof against all creditors of such Grantor and any Persons purporting to purchase any Collateral from such Grantor and (b) are prior to all other Liens on the Collateral in existence on the date hereof except for unrecorded Liens permitted by the Credit Agreement which have priority over the Liens on the Collateral by operation of law.

4.4 Jurisdiction of Organization; Chief Executive Office. On the date hereof, such Grantor’s jurisdiction of organization, identification number from the jurisdiction of organization (if any), and the location of such Grantor’s chief executive office or sole place of business or principal residence, as the case may be, are specified on Schedule 4. Such Grantor has furnished to the Administrative Agent a certified charter, certificate of incorporation or other organization document and long-form good standing certificate as of a date which is recent to the date hereof.

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4.5 Inventory and Equipment. On the date hereof, the Inventory and the Equipment with a value in excess of $1,000,000 (other than mobile goods) are kept at the locations listed on Schedule 5.

4.6 Farm Products. None of the Collateral constitutes, or is the Proceeds of, Farm Products.

4.7 Investment Property. (a) The shares of Pledged Stock pledged by such Grantor hereunder constitute all the issued and outstanding shares of all classes of the Capital Stock of each Issuer owned by such Grantor or, in the case of Foreign Subsidiary Voting Stock, if less, 65% of the outstanding Foreign Subsidiary Voting Stock of each relevant Issuer.

(b) All the shares of the Pledged Stock have been duly and validly issued and are fully paid and nonassessable.

(c) Each of the Pledged Notes constitutes the legal, valid and binding obligation of the obligor with respect thereto, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

(d) Such Grantor is the record and beneficial owner of, and has good and marketable title to, the Investment Property pledged by it hereunder, free of any and all Liens or options in favor of, or claims of, any other Person, except the security interest created by this Agreement.

4.8 Receivables. (a) No amount payable to such Grantor under or in connection with any Receivable is evidenced by any Instrument or Chattel Paper which has not been delivered to the Administrative Agent to the extent required by Section 5.2.

(b) None of the obligors on any Receivables in excess of $250,000 individually or in the aggregate is a Governmental Authority.

(c) The amounts represented by such Grantor to the Secured Parties from time to time as owing to such Grantor in respect of the Receivables will at such times be accurate.

4.9 Intellectual Property. (a) Schedule 6 lists all material Intellectual Property owned by such Grantor in its own name on the date hereof.

(b) On the date hereof, all material Intellectual Property of such Grantor described on Schedule 6 is valid, subsisting, unexpired and enforceable, has not been abandoned and does not infringe the intellectual property rights of any other Person.

(c) Except as set forth in Schedule 6, on the date hereof, none of the material Intellectual Property is the subject of any licensing or franchise agreement pursuant to which such Grantor is the licensor or franchisor.

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(d) No holding, decision or judgment has been rendered by any Governmental Authority which would limit, cancel or question the validity of, or such Grantor’s rights in, any Intellectual Property in any respect that could reasonably be expected to have a Material Adverse Effect.

(e) No action or proceeding is pending, or, to the knowledge of such Grantor, threatened, on the date hereof (i) seeking to limit, cancel or question the validity of any material Intellectual Property or such Grantor’s ownership interest therein, or (ii) which, if adversely determined, would have a material adverse effect on the value of any Intellectual Property.

4.10 Deposit Accounts. Schedule 7 lists all Deposit Accounts established or maintained by such Grantor, including the name of each account, the account number and the depository or financial institution holding the account.

SECTION 5

COVENANTS

Each Grantor covenants and agrees with the Administrative Agent and the Secured Parties that, from and after the date of this Agreement until the Obligations shall have been paid in full, no Letter of Credit shall be outstanding and the Revolving Credit Commitments shall have terminated:

5.1 Covenants in Credit Agreement. In the case of each Guarantor, such Guarantor shall take, or shall refrain from taking, as the case may be, each action that is necessary to be taken or not taken, as the case may be, so that no Default or Event of Default is caused by the failure to take such action or to refrain from taking such action by such Guarantor or any of its Subsidiaries.

5.2 Delivery of Instruments and Chattel Paper. If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument, Certificated Security or Chattel Paper, such Instrument, Certificated Security or Chattel Paper shall be immediately delivered to the Administrative Agent, duly indorsed in a manner satisfactory to the Administrative Agent, to be held as Collateral pursuant to this Agreement; provided, that the Grantors shall not be obligated to deliver to the Administrative Agent any Instruments or Chattel Paper held by any Grantor at any time to the extent that the aggregate face amount of all such Instruments and Chattel Paper held by all Grantors at such time does not exceed $1,000,000.

5.3 Maintenance of Insurance. (a) Such Grantor will maintain, with financially sound and reputable companies, insurance policies (i) insuring the Inventory and Equipment against loss by fire, explosion, theft and such other casualties as may be reasonably satisfactory to the Administrative Agent and (ii) to the extent requested by the Administrative Agent, insuring such Grantor, the Administrative Agent and the Secured Parties against liability for personal injury and property damage relating to such Inventory and Equipment such policies to be in such form and amounts and having such coverage as may be reasonably satisfactory to the Administrative Agent and the Lenders.

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(b) All such insurance shall (i) provide that no cancellation or material change in coverage thereof (other than to increase the coverage provided thereby) shall be effective until at least 30 days after receipt by the Administrative Agent of written notice thereof, or 10 days notice in the case of non-payment of any premium, (ii) name the Administrative Agent (for the benefit of the Secured Parties) as insured party or loss payee, (iii) if reasonably requested by the Administrative Agent, include a breach of warranty clause and (iv) be reasonably satisfactory in all other respects to the Administrative Agent.

(c) The Borrower shall deliver to the Administrative Agent and the Lenders a report of a reputable insurance broker with respect to such insurance substantially concurrently with the delivery by the Borrower to the Administrative Agent of its audited financial statements for each fiscal year and such supplemental reports with respect thereto as the Administrative Agent may from time to time reasonably request.

5.4 Payment of Obligations. Such Grantor will pay and discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all taxes, assessments and governmental charges or levies imposed upon the Collateral or in respect of income or profits therefrom, as well as all claims of any kind (including, without limitation, claims for labor, materials and supplies) against or with respect to the Collateral, except that no such charge need be paid if the amount or validity thereof is currently being contested in good faith by appropriate proceedings, reserves in conformity with GAAP with respect thereto have been provided on the books of such Grantor and such proceedings could not reasonably be expected to result in the sale, forfeiture or loss of any material portion of the Collateral or any interest therein.

5.5 Maintenance of Perfected Security Interest; Further Documentation. (a) Such Grantor shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 4.3 and shall defend such security interest against the claims and demands of all Persons whomsoever.

(b) Such Grantor will furnish to the Administrative Agent and the Lenders from time to time statements and schedules further identifying and describing the assets and property of such Grantor and such other reports in connection with the Collateral as the Administrative Agent may reasonably request, all in reasonable detail.

(c) At any time and from time to time, upon the written request of the Administrative Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Administrative Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, (i) the filing of any financing or continuation statements under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby and (ii) in the case of Investment Property, Deposit Accounts and Letter-of-Credit Rights, taking any actions necessary to enable the Administrative Agent to obtain “control” (within the meaning of the applicable Uniform Commercial Code) with respect thereto.

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5.6 Changes in Name, etc. Such Grantor will not, except upon 10 days’ prior written notice to the Administrative Agent and delivery to the Administrative Agent of all additional executed financing statements and other documents reasonably requested by the Administrative Agent to maintain the validity, perfection and priority of the security interests provided for herein:

(i) change its jurisdiction of organization or the location of its chief executive office or sole place of business or principal residence from that referred to in Section 4.4; or

(ii) change its name.

5.7 Notices. Such Grantor will advise the Administrative Agent and the Lenders promptly, in reasonable detail, of:

(a) any Lien (other than security interests created hereby or Liens permitted under the Credit Agreement) on any of the Collateral which would adversely affect the ability of the Administrative Agent to exercise any of its remedies hereunder; and

(b) the occurrence of any other event which could reasonably be expected to have a material adverse effect on the aggregate value of the Collateral or on the security interests created hereby.

5.8 Investment Property. (a) If such Grantor shall become entitled to receive or shall receive any certificate (including, without limitation, any certificate representing a dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights in respect of the Capital Stock of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of the Pledged Stock, or otherwise in respect thereof, such Grantor shall accept the same as the agent of the Administrative Agent and the Secured Parties, hold the same in trust for the Administrative Agent and the Secured Parties and deliver the same forthwith to the Administrative Agent in the exact form received, duly indorsed by such Grantor to the Administrative Agent, if required, together with an undated stock power covering such certificate duly executed in blank by such Grantor and with, if the Administrative Agent so requests, signature guaranteed, to be held by the Administrative Agent, subject to the terms hereof, as additional collateral security for the Obligations. Any sums paid upon or in respect of the Investment Property upon the liquidation or dissolution of any Issuer shall be paid over to the Administrative Agent to be held by it hereunder as additional collateral security for the Obligations, and in case any distribution of capital shall be made on or in respect of the Investment Property, or any property shall be distributed upon or with respect to the Investment Property pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Administrative Agent, be delivered to the Administrative Agent to be held by it hereunder as additional collateral security for the Obligations. If any sums of money or property so paid or distributed in respect of the Investment Property shall be received by such Grantor, such Grantor shall, until such money or property is paid or delivered to the Administrative Agent, hold such money or property in trust for the

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Secured Parties, segregated from other funds of such Grantor, as additional collateral security for the Obligations. Notwithstanding the foregoing, the Grantors shall not be required to pay over to the Administrative Agent or deliver to the Administrative Agent as Collateral any proceeds of any liquidation or dissolution of any Issuer, or any distribution of capital or property in respect of any Investment Property, to the extent that (i) such liquidation, dissolution or distribution, if treated as a Disposition of the relevant Issuer, would be permitted by the Credit Agreement and (ii) the proceeds thereof are applied toward prepayment of Loans and reduction of Revolving Credit Commitments to the extent required by the Credit Agreement.

(b) Without the prior written consent of the Administrative Agent, such Grantor will not (i) vote to enable, or take any other action to permit, any Issuer to issue any stock or other equity securities of any nature or to issue any other securities convertible into or granting the right to purchase or exchange for any stock or other equity securities of any nature of any Issuer, unless such securities are delivered to the Administrative Agent, concurrently with the issuance thereof, to be held by the Administrative Agent as Collateral, (ii) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Investment Property or Proceeds thereof (except pursuant to a transaction expressly permitted by the Credit Agreement), (iii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, any of the Investment Property or Proceeds thereof, or any interest therein, except for the security interests created by this Agreement or (iv) enter into any agreement or undertaking restricting the right or ability of such Grantor or the Administrative Agent to sell, assign or transfer any of the Pledged Securities or Proceeds thereof.

(c) In the case of each Grantor which is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Pledged Securities issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Administrative Agent promptly in writing of the occurrence of any of the events described in Section 5.8(a) with respect to the Pledged Securities issued by it and (iii) the terms of Sections 6.3(c) and 6.7 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 6.3(c) or 6.7 with respect to the Pledged Securities issued by it.

(d) Each Issuer that is a partnership or a limited liability company (i) confirms that none of the terms of any equity interest issued by it provides that such equity interest is a “security” within the meaning of Sections 8-102 and 8-103 of the New York UCC (a “Security”), (ii) agrees that it will take no action to cause or permit any such equity interest to become a Security, (iii) agrees that it will not issue any certificate representing any such equity interest and (iv) agrees that if, notwithstanding the foregoing, any such equity interest shall be or become a Security, such Issuer will (and the Grantor that holds such equity interest hereby instructs such Issuer to) comply with instructions originated by the Administrative Agent without further consent by such Grantor.

5.9 Receivables. (a) Other than in the ordinary course of business consistent with its past practice, such Grantor will not (i) grant any extension of the time of payment of any Receivable, (ii) compromise or settle any Receivable for less than the full amount thereof, (iii) release, wholly or partially, any Person liable for the payment of any Receivable, (iv) allow any credit or discount whatsoever on any Receivable or (v) amend, supplement or modify any Receivable in any manner that could adversely affect the value thereof.

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(b) Such Grantor will deliver to the Administrative Agent a copy of each material demand, notice or document received by it that questions or calls into doubt the validity or enforceability of more than 5% of the aggregate amount of the then outstanding Receivables.

5.10 Intellectual Property. (a) Such Grantor (either itself or through licensees) will (i) continue to use each material Trademark on each and every trademark class of goods applicable to its current line as reflected in its current catalogs, brochures and price lists in order to maintain such Trademark in full force free from any claim of abandonment for non-use, (ii) maintain as in the past the quality of products and services offered under such Trademark, (iii) use such Trademark with the appropriate notice of registration and all other notices and legends required by applicable Requirements of Law, (iv) not adopt or use any mark which is confusingly similar or a colorable imitation of such Trademark unless the Administrative Agent, for the ratable benefit of the Secured Parties, shall obtain a perfected security interest in such mark pursuant to this Agreement, and (v) not (and not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby such Trademark may become invalidated or impaired in any way.

(b) Such Grantor (either itself or through licensees) will not do any act, or omit to do any act, whereby any material Patent may become forfeited, abandoned or dedicated to the public.

(c) Such Grantor (either itself or through licensees) (i) will employ each material Copyright and (ii) will not (and will not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any material portion of the Copyrights may become invalidated or otherwise impaired. Such Grantor will not (either itself or through licensees) do any act whereby any material portion of the Copyrights may fall into the public domain.

(d) Such Grantor (either itself or through licensees) will not do any act that knowingly uses any material Intellectual Property to infringe the intellectual property rights of any other Person.

(e) Such Grantor will notify the Administrative Agent and the Lenders immediately if it knows, or has reason to know, that any application or registration relating to any material Intellectual Property may become forfeited, abandoned or dedicated to the public, or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court or tribunal in any country) regarding such Grantor’s ownership of, or the validity of, any material Intellectual Property or such Grantor’s right to register the same or to own and maintain the same.

(f) Whenever such Grantor, either by itself or through any agent, employee, licensee or designee, shall file an application for the registration of any material Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, such Grantor shall report such filing to the Administrative Agent within five Business Days after the last day of the fiscal quarter in which such filing occurs. Upon request of the Administrative

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Agent, such Grantor shall execute and deliver, and have recorded, any and all agreements, instruments, documents, and papers as the Administrative Agent may request to evidence the Administrative Agent’s and the Secured Parties’ security interest in any material Copyright, Patent or Trademark and the goodwill and general intangibles of such Grantor relating thereto or represented thereby.

(g) Such Grantor will take all reasonable and necessary steps, including, without limitation, in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue each application relating to any material Intellectual Property (and to obtain the relevant registration) and to maintain each registration of the material Intellectual Property, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability.

(h) In the event that any material Intellectual Property is infringed, misappropriated or diluted by a third party, such Grantor shall (i) take such actions as such Grantor shall reasonably deem appropriate under the circumstances to protect such Intellectual Property and (ii) if such Intellectual Property is of material economic value, promptly notify the Administrative Agent after it learns thereof and, if commercially appropriate in such Grantor’s judgment, sue for infringement, misappropriation or dilution, to seek injunctive relief where appropriate and to recover any and all damages for such infringement, misappropriation or dilution.

5.11 Deposit Accounts.

(a) Each Grantor will notify the Administrative Agent promptly in writing if it establishes a new Deposit Account after the Closing Date and shall update Schedule 7 to include such new Deposit Account.

(b) Each Grantor shall cause all Rents and other revenue derived from any Borrowing Base Property to be deposited into a Deposit Account, which shall be subject at all times to Blocked Account Control Agreement.

SECTION 6

REMEDIAL PROVISIONS

6.1 Certain Matters Relating to Receivables. (a) The Administrative Agent shall have the right, at any time after the occurrence and during the continuance of an Event of Default, to make test verifications of the Receivables in any manner and through any medium that it reasonably considers advisable, and each Grantor shall furnish all such assistance and information as the Administrative Agent may require in connection with such test verifications. At any time and from time to time after the occurrence and during the continuance of an Event of Default, upon the Administrative Agent’s request and at the expense of the relevant Grantor, such Grantor shall cause independent public accountants or others satisfactory to the Administrative Agent to furnish to the Administrative Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Receivables.

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(b) The Administrative Agent hereby authorizes each Grantor to collect such Grantor’s Receivables, subject to the Administrative Agent’s direction and control after the occurrence and during the continuance of an Event of Default, and the Administrative Agent may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default. If required by the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, any payments of Receivables, when collected by any Grantor, (i) shall be forthwith (and, in any event, within two Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Administrative Agent if required, in a Collateral Account maintained under the sole dominion and control of the Administrative Agent, subject to withdrawal by the Administrative Agent for the account of the Secured Parties only as provided in Section 6.5, and (ii) until so turned over, shall be held by such Grantor in trust for the Administrative Agent and the Secured Parties, segregated from other funds of such Grantor. Each such deposit of Proceeds of Receivables shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

(c) At the Administrative Agent’s request, each Grantor shall deliver to the Administrative Agent all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Receivables, including, without limitation, all original orders, invoices and shipping receipts.

(d) At any time after the occurrence and during the continuance of an Event of Default, each Grantor will cooperate with the Administrative Agent to establish a system of lockbox accounts, under the sole dominion and control of the Administrative Agent, into which all Receivables shall be paid and from which all collected funds will be transferred to a Collateral Account.

6.2 Communications with Obligors; Grantors Remain Liable. (a) The Administrative Agent in its own name or in the name of others may at any time communicate with obligors under the Receivables to verify with them to the Administrative Agent’s satisfaction the existence, amount and terms of any Receivables.

(b) Upon the request of the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall notify obligors on the Receivables that the Receivables have been assigned to the Administrative Agent for the ratable benefit of the Secured Parties and that payments in respect thereof shall be made directly to the Administrative Agent.

(c) Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Receivables (or any agreement giving rise thereto) to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Neither the Administrative Agent nor any Secured Party shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Administrative Agent or any Secured Party of any payment relating thereto, nor shall the Administrative Agent or any Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise

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thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

6.3 Pledged Stock. (a) Unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given notice to the relevant Grantor of the Administrative Agent’s intent to exercise its corresponding rights pursuant to Section 6.3(b), each Grantor shall be permitted to receive all cash dividends paid in respect of the Pledged Stock and all payments made in respect of the Pledged Notes, in each case paid in the normal course of business of the relevant Issuer and consistent with past practice, to the extent permitted in the Credit Agreement, and to exercise all voting and corporate rights with respect to the Pledged Securities; provided, however, that no vote shall be cast or corporate right exercised or other action taken which, in the Administrative Agent’s reasonable judgment, would impair the Collateral or which would be inconsistent with or result in any violation of any provision of the Credit Agreement, this Agreement or any other Loan Document.

(b) If an Event of Default shall occur and be continuing and the Administrative Agent shall give notice of its intent to exercise such rights to the relevant Grantor or Grantors, (i) the Administrative Agent shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Pledged Securities and make application thereof to the Obligations in the order set forth in Section 6.5, and (ii) any or all of the Pledged Securities shall be registered in the name of the Administrative Agent or its nominee, and the Administrative Agent or its nominee may thereafter exercise (x) all voting, corporate and other rights pertaining to such Pledged Securities at any meeting of shareholders of the relevant Issuer or Issuers or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Pledged Securities as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Pledged Securities upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate structure of any Issuer, or upon the exercise by any Grantor or the Administrative Agent of any right, privilege or option pertaining to such Pledged Securities, and in connection therewith, the right to deposit and deliver any and all of the Pledged Securities with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Administrative Agent may determine), all without liability except to account for property actually received by it, but the Administrative Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

(c) Each Grantor hereby authorizes and instructs each Issuer of any Pledged Securities pledged by such Grantor hereunder to (i) comply with any instruction received by it from the Administrative Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Pledged Securities directly to the Administrative Agent.

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6.4 Proceeds to be Turned Over To Administrative Agent. In addition to the rights of the Administrative Agent and the Secured Parties specified in Section 6.1 with respect to payments of Receivables, if an Event of Default shall occur and be continuing, all Proceeds received by any Grantor consisting of cash, checks and Instruments shall be held by such Grantor in trust for the Administrative Agent and the Secured Parties, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Administrative Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Administrative Agent, if required). All Proceeds received by the Administrative Agent hereunder shall be held by the Administrative Agent in a Collateral Account maintained under its sole dominion and control. All Proceeds while held by the Administrative Agent in a Collateral Account (or by such Grantor in trust for the Administrative Agent and the Secured Parties) shall continue to be held as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in Section 6.5.

6.5 Application of Proceeds. At such intervals as may be agreed upon by the Borrower and the Administrative Agent, or, if an Event of Default shall have occurred and be continuing, at any time at the Administrative Agent’s election, the Administrative Agent may apply all or any part of Proceeds constituting Collateral, whether or not held in any Collateral Account, and any proceeds of the guarantee set forth in Section 2, in payment of the Obligations in the following order:

First, to pay incurred and unpaid fees and expenses of the Administrative Agent under the Loan Documents;

Second, to the Administrative Agent, for application by it towards payment of amounts then due and owing and remaining unpaid in respect of the Obligations, pro rata among the Secured Parties according to the amounts of the Obligations then due and owing and remaining unpaid to the Secured Parties;

Third, to the Administrative Agent, for application by it towards prepayment of the Obligations, pro rata among the Secured Parties according to the amounts of the Obligations then held by the Secured Parties; and

Fourth, any balance of such Proceeds remaining after the Obligations shall have been paid in full, no Letters of Credit shall be outstanding and the Revolving Credit Commitments shall have terminated shall be paid over to the Borrower or to whomsoever may be lawfully entitled to receive the same.

6.6 Code and Other Remedies. If an Event of Default shall occur and be continuing, the Administrative Agent, on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the New York UCC or any other applicable law. Without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances

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forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or any Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Administrative Agent or any Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. Each Grantor further agrees, at the Administrative Agent’s request, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Section 6.6 with respect to any Grantor’s Collateral, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral of such Grantor or in any way relating to the Collateral of such Grantor or the rights of the Administrative Agent and the Secured Parties hereunder with respect thereto, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations of such Grantor, in the order specified in Section 6.5, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including, without limitation, Section 9-615(a)(3) of the New York UCC, need the Administrative Agent account for the surplus, if any, to any Grantor. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against the Administrative Agent or any Secured Party arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

6.7 Registration Rights. (a) If the Administrative Agent shall determine to exercise its right to sell any or all of the Pledged Stock pursuant to Section 6.6, and if in the opinion of the Administrative Agent it is necessary or advisable to have the Pledged Stock, or that portion thereof to be sold, registered under the provisions of the Securities Act, the relevant Grantor will cause the Issuer thereof to (i) execute and deliver, and cause the directors and officers of such Issuer to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts as may be, in the opinion of the Administrative Agent, necessary or advisable to register the Pledged Stock, or that portion thereof to be sold, under the provisions of the Securities Act, (ii) use its best efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of one year from the date of the first public offering of the Pledged Stock, or that portion thereof to be sold, and (iii) make all amendments thereto and/or to the related prospectus which, in the opinion of the Administrative Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto. Each Grantor agrees to cause such Issuer to comply with the provisions of the securities or “Blue Sky” laws of any and all jurisdictions which the Administrative Agent shall designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) which will satisfy the provisions of Section 11(a) of the Securities Act.

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(b) Each Grantor recognizes that the Administrative Agent may be unable to effect a public sale of any or all the Pledged Stock, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Administrative Agent shall be under no obligation to delay a sale of any of the Pledged Stock for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.

(c) Each Grantor agrees to use its best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Stock pursuant to this Section 6.7 valid and binding and in compliance with any and all other applicable Requirements of Law. Each Grantor further agrees that a breach of any of the covenants contained in this Section 6.7 will cause irreparable injury to the Administrative Agent and the Secured Parties, that the Administrative Agent and the Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 6.7 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under the Credit Agreement.

6.8 Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the fees and disbursements of any attorneys employed by the Administrative Agent or any Secured Party to collect such deficiency.

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SECTION 7

THE ADMINISTRATIVE AGENT

7.1 Administrative Agent’s Appointment as Attorney-in-Fact, etc. (a) Each Grantor hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Administrative Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following:

(i) in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any and all such moneys due under any Receivable or with respect to any other Collateral whenever payable;

(ii) in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Administrative Agent may request to evidence the Administrative Agent’s and the Secured Parties’ security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

(iii) pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(iv) execute, in connection with any sale provided for in Section 6.6 or 6.7, any indorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral;

(v) (1) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (3) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of

27

any Collateral; (5) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Administrative Agent may deem appropriate; (7) assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Copyright, Patent or Trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Administrative Agent shall in its sole discretion determine; and (8) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and do, at the Administrative Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Administrative Agent deems necessary to protect, preserve or realize upon the Collateral and the Administrative Agent’s and the Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do; and

(vi) license or sublicense whether on an exclusive or non-exclusive basis, any Intellectual Property for such term and on such conditions and in such manner as the Administrative Agent shall in its sole judgment determine and, in connection therewith, such Grantor hereby grants to the Administrative Agent for the benefit of the Secured Parties a royalty-free, world-wide irrevocable license of its Intellectual Property.

Anything in this Section 7.1(a) to the contrary notwithstanding, the Administrative Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 7.1(a) unless an Event of Default shall have occurred and be continuing.

(b) If any Grantor fails to perform or comply with any of its agreements contained herein, the Administrative Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

(c) The expenses of the Administrative Agent incurred in connection with actions undertaken as provided in this Section 7.1, together with interest thereon at a rate per annum equal to the rate per annum at which interest would then be payable on past due Base Rate Loans under the Credit Agreement, from the date of payment by the Administrative Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Administrative Agent on demand.

(d) Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

7.2 Duty of Administrative Agent. The Administrative Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the New York UCC or otherwise, shall be to deal with it in the same manner as the Administrative Agent deals with similar property for its own account. Neither the

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Administrative Agent, any Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Administrative Agent and the Secured Parties hereunder are solely to protect the Administrative Agent’s and the Secured Parties’ interests in the Collateral and shall not impose any duty upon the Administrative Agent or any Secured Party to exercise any such powers. The Administrative Agent and the Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

7.3 Execution of Financing Statements. Pursuant to any applicable law, each Grantor authorizes the Administrative Agent to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral without the signature of such Grantor in such form and in such offices as the Administrative Agent determines appropriate to perfect the security interests of the Administrative Agent under this Agreement. Each Grantor authorizes the Administrative Agent to use the collateral description “all personal property” or “all assets” in any such financing statements. Each Grantor hereby ratifies and authorizes the filing by the Administrative Agent of any financing statement with respect to the Collateral made prior to the date hereof.

7.4 Authority of Administrative Agent. Each Grantor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Administrative Agent and the Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Grantors, the Administrative Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority. Notwithstanding any other provision herein or in any Loan Document, the only duty or responsibility of the Administrative Agent to any Qualified Counterparty under this Agreement is the duty to remit to such Qualified Counterparty any amounts to which it is entitled pursuant to Section 6.5.

SECTION 8

MISCELLANEOUS

8.1 Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 10.1 of the Credit Agreement. No consent of any Qualified Counterparty shall be required for any waiver, amendment, supplement or other modification to this Agreement.

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8.2 Notices. All notices, requests and demands to or upon the Administrative Agent or any Grantor hereunder shall be effected in the manner provided for in Section 10.2 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 1.

8.3 No Waiver by Course of Conduct; Cumulative Remedies. Neither the Administrative Agent nor any Secured Party shall by any act (except by a written instrument pursuant to Section 8.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or such Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

8.4 Enforcement Expenses; Indemnification. (a) Each Guarantor agrees to pay, or reimburse each Secured Party and the Administrative Agent for, all its costs and expenses incurred in collecting against such Guarantor under the guarantee contained in Section 2 or otherwise enforcing or preserving any rights under this Agreement and the other Loan Documents to which such Guarantor is a party, including, without limitation, the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Secured Party and of counsel to the Administrative Agent.

(b) Each Guarantor agrees to pay, and to save the Administrative Agent and the Secured Parties harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.

(c) Each Guarantor agrees to pay, and to save the Administrative Agent and the Secured Parties harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent the Borrower would be required to do so pursuant to Section 10.5 of the Credit Agreement.

(d) The agreements in this Section shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

8.5 Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Administrative Agent and the Secured Parties and their successors and assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent.

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8.6 Set-Off. Each Grantor hereby irrevocably authorizes the Administrative Agent and each Secured Party at any time and from time to time while an Event of Default pursuant to Section 8(a) of the Credit Agreement shall have occurred and be continuing, without notice to such Grantor or any other Grantor, any such notice being expressly waived by each Grantor, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Administrative Agent or such Secured Party to or for the credit or the account of such Grantor, or any part thereof in such amounts as the Administrative Agent or such Secured Party may elect, against and on account of the obligations and liabilities of such Grantor to the Administrative Agent or such Secured Party hereunder and claims of every nature and description of the Administrative Agent or such Secured Party against such Grantor, in any currency, whether arising hereunder, under the Credit Agreement, any other Loan Document or otherwise, as the Administrative Agent or such Secured Party may elect, whether or not the Administrative Agent or any Secured Party has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. The Administrative Agent and each Secured Party shall notify such Grantor promptly of any such set-off and the application made by the Administrative Agent or such Secured Party of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent and each Secured Party under this Section are subject to Section 10.7 of the Credit Agreement and are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Administrative Agent or such Secured Party may have.

8.7 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

8.8 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.9 Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

8.10 Integration. This Agreement and the other Loan Documents represent the agreement of the Grantors, the Administrative Agent and the Secured Parties with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Secured Party relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.

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8.11 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

8.12 Submission To Jurisdiction; Waivers. Each Grantor hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Grantor at its address referred to in Section 8.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

8.13 Acknowledgments. Each Grantor hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b) neither the Administrative Agent nor any Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and the Administrative Agent and Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Grantors and the Secured Parties.

8.14 Additional Grantors. Each Subsidiary of the Borrower that is required to become a party to this Agreement pursuant to Section 6.9 of the Credit Agreement shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex 1 hereto.

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8.15 Releases. (a) At such time as the Loans, the Reimbursement Obligations and the other Obligations (other than Borrower Hedge Agreement Obligations and Guarantor Hedge Agreement Obligations) shall have been paid in full, the Revolving Credit Commitments have been terminated and no Letters of Credit shall be outstanding, the Collateral shall be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors. At the request and sole expense of any Grantor following any such termination, the Administrative Agent shall deliver to such Grantor any Collateral held by the Administrative Agent hereunder, and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

(b) If any of the Collateral shall be sold, transferred or otherwise disposed of by any Grantor in a transaction permitted by the Credit Agreement, or if the conditions for release under Section 10.15 of the Credit Agreement have been satisfied, then the Administrative Agent, at the request and sole expense of such Grantor, shall execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Collateral. At the request and sole expense of the Borrower, a Subsidiary Guarantor shall be released from its obligations hereunder in the event that all the Capital Stock of such Subsidiary Guarantor shall be sold, transferred or otherwise disposed of in a transaction permitted by the Credit Agreement or if the conditions for release under Section 10.15 of the Credit Agreement have been satisfied; provided that the Borrower shall have delivered to the Administrative Agent, at least five Business Days prior to the date of the proposed release, a written request for release identifying the relevant Subsidiary Guarantor and the terms of the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the Borrower stating that such transaction is in compliance with the Credit Agreement and the other Loan Documents.

(c) No consent of any Qualified Counterparty shall be required for any release of Collateral or Guarantors pursuant to this Section.

8.16 WAIVER OF JURY TRIAL. EACH GRANTOR AND, BY ACCEPTANCE OF THE BENEFITS HEREOF, EACH AGENT AND EACH SECURED PARTY, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

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IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee and Collateral Agreement to be duly executed and delivered as of the date first above written.

HUDSON PACIFIC PROPERTIES, INC.

By:
Title:

HUDSON PACIFIC PROPERTIES, L.P.

By:
Title:

[OTHER GRANTORS]

[Signature Page to Guarantee and Collateral Agreement]

Schedule 1

NOTICE ADDRESSES OF GUARANTORS

Schedule 2

DESCRIPTION OF PLEDGED SECURITIES

Pledged Stock:

Issuer	Class of Stock	Stock Certificate No.	No. of Shares

Pledged Notes:

Issuer	Payee	Principal Amount

Schedule 3

FILINGS AND OTHER ACTIONS

REQUIRED TO PERFECT SECURITY INTERESTS

Uniform Commercial Code Filings

[List each office where a financing statement is to be filed]

Patent and Trademark Filings1

[List all filings]

Actions with respect to Pledged Stock2

Other Actions

[Describe other actions to be taken]

[1]

Note that perfection of security interests in Intellectual Property requires filings under the UCC in the jurisdictions where filings would be made for general intangibles, as well as filings in the U.S. Copyright Office and the U.S. Patent & Trademark Office.

[2]

If the Pledged Stock is a certificated security, the security interest should be perfected by possession of the stock certificates and stock powers; if the Pledged Stock is not a certificated security; “control” should be obtained by the applicable methods specified in Articles 8 and 9 of the New York UCC.

Schedule 4

JURISDICTION OF ORGANIZATION, IDENTIFICATION NUMBER AND

LOCATION OF CHIEF EXECUTIVE OFFICE

Grantor	Jurisdiction of Organization	Identification Number	Location of Chief Executive Office

Schedule 5

LOCATIONS OF INVENTORY AND EQUIPMENT

Grantor	Locations

Schedule 6

INTELLECTUAL PROPERTY

I.	Copyrights and Copyright Licenses:

II.	Patents and Patent Licenses:

III.	Trademarks and Trademark Licenses:

Annex I

to

Guarantee and Collateral Agreement

ASSUMPTION AGREEMENT, dated as of              , 201  , made by                             , a              corporation (the “Additional Grantor”), in favor of BARCLAYS BANK PLC, as administrative agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions (the “Lenders”) parties to the Credit Agreement referred to below. All capitalized terms not defined herein shall have the meaning ascribed to them in such Credit Agreement.

W I T N E S S E T H:

WHEREAS, HUDSON PACIFIC PROPERTIES, L.P. (the “Borrower”), HUDSON PACIFIC PROPERTIES, INC. (the “REIT”), the Lenders, the Arrangers, the Syndication Agent and the Administrative Agent have entered into a Credit Agreement, dated as of              , 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, in connection with the Credit Agreement, the Borrower and certain of its Affiliates (other than the Additional Grantor) have entered into the Guarantee and Collateral Agreement, dated as of              , 2010 (as amended, supplemented or otherwise modified from time to time, the “Guarantee and Collateral Agreement”) in favor of the Administrative Agent for the benefit of the Lenders;

WHEREAS, the Credit Agreement requires the Additional Grantor to become a party to the Guarantee and Collateral Agreement; and

WHEREAS, the Additional Grantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Guarantee and Collateral Agreement;

NOW, THEREFORE, IT IS AGREED:

1. Guarantee and Collateral Agreement. By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in Section 8.14 of the Guarantee and Collateral Agreement, hereby becomes a party to the Guarantee and Collateral Agreement as a Grantor thereunder with the same force and effect as if originally named therein as a Grantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Grantor thereunder. The information set forth in Annex 1-A hereto is hereby added to the information set forth in Schedules             * to the Guarantee and Collateral Agreement. The Additional Grantor hereby represents and warrants that each of the representations and warranties contained in Section 4 of the Guarantee and Collateral Agreement is true and correct on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date.

*	Refer to each Schedule which needs to be supplemented.

2. GOVERNING LAW. THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

2

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTOR]

By:
Name:
Title:

Annex II

to

Guarantee and Collateral Agreement

ACKNOWLEDGMENT AND CONSENT

The undersigned hereby acknowledges receipt of a copy of the Guarantee and Collateral Agreement dated as of              , 2010 (the “Agreement”), made by the Grantors parties thereto for the benefit of BARCLAYS BANK PLC, as Administrative Agent. The undersigned agrees for the benefit of the Administrative Agent and the Lenders as follows:

1. The undersigned will be bound by the terms of the Agreement and will comply with such terms insofar as such terms are applicable to the undersigned.

2. The undersigned will notify the Administrative Agent promptly in writing of the occurrence of any of the events described in Section 5.8(a) of the Agreement.

3. The terms of Sections 5.8, 6.3(a) and 6.7 of the Agreement shall apply to it, mutatis mutandis, with respect to all actions that may be required of it, or prohibited, pursuant to Section 5.8, 6.3(a) and 6.7 of the Agreement.

[NAME OF ISSUER]

By:
Name:
Title:

Address for Notices:

Fax:

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

This Compliance Certificate is delivered pursuant to Section 6.2 of the Credit Agreement, dated as of              , 2010, as amended, supplemented or modified from time to time (the “Credit Agreement”), among HUDSON PACIFIC PROPERTIES, L.P., a Maryland limited partnership (the “Borrower”), HUDSON PACIFIC PROPERTIES, INC., a Maryland corporation (the “REIT”), the Lenders parties thereto, BARCLAYS CAPITAL and BANC OF AMERICA SECURITIES LLC, as Arrangers and BARCLAYS BANK PLC, as Administrative Agent, and others. Terms defined in the Credit Agreement are used herein as therein defined.

The undersigned hereby certifies to the Arranger, the Agents and the Lenders as follows:

1. I am the duly elected, qualified and acting [Chief Financial Officer] [Vice President - Finance] of the Borrower.

2. I have reviewed and am familiar with the contents of this Certificate.

3. I have reviewed the terms of the Credit Agreement and the Loan Documents and have made or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Borrower during the accounting period covered by the financial statements attached hereto as Attachment 1 (the “Financial Statements”). Such review did not disclose the existence during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence, as of the date of this Certificate, of any condition or event which constitutes a Default or Event of Default [, except as set forth below].

4. Attached hereto as Attachment 2 are the computations showing compliance with the covenants set forth in Section 7.1, 7.2, 7.5, 7.6 and 7.7 of the Credit Agreement.

5. Since the Closing Date:

(a) No Loan Party has changed its name, identity or corporate structure;

(b) No Loan Party has changed its jurisdiction of organization or the location of its chief executive office or its sole place of business;

(c) No Inventory or Equipment (as such terms are defined in the Guarantee and Collateral Agreement) having a value in excess of $1,000,000 is being kept at any location other than the locations listed in Schedule 5 to the Guarantee and Collateral Agreement; and

(d) No Loan Party has acquired any material Intellectual Property;

except, in each case, (i) any of the foregoing that has been previously disclosed in writing to the Administrative Agent and in respect of which the Borrower has delivered to the Administrative Agent all required UCC financing statements and other filings required to maintain the perfection and priority of the Administrative Agent’s security interest in the Collateral after giving effect to such event, in each case as required by Section 5.5 of the Guarantee and Collateral Agreement and (ii) any of the foregoing described in Attachment 3 hereto in respect of which the Borrower is delivering to the Administrative Agent herewith all required UCC financing statements and other filings required to maintain the perfection and priority of the Administrative Agent’s security interest in the Collateral after giving effect to such event, in each case as required by Section 5.5 of the Guarantee and Collateral Agreement.

6. Since the Closing Date:

(a) No Loan Party has acquired any Property of the type described in Section 6.9(a) of the Credit Agreement as to which the Administrative Agent does not have a perfected Lien pursuant to the Security Documents;

(b) No Loan Party has formed or acquired any Subsidiary (and (i) no Foreign Subsidiary that was an Excluded Foreign Subsidiary has ceased to be an Excluded Foreign Subsidiary and (ii) no Excluded Subsidiary that was an Excluded Subsidiary has ceased to be an Excluded Subsidiary); and

(c) No Loan Party has acquired or formed any Excluded Foreign Subsidiary or Excluded Subsidiary;

except, in each case, (i) any of the foregoing that has been previously disclosed in writing to the Administrative Agent and in respect of which the Borrower has taken all actions required by Section 6.9 of the Credit Agreement with respect thereto and (ii) any of the foregoing described in Attachment 3 hereto in respect of which the Borrower is concurrently herewith taking all actions required by Section 6.9 of the Credit Agreement with respect thereto.

2

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of the date set forth below.

[BORROWER]

By:
Title:

Dated:             , 201

The information described herein is as of              , 200  , and pertains to the period from              , 20     to              , 20    .

[Set forth Covenant Calculations]

Disclosure of Events Pursuant to Section 5.5 of Guarantee and Collateral

Agreement and Section 6.9 of the Credit Agreement

EXHIBIT C

FORM OF CLOSING CERTIFICATE

This Closing Certificate is delivered pursuant to Section 5.1(l) of the Credit Agreement, dated as of June     , 2010, (as amended, supplemented or modified from time to time, the “Credit Agreement”), among HUDSON PACIFIC PROPERTIES, L.P., a Maryland limited partnership (the “Borrower”), HUDSON PACIFIC PROPERTIES, INC., a Maryland corporation (the “REIT”), the Lenders parties thereto, BARCLAYS CAPITAL INC. and BANC OF AMERICA SECURITIES LLC, as Arrangers and BARCLAYS BANK PLC, as Administrative Agent, and others. Terms defined in the Credit Agreement are used herein as therein defined.

The undersigned [INSERT TITLE OF OFFICER] of [INSERT NAME OF COMPANY] (the “Company”) hereby certifies to the Arranger, the Agents and the Lenders as follows:

1. The representations and warranties of the Company set forth in each of the Loan Documents to which it is a party or which are contained in any certificate furnished by or on behalf of the Company pursuant to any of the Loan Documents to which it is a party are true and correct in all material respects on and as of the date hereof with the same effect as if made on the date hereof, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date.

2.                      is the duly elected and qualified Corporate Secretary of the Company and the signature set forth for such officer below is such officer’s true and genuine signature.

3. No Default or Event of Default has occurred and is continuing as of the date hereof or after giving effect to the Loans to be made on the date hereof. [Borrower only]

4. The conditions precedent set forth in Section 5.1 of the Credit Agreement were satisfied as of the Closing Date. [Borrower only]

The undersigned Corporate Secretary of the Company certifies as follows:

1. There are no liquidation or dissolution proceedings pending or to my knowledge threatened against the Company, nor has any other event occurred adversely affecting or threatening the continued corporate existence of the Company.

2. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization.

3. Attached hereto as Annex 1 is a true and complete copy of resolutions duly adopted by the Board of Directors of the Company on                     ; such resolutions have not in any way been amended, modified, revoked or rescinded, have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect [and are the only corporate proceedings of the Company now in force relating to or affecting the matters referred to therein.]

4. Attached hereto as Annex 2 is a true and complete copy of the By-Laws of the Company as in effect on the date hereof.

5. Attached hereto as Annex 3 is a true and complete copy of the Certificate of Incorporation of the Company as in effect on the date hereof, and such certificate has not been amended, repealed, modified or restated.

6. Attached hereto as Annex 4 are true and complete copies of any debt instrument, security agreement or other material contract to which the Company may be a party that is listed on Schedule 7.2(d) of the Credit Agreement.

7. The following persons are now duly elected and qualified officers of the Company holding the offices indicated next to their respective names below, and such officers have held such offices with the Company at all times since the date indicated next to their respective titles to and including the date hereof, and the signatures appearing opposite their respective names below are the true and genuine signatures of such officers, and each of such officers is duly authorized to execute and deliver in their official capacity on behalf of the Company each of the Loan Documents to which it is a party and any certificate or other document to be delivered by the Company pursuant to the Loan Documents to which it is a party:

Name	Office	Date	Signature

2

IN WITNESS WHEREOF, the undersigned have executed the Closing Certificate as of the date set forth below.

Name:	Name:
Title:	Title:

Dated:             , 2010

ANNEX 1

[Board Resolutions]

ANNEX 2

[By Laws of the Company]

ANNEX 3

[Certificate of Incorporation]

ANNEX 4

[Existing Indebtedness]

Exhibit D

PREPARED BY AND UPON

RECORDATION RETURN TO:

Cadwalader, Wickersham & Taft LLP

One World Financial Center

New York, New York 10281

Attention: Julian Chung, Esq.

[(ver 1)Sunset-Gower: SGS HOLDINGS, LLC; (ver 2) Orange, CA: HFOP CITY PLAZA, LLC], as Grantor

to

[CHICAGO] TITLE INSURANCE COMPANY, as Trustee

for the benefit of

BARCLAYS BANK PLC, as Beneficiary

DEED OF TRUST, SECURITY AGREEMENT, ASSIGNMENT OF LEASES AND RENTS

AND FIXTURE FILING

Executed this          day of                      2010, to be effective as of                     , 2010

THIS DOCUMENT SECURES A CREDIT AGREEMENT WHICH CONTAINS PROVISIONS FOR ADJUSTMENTS IN THE INTEREST RATE AND PAYMENT AMOUNTS AND/OR A BALLOON PAYMENT. THIS INSTRUMENT CONSTITUTES A SECURITY AGREEMENT AS THAT TERM IF DEFINED IN THE CALIFORNIA UNIFORM COMMERCIAL CODE. PORTIONS OF THE COLLATERAL ARE GOODS THAT ARE OR ARE TO BECOME FIXTURES ON THE LAND DESCRIBED IN SCHEDULE A HERETO. THIS INSTRUMENT IS INTENDED TO SERVE AS A FIXTURE FILING AND IS TO BE RECORDED IN THE REAL ESTATE RECORDS OF EACH COUNTY IN WHICH SAID LAND OR ANY PORTION THEREOF IS LOCATED AND INDEXED AS A FEE SECURITY INSTRUMENT AND A FIXTURE FILING. GRANTOR IS THE OWNER OF THE FEE INTEREST IN SCHEDULE A HERETO.

SCHEDULES

Schedule A – Description of the Land [for ground lease property,

Schedule A-1 Owned Land and Schedule A-2 Leased Land]

DEED OF TRUST, SECURITY AGREEMENT,

ASSIGNMENT OF LEASES AND RENTS, AND FIXTURE FILING

THIS DEED OF TRUST, SECURITY AGREEMENT, ASSIGNMENT OF LEASES AND RENTS, AND FIXTURE FILING (this “Security Instrument”), executed on ______ __, 2010 to be effective as of _______ ___, 2010, is made by [(ver 1)Sunset-Gower: SGS HOLDINGS, LLC; (ver 2) Orange, CA: HFOP CITY PLAZA, LLC], (“Grantor”), whose address is c/o Hudson Pacific Properties, Inc., 11601 Wilshire Blvd., Suite 1600, Los Angeles, CA 90025, to CHICAGO TITLE INSURANCE COMPANY, a California corporation, as trustee (in such capacity, “Trustee”), whose address is 700 South Flower Street, Los Angeles, CA 90017, for the use and benefit of BARCLAYS BANK PLC, as administrative agent under the Credit Agreement referred to below (in such capacity, “Beneficiary”), whose address is 745 Seventh Avenue, New York, New York 10019. References to this “Deed of Trust” shall mean this instrument and any and all renewals, modifications, amendments, supplements, extensions, consolidations, substitutions, spreaders and replacements of this instrument.

For purposes of Section 17 hereof, Grantor’s organizational identification number is [ver 1: SGS = 4398889 (Del.); ver 2: HFOP = 4581577 (Del.)].

[text continued on next page]

Background

A. Hudson Pacific Properties, Inc., a Maryland corporation (the “REIT”), Hudson Pacific Properties, L.P., a Maryland limited partnership (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to the Credit Agreement herein described (the “Lenders”), Barclays Capital and Banc of America Securities LLC, as joint lead arrangers and joint book runners, Bank of America, N.A., as syndication agent and Beneficiary, as administrative agent, are parties to that certain Credit Agreement, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”). The terms of the Credit Agreement are incorporated by reference in this Deed of Trust as if the terms thereof were fully set forth herein. In the event of any conflict between the provisions of this Deed of Trust and the provisions of the Credit Agreement, the applicable provisions of the Credit Agreement shall govern and control.

B. Pursuant to the Credit Agreement, the Lenders have severally agreed to make loans and other extensions of credit to Borrower upon the terms and subject to the conditions set forth therein, such extensions of credit including without limitation, the Revolving Credit Facility in the aggregate principal amount of TWO HUNDRED MILLION AND NO/100 DOLLARS ($200,000,000.00), which may be increased by the terms of the Credit Agreement to as much as TWO HUNDRED FIFTY MILLION AND NO/100 DOLLARS ($250,000,000.00).

C. Certain of the Qualified Counterparties may enter into Specified Hedge Agreements with the Borrower.

D. Grantor (i) is the owner of the [fee simple] [leasehold] estate in the parcel(s) of real property, if any, described on Schedule A [or A-1 fee simple and A-2 leasehold] attached hereto (the “Land”) [Schedule A-2, the “Leased Land”); and (ii) owns, leases or otherwise has the right to use all of the buildings, improvements, structures, and fixtures now or subsequently located on the Land (collectively, the “Improvements”; the Land and the Improvements being collectively referred to as the “Real Estate”).

E. Grantor entered into that certain Guarantee and Collateral Agreement dated as of the date hereof in favor of the Beneficiary (the “Guaranty”) for the benefit of the Secured Parties (as hereinafter defined).

F. It is a condition precedent to the obligation of the Lenders to make extensions of credit to the Borrower under the Credit Agreement that Grantor shall have executed and delivered the Guaranty and this Deed of Trust to Beneficiary for the benefit of the Secured Parties, which Deed of Trust secures Grantors’ obligations under the Guaranty.

Granting Clauses

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Grantor hereby agrees that in order to secure the payment of the obligations of Grantor under the Guaranty (collectively, the “Obligations”):

GRANTOR HEREBY CONVEYS TO TRUSTEE AND HEREBY GRANTS, SELLS, BARGAINS, CONFIRMS, ASSIGNS, TRANSFERS AND SETS OVER TO TRUSTEE WITH POWER OF SALE WITH DEED OF TRUST COVENANTS FOR THE USE AND BENEFIT OF BENEFICIARY, AND GRANTS BENEFICIARY, INSOFAR AS ANY PROPERTY CONSTITUTES PERSONAL PROPERTY, A SECURITY INTEREST IN, IN EACH CASE FOR THE RATABLE BENEFIT OF THE SECURED PARTIES:

(a) the Land [for ground lease property the Owned Land and the Leased Land];

(b) all right, title and interest Grantor now has or may hereafter acquire in and to the Improvements or any part thereof and all the estate, right, title, claim or demand whatsoever of Grantor, in possession or expectancy, in and to the Real Estate or any part thereof;

(c) all right, title and interest of Grantor in, to and under all easements, rights of way, licenses, operating agreements, abutting strips and gores of land, streets, ways, alleys, passages, sewer rights, waters, water courses, water and flowage rights, development rights, air rights, mineral and soil rights, plants, standing and fallen timber, and all estates, rights, titles, interests, privileges, licenses, tenements, hereditaments and appurtenances belonging, relating or appertaining to the Real Estate, and any reversions, remainders, rents, issues, profits and revenue thereof and all land lying in the bed of any street, road or avenue, in front of or adjoining the Real Estate to the center line thereof;

(d) all right, title and interest of Grantor in, to and under all of the fixtures, chattels, business machines, machinery, apparatus, equipment, furnishings, fittings, appliances and articles of personal property of every kind and nature whatsoever, and all appurtenances and additions thereto and substitutions or replacements thereof (together with, in each case, attachments, components, parts and accessories) currently owned or subsequently acquired by Grantor and now or subsequently attached to, or contained in or used or usable in any way in connection with any operation or letting of the Real Estate, including but without limiting the generality of the foregoing, all screens, awnings, shades, blinds, curtains, draperies, artwork, carpets, rugs, storm doors and windows, furniture and furnishings, heating, electrical, and mechanical equipment, lighting, switchboards, plumbing, ventilating, air conditioning and air-cooling apparatus, refrigerating, and incinerating equipment, escalators, elevators, loading and unloading equipment and systems, stoves, ranges, laundry equipment, cleaning systems (including window cleaning apparatus), telephones, communication systems (including satellite dishes and antennae), televisions, computers, sprinkler systems and other fire prevention and extinguishing apparatus and materials, security systems, motors, engines, machinery, pipes, pumps, tanks, gas pumps, gas tanks, conduits, appliances, fittings and fixtures of every kind and description (all of the foregoing in this paragraph (e) being referred to as the “Equipment”);

(e) all right, title and interest of Grantor in and to all substitutes and replacements of, and all additions and improvements to, the Real Estate and the Equipment, subsequently acquired by or released to Grantor or constructed, assembled or placed by Grantor on the Real Estate, immediately upon such acquisition, release, construction, assembling or placement, including, without limitation, any and all building materials whether stored at the Real Estate or offsite, and, in each such case, without any further deed, conveyance, assignment or other act by Grantor;

(f) all leases as follows:

(i) all existing and future “leases” and “lease provisions” affecting the use, enjoyment, or occupancy of all or any part of the Real Estate, or all or any part of the buildings, structures, fixtures, additions, enlargements, extensions, modifications, repairs, replacements and improvements now or hereafter located thereon and the right, title and interest of Grantor, its successors and assigns, therein and thereunder;

(ii) all other leases and other agreements, whether or not in writing, affecting the use, enjoyment or occupancy of the Real Estate or any portion thereof now or hereafter made, whether made before or after the filing by or against Grantor of any petition for relief under 11 U.S.C. §101 et seq., as the same may be amended from time to time (the “Bankruptcy Code”), together with any extension, renewal or replacement of the same, this assignment of other present and future leases and present and future agreements being effective without further or supplemental assignment (the “leases” and the “lease provisions” described in Section (f)(i) above and the leases and other agreements described in this Section (f)(ii) are collectively referred to as the “Leases”);

(iii) all “rents” whether paid or accruing before or after the filing by or against Grantor of any petition for relief under the Bankruptcy Code (collectively, the “Rents”)

(iv) all of Grantor’s claims and rights (the “Bankruptcy Claims”) to the payment of damages arising from any rejection by a lessee of any Lease under the Bankruptcy Code;

(v) all of Grantor’s right, title and interest in and claims under any and all lease guaranties, letters of credit and any other credit support (individually, a “Lease Guaranty”, collectively, the “Lease Guaranties”) given by any guarantor in connection with any of the Leases or leasing commissions (individually, a “Lease Guarantor”, collectively, the “Lease Guarantors”) to Grantor;

(vi) all proceeds from the sale or other disposition of the Leases, the Rents, the Lease Guaranties and the Bankruptcy Claims.

(vii) all rights, powers, privileges, options and other benefits of Grantor as lessor under the Leases and beneficiary under the Lease Guaranties, including without limitation the immediate and continuing right to make claim for, receive, collect and receipt for all Rents payable or receivable under the Leases and all sums payable under the Lease Guaranties or pursuant thereto (and to apply the same to the payment of the Debt or the Other Obligations), and to do all other things which Grantor or any lessor is or may become entitled to do under the Leases or the Lease Guaranties.

(viii) the right, at Administrative Agent’s option, upon the occurrence and continuation of an Event of Default, to enter upon the Real Estate in person, by agent or by court-appointed receiver, to collect the Rents;

(ix) Grantor’s irrevocable power of attorney, coupled with an interest, to take any and all of the actions set forth in this Security Instrument and any or all other actions in good faith designated by Administrative Agent for the proper management and preservation of the Real Estate;

(x) Any and all other rights of Grantor in and to the items set forth in this Granting Clause (f), and all amendments, modifications, replacements, renewals and substitutions thereof;

(g) all unearned premiums under insurance policies now or subsequently obtained by Grantor relating to the Real Estate or Equipment and Grantor’s interest in and to all proceeds of any such insurance policies (including title insurance policies) including the right to collect and receive such proceeds, subject to the provisions relating to insurance generally set forth below; and all awards and other compensation, including the interest payable thereon and the right to collect and receive the same, made to the present or any subsequent owner of the Real Estate or Equipment for the taking by eminent domain, condemnation or otherwise, of all or any part of the Real Estate or any easement or other right therein subject to the provisions set forth below;

(h) to the extent transferable or assignable, all right, title and interest of Grantor in and to (i) all contracts from time to time executed by Grantor or any manager or agent on its behalf relating to the ownership, construction, maintenance, repair, operation, occupancy, sale or financing of the Real Estate or Equipment or any part thereof and all agreements and options relating to the purchase or lease of any portion of the Real Estate or any property which is adjacent or peripheral to the Real Estate, together with the right to exercise such options and all leases of Equipment, (ii) all consents, licenses, building permits, certificates of occupancy and other governmental approvals relating to construction, completion, occupancy, use or operation of the Real Estate or any part thereof, and (iii) all drawings, plans, specifications and similar or related items relating to the Real Estate; and

(i) all proceeds, both cash and non-cash, of the foregoing;

[Note: the broken out Deed of Trust for SGS Holdings, LLC will include ground lease recitals as to the small ground lease parcel]

(All of the foregoing property and rights and interests now owned or held or subsequently acquired by Grantor and described in the foregoing clauses (a) through (d) are collectively referred to as the “Premises”, and those described in the foregoing clauses (a) through (j) are collectively referred to as the “Trust Property”).

TO HAVE AND TO HOLD the Trust Property and the rights and privileges hereby granted unto Trustee, its successors and assigns for the uses and purposes set forth, until the Obligations are fully paid and fully performed.

This Deed of Trust covers present and future advances and re-advances, in the aggregate amount of the obligations secured hereby, made by the Secured Parties for the benefit of Grantor, and the lien of such future advances and re-advances shall relate back to the date of this Deed of Trust.

Terms and Conditions

Grantor further represents, warrants, covenants and agrees with Trustee, Beneficiary, and the Secured Parties as follows:

1. Defined Terms. Capitalized terms used herein (including in the “Background” and “Granting Clauses” sections above) and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement. References in this Deed of Trust to the “Default Rate” shall mean the interest rate applicable pursuant to Section 2.12(c)(ii) of the Credit Agreement. References herein to the “Secured Parties” shall mean the collective reference to (i) Beneficiary, (ii) the Lenders (including any Issuing Lender in its capacity as Issuing Lender), (iii) each Qualified Counterparty, and (iv) the respective successors, endorsees, transferees and assigns of each of the foregoing.

2. Warranty of Title. Grantor warrants that it has good record title in [fee simple] [leasehold] to, the Real Estate, and good title to the rest of the Trust Property, subject only to the matters that are set forth in Schedule B of the title insurance policy or policies being issued to Beneficiary to insure the lien of this Deed of Trust and any other lien or encumbrance as permitted by Section 6.3 of the Credit Agreement (the “Permitted Exceptions”). Grantor shall warrant, defend and preserve such title and the lien of this Deed of Trust against all claims of all persons and entities (not including the holders of the Permitted Exceptions). Grantor represents and warrants that it has the right to mortgage the Trust Property.

3. Payment of Obligations. Grantor shall pay and perform the Obligations at the times and places and in the manner specified in the Loan Documents.

4. Requirements. (a) Grantor shall promptly comply with, or cause to be complied with, and conform to all Requirements of Law of all Governmental Authorities which have jurisdiction over the Trust Property, and all covenants, restrictions and conditions now or later of record which may be applicable to any of the Trust Property, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or reconstruction of any of the Trust Property, except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Notwithstanding the foregoing, Grantor may contest the validity of such Requirements of Law so long as (i) Grantor notifies Beneficiary that it intends to contest the same, (ii) Grantor is diligently contesting the same by appropriate legal proceedings in good faith and at its own expense, (iii) such contest will not subject the Grantor or the Trust Property to any potential civil or criminal liability, and (iv) such contest will not cause an Event of Default to occur under any Lease.

(c) From and after the date of this Deed of Trust, Grantor shall not by act or omission permit any building or other improvement on any premises not subject to the lien of this Deed of Trust to rely on the Premises or any part thereof or any interest therein to fulfill any Requirement of Law. Grantor shall not by act or omission impair the integrity of any of the Real Estate as a single zoning lot or lots separate and apart from all other premises.

5. Payment of Taxes and Other Impositions. (a) Promptly when due or prior to the date on which any fine, penalty, interest or cost may be added thereto or imposed (excluding any discount period), Grantor shall pay and discharge all taxes, charges and assessments of every kind and nature (including, without limitation, all real property taxes), all charges for any easement or agreement maintained for the benefit of any of the Real Estate, all general and special assessments, levies, permits, inspection and license fees, all water and sewer rents and charges, vault taxes, and all other public charges even if unforeseen or extraordinary, imposed upon or assessed against or which may become a lien on any of the Real Estate, or arising in respect of the occupancy, use or possession thereof, together with any penalties or interest on any of the foregoing (all of the foregoing are collectively referred to as “Impositions”). If there is an Event of Default which is continuing, Grantor shall within thirty (30) days after each due date deliver to Beneficiary (i) original or copies of receipted bills and cancelled checks evidencing payment of such Imposition if it is a real estate tax or other public charge and (ii) evidence acceptable to Beneficiary showing the payment of any other such Imposition. If by law any Imposition, at Grantor’s option, may be paid in installments (whether or not interest shall accrue on the unpaid balance of such Imposition), Grantor may elect to pay such Imposition in such installments and shall be responsible for the payment of such installments with interest, if any.

(b) If the Grantor has failed to pay an Imposition within thirty (30) days prior to the date that the same is due (unless Grantor is contesting the same pursuant to a proceeding brought by Grantor in accordance with the terms set forth in Section 5(c) below), Beneficiary upon five (5) Business Days prior written notice (unless Beneficiary reasonably determines that failure to sooner pay such amount could adversely affect Beneficiary’s interest in the Trust Property, in which case no notice shall be required) to Grantor may pay any such Imposition at any time thereafter. Any sums paid by Beneficiary in discharge of any Impositions pursuant to this Section 5(b) shall be payable on demand by Grantor to Beneficiary and the amount so paid shall be added to the Obligations. Any sums paid by Beneficiary in discharge of any Impositions shall be (i) a lien on the Premises secured hereby prior to any right or title to, interest in, or claim upon the Premises subordinate to the lien of this Deed of Trust, and (ii) payable on demand by Grantor to Beneficiary together with interest at the Default Rate.

(c) Grantor shall have the right before any delinquency occurs to contest or object in good faith to the amount or validity of any material Imposition by appropriate legal proceedings, but such right shall not be deemed or construed in any way as relieving, modifying, or extending Grantor’s covenant to pay any such Imposition at the time and in the manner provided in this Section unless (i) Grantor has given prior written notice to Beneficiary of Grantor’s intent so to contest or object to a material Imposition, (ii) Grantor shall demonstrate to Beneficiary’s reasonable satisfaction that the legal proceedings shall operate conclusively to prevent the sale of the Trust Property, or any part thereof, to satisfy such material Imposition prior to final determination of such proceedings and (iii) Grantor shall either (x) furnish a good and sufficient bond or surety as requested by and reasonably satisfactory to Beneficiary or (y) maintain adequate reserves in conformity with GAAP on Grantor’s books, in each case in the amount of the material Imposition which is being contested plus any interest and penalty which may be imposed thereon and which could become a lien against the Real Estate or any part of the Trust Property.

6. Insurance. (a) Grantor shall maintain or cause to be maintained insurance, as follows:

(i) comprehensive all risk insurance on the Improvements and the personal property at the Property, in each case (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; (B) containing an agreed amount endorsement with respect to the Improvements and personal property at the Property waiving all co-insurance provisions; and (C) providing for deductibles in amounts reasonably required by Beneficiary for all such insurance coverage;

(ii) commercial general liability insurance under a policy covering all claims for personal injury, bodily injury or death, or property damage occurring on, in or about the Premises in an amount reasonably acceptable to Beneficiary and a per occurrence limit not less than an amount reasonably required by Beneficiary plus such excess limits as Beneficiary shall reasonably request from time to time;

(iii) insurance against rent loss, extra expense or business interruption in amounts reasonably satisfactory to Beneficiary, but not less than one year’s gross rent or gross income;

(iv) if any portion of the Improvements is located in an area identified as a special flood hazard area by the Federal Emergency Management Agency or other applicable agency, flood insurance in an amount satisfactory to Beneficiary, but in no event less than the maximum limit of coverage available under the National Flood Insurance Act of 1968, as amended; and

(v) such other insurance in such amounts as Beneficiary may reasonably request from time to time against loss or damage by any other risk commonly insured against by persons occupying or using like properties in the locality or localities in which the Real Estate is situated.

(b) Each insurance policy shall (x) provide that it shall not be cancelled, non-renewed or materially amended without ten (10) days’ prior written notice to Beneficiary in the event of nonpayment of premium and thirty (30) days’ prior written notice to Beneficiary in all other cases, (y) name Beneficiary as loss payee and additional insured and be subject to a “standard” or “New York” mortgagee clause acceptable to Beneficiary and (z) with respect to all property insurance, provide for deductibles in an amount reasonably satisfactory to Beneficiary, and contain a “Replacement Cost Endorsement” without any deduction made for depreciation and with no co-insurance penalty (or attaching an agreed amount endorsement satisfactory to Beneficiary) (modified, if necessary, to provide that proceeds in the amount of replacement cost may be retained by Beneficiary and/or Grantor, as applicable, without the obligation to rebuild); provided, that in the event the loss is less than $250,000 Grantor shall be the sole loss payee for any insurance proceeds. Each property insurance policy shall expressly provide that any proceeds which are payable to Beneficiary shall be paid by check payable to the order of Beneficiary only and requiring the endorsement of Beneficiary only. Liability insurance policies shall name Beneficiary as an additional insured and contain a waiver of subrogation against Beneficiary.

(c) Grantor shall deliver to Beneficiary a certificate of such insurance reasonably acceptable to Beneficiary. Grantor shall (i) pay or cause to be paid as they become due all premiums for such insurance and (ii) not later than 15 days after the expiration of each policy to be furnished pursuant to the provisions of this Section, deliver a certificate marked “premium paid,” or accompanied by such other evidence of payment satisfactory to Beneficiary.

(d) If Grantor is in default of its obligations to insure or deliver any such prepaid policy or policies, then Beneficiary, at its option and without notice, may effect such insurance from year to year, and pay the premium or premiums therefor, and Grantor shall pay to Beneficiary on demand such premium or premiums so paid by Beneficiary with interest from the time of payment at the Default Rate.

(e) To the extent that Grantor maintains any of the insurance policies required in this Section 6, Grantor promptly shall comply with and conform to (i) all material provisions of each such insurance policy, and (ii) all requirements of the insurers applicable to Grantor or to any of the Trust Property or to the use, manner of use, occupancy, possession, operation, maintenance, alteration or repair of any of the Trust Property.

(f) If the Trust Property, or any material part thereof, shall be destroyed or damaged, Grantor shall give notice thereof to Beneficiary. All insurance proceeds resulting therefrom shall be paid in accordance with Sec. 6.15(c) of the Credit Agreement.

(g) Intentionally deleted.

(h) Grantor may maintain insurance required under this Deed of Trust by means of one or more blanket insurance policies maintained by Grantor; provided, however, that (A) any such policy shall specify, or Grantor shall furnish to Beneficiary a certificate so specifying, the maximum amount of the total insurance afforded by such blanket policy that is allocated to the Premises and the other Trust Property and any sublimits in such blanket policy applicable to the Premises and the other Trust Property, (B) each such blanket policy shall include an endorsement providing that, in the event of a loss resulting from an insured peril, insurance proceeds shall be allocated to the Trust Property in an amount equal to the coverages required to be maintained by Grantor as provided above and (C) the protection afforded under any such blanket policy shall be no less than that which would have been afforded under a separate policy or policies as required hereunder relating only to the Trust Property.

Notwithstanding the foregoing provisions of this Section 6, to the extent that all or a portion of the insurance required to be maintained pursuant to Sub-sections 6 (a)(i), (ii) and (iv) are maintained by a tenant in accordance with the terms of its lease, such insurance shall be deemed to satisfy the requirements of such Sub-sections, provided that Grantor provides Beneficiary with certificates of insurance with respect thereto naming Beneficiary as loss payee and additional insured in accordance with Section 6(b) hereof.

7. Restrictions on Liens and Encumbrances. Except for the lien of this Deed of Trust and the Permitted Exceptions, and except as expressly permitted under the Credit Agreement, Grantor shall not, without the prior written consent of Beneficiary, further mortgage, nor otherwise encumber the Trust Property nor create or suffer to exist any lien, charge or encumbrance on the Trust Property, or any part thereof, whether superior or subordinate to the lien of this Deed of Trust and whether recourse or non-recourse.

8. Due on Sale and Other Transfer Restrictions. Except as expressly permitted under the Credit Agreement, Grantor shall not, without the prior written consent of Beneficiary, [Borrower insertion: which consent is not to be unreasonably withheld, conditioned or delayed] sell, transfer, convey or assign all or any portion of, or any interest in, the Trust Property.

9. Condemnation/Eminent Domain. Subject to the Credit Agreement, upon obtaining knowledge of the institution of any proceedings for the condemnation of the Trust Property, or any portion thereof, Grantor will notify Beneficiary of the pendency of such proceedings. If an Event of Default shall occur and be continuing, Beneficiary is hereby authorized and empowered by Grantor to settle or compromise any claim in connection with such condemnation and to receive all awards and proceeds thereof to be applied pursuant to the Credit Agreement, or otherwise to be held by Beneficiary as collateral to secure the payment and performance of the Indebtedness and the Obligations. Notwithstanding the preceding sentence, provided no Event of Default shall have occurred and be continuing, but expressly subject to the provisions of the Credit Agreement, (i) Grantor shall, at its expense, diligently prosecute any proceeding relating to such condemnation, (ii) Grantor may settle or compromise any claims in connection therewith and (iii) Grantor may receive any awards or proceeds thereof, provided that Grantor shall (a) promptly repair and restore the Trust Property to its condition prior to such condemnation, regardless of whether any award shall have been received or whether such award is sufficient to pay for the costs of such repair and restoration, or (b) otherwise comply with the provisions of the Credit Agreement relating to the disposition of such condemnation proceeds.

10. Leases. (a) As of the date hereof, the Property is not subject to any Leases other than the Leases described in a rent roll provided by Grantor to Beneficiary. To the knowledge of Grantor, no Person has any possessory interest in the Premises or right to occupy the same except under and pursuant to the provisions of the Leases. Except as disclosed in writing to Beneficiary, the current Leases are in full force and effect and (i) there are no monetary defaults thereunder by either party thereto, (ii) to Grantor’s knowledge, there are no other defaults thereunder by the tenant or by Grantor thereunder, and (iii) to Grantor’s knowledge, there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder. Except as disclosed in writing to Beneficiary, no Rent (including security deposits) has been paid more than one (1) month in advance of its due date. Except as disclosed in writing to Beneficiary, to Grantor’s knowledge, all work to be performed by Grantor under each Lease has been performed as required to date hereof and has been accepted by the applicable tenant. Any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Grantor to any tenant has already been received by such tenant except as disclosed on a certificate executed by Grantor in favor of, and approved by, Beneficiary on the date hereof. There exists no prior sale, transfer or assignment, hypothecation or pledge of Grantor’s interest in any Lease or of the Rents received therein. Except as disclosed in writing to Beneficiary, (A) to Grantor’s knowledge, no tenant listed on the Lease Certificate has assigned its Lease or sublet all or any portion of the premises demised thereby, no such tenant holds its leased premises under assignment or sublease, nor to Grantor’s knowledge does anyone except such tenant and its employees occupy such leased premises; (B) no tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the leased premises or the building of which the leased premises are a part; and (C) no tenant under any Lease has any right or option for additional space in the Improvements. To Grantor’s knowledge, and except as disclosed in writing to Beneficiary, no hazardous wastes or toxic substances, as defined by applicable federal, state or local statutes, rules and regulations, have been disposed, stored or treated by any tenant under any Lease on or about the leased premises in violation of applicable law.

(b) To the extent that Grantor shall deliver to Beneficiary an estoppel certificate from the tenant under any Lease of a Trust Property that is subject to this Deed of Trust that (i) is dated within thirty (30) days of the date hereof or within thirty (30) days after the date hereof and is delivered to Beneficiary within thirty (30) days after the date hereof, (ii) expressly states that a lender making a loan with respect to the Trust Property may rely upon such certificate and (iii) expressly confirms one or more of the representations made by Grantor in the foregoing clause (a) of this Section 10, then in such event, Grantor’s representation(s) contained in such clause (a) shall terminate and not survive delivery of such estoppel certificate; provided, however, that such termination of survival shall (A) only apply to those representations contained in clause (a) of this Section 10 that are expressly addressed and expressly confirmed in any such tenant estoppel certificate and (B) only apply to the Trust Property to which such tenant estoppel certificate expressly applies.

(c) In the event that any of the representations of Grantor contained in clause (a) of this Section 10 shall fail to be true, correct and complete (including, without limitation, as may be disclosed in any tenant estoppel certificate delivered by Grantor to Beneficiary), to the extent that such failure taken by itself or together with any other breach(s) of any representations contained in one or more of the other mortgages, deeds of trust and/or deeds to secure debt that secure, directly or indirectly, the Obligations under Credit Agreement do not constitute a Material Adverse Affect, such failure shall not constitute an Event of Default; provided, however, that Grantor and the Loan Parties shall be fully and personally liable to Beneficiary for any loss, damage, liability or other expenses incurred by Beneficiary in connection with the failure(s) of such representation(s) to be true, correct and complete as and when made by Grantor.

(d) Except as expressly permitted under the Credit Agreement, Grantor shall not execute an assignment or pledge of any Lease relating to all or any portion of the Trust Property other than in favor of Beneficiary.

11. Further Assurances. To further assure Beneficiary’s and Trustee’s rights under this Deed of Trust, Grantor agrees upon written demand of Beneficiary to do any act or execute any additional documents (including, but not limited to, security agreements on any personalty included or to be included in the Trust Property and a separate assignment of each Lease in recordable form) as may be reasonably required by Beneficiary to confirm the lien of this Deed of Trust and all other rights or benefits conferred on Beneficiary by this Deed of Trust.

12. Beneficiary’s Right to Perform. If Grantor fails to perform any of the covenants or agreements of Grantor, within the applicable grace period, if any, provided for in the Credit Agreement, Beneficiary or Trustee, without waiving or releasing Grantor from any obligation or default under this Deed of Trust, may, at any time upon delivery of written notice to Grantor (but shall be under no obligation to) pay or perform the same, and the reasonable amount or cost thereof, with interest at the Default Rate, shall be due on demand from Grantor to Beneficiary and the same shall be secured by this Deed of Trust and shall be a lien on the Trust Property prior to any right, title to, interest in, or claim upon the Trust Property attaching subsequent to the lien of this Deed of Trust. No payment or advance of money by Beneficiary or Trustee under this Section shall be deemed or construed to cure Grantor’s default or waive any right or remedy of Beneficiary or Trustee.

13. Remedies (a) Upon the occurrence and during the continuance of any Event of Default, Beneficiary may immediately take such action, without notice or demand, as it deems advisable to protect and enforce its rights against Grantor and in and to the Trust Property, including, but not limited to, the following actions, each of which may be pursued concurrently or otherwise, at such time and in such manner as Beneficiary may determine, in its sole discretion, without impairing or otherwise affecting the other rights and remedies of Beneficiary:

(i) Beneficiary may elect to cause the Trust Property or any part thereof to be sold as follows: If an Event of Default occurs, Beneficiary, at its option, in addition to other remedies provided at law, may declare all sums secured by this Deed of Trust immediately due and payable by delivering to Trustee a written affidavit or declaration of default and demand for sale, executed by Beneficiary and reciting facts demonstrating such default by Grantor, together with a written notice of default and election to sell the Trust Property. Beneficiary shall also deposit with Trustee, the Guaranty, this Deed of Trust, and documents evidencing any additional advances or expenditures secured by this Deed of Trust. On receipt by Trustee of such affidavit or declaration of default and such notice of default and election to sell, Trustee shall accept such election to sell as true and conclusive of all facts and statements in such affidavit or declaration of default and shall cause such notice of default and election to sell to be recorded as required by Requirements of Law. On the expiration of such period as may then be required by Requirements of Law following recordation of such notice of default, and after notice of sale has been given in the manner and for the period required by Requirements of Law, Trustee, without demand on Grantor, shall sell the Trust Property at the time and place fixed in such notice of sale, either in whole or in separate parcels, and in such order as Trustee may determine or Beneficiary may direct (Grantor waives any right it may have under Governmental Requirements to direct the order of sale), at public auction to the highest bidder for cash in lawful money of the United States, payable at the time of sale; provided, however, that Beneficiary may offset its bid at such sale to the extent of the full amount owed to Beneficiary under the Credit Agreement, including, without limitation, Trustee’s fees, expenses of sale, and costs, expenses, and attorney fees incurred by or on behalf of Beneficiary in connection with collecting, litigating, or otherwise enforcing any right under the Credit Agreement. Trustee may postpone the sale of all or any portion of the Trust Property by public announcement made at the initial time and place of sale, and from time to time later by public announcement made at the time and place of sale fixed by the preceding postponement. Trustee shall deliver to the purchaser at such public auction its deed conveying the Trust Property sold, but without any covenant or warranty, express or implied. The recital in such deed of any matter of fact shall be conclusive proof of its truthfulness. Any person, including Grantor, Trustee, or Beneficiary, may purchase at such sale.

The proceeds or avails of any sale made under or by virtue of this Deed of Trust, together with any other sums secured by this Deed of Trust, which then may be held by the Trustee or Beneficiary or any other person, shall be applied pursuant to Section 13(e) hereof.

(ii) Beneficiary may, to the extent permitted by applicable law, (A) institute and maintain an action of judicial foreclosure against all or any part of the Trust Property, (B) institute and maintain an action on the Credit Agreement, the Guaranty, or any other Loan Document, or (C) take such other action at law or in equity for the enforcement of this Deed of Trust or any of the Loan Documents as the law may allow. Beneficiary may proceed in any such action to final judgment and execution thereon for all sums due hereunder, together with interest thereon at the applicable Default Rate or a lesser amount if required by law and all costs of suit, including, without limitation, reasonable attorneys’ fees and disbursements. To the fullest extent permitted by applicable law, interest at the Default Rate shall be due on any judgment obtained by Beneficiary from the date of judgment until actual payment is made of the full amount of the judgment.

(iii) Beneficiary may, to the extent permitted by applicable law, personally, or by its agents, attorneys and employees and without regard to the adequacy or inadequacy of the Trust Property or any other collateral as security for the Obligations enter into and upon the Trust Property and each and every part thereof and exclude Grantor and its agents and employees therefrom without liability for trespass, damage or otherwise (Grantor hereby agreeing to surrender possession of the Trust Property to Beneficiary upon demand at any such time) and use, operate, manage, maintain and control the Trust Property and every part thereof. Following such entry and taking of possession, Beneficiary shall be entitled, without limitation, (x) to lease all or any part or parts of the Trust Property for such periods of time and upon such conditions as Beneficiary may, in its discretion, deem proper, (y) to enforce, cancel or modify any Lease subject to the rights of any existing tenants and (z) generally to execute, do and perform any other act, deed, matter or thing concerning the Trust Property as Beneficiary shall deem appropriate as fully as Grantor might do.

(b) In case of a foreclosure sale, the Real Estate may be sold, at Beneficiary’s election, in one parcel or in more than one parcel and Beneficiary is specifically empowered (without being required to do so, and in its sole and absolute discretion) to cause successive sales of portions of the Trust Property to be held as more particularly described in Section 13(a)(i).

(c) In the event of any breach of any of the covenants, agreements, terms or conditions contained in this Deed of Trust and the expiration of any applicable notice and/or grace period, Beneficiary shall be entitled to enjoin such breach and obtain specific performance of any covenant, agreement, term or condition and Beneficiary shall have the right to invoke any equitable right or remedy as though other remedies were not provided for in this Deed of Trust.

(d) Upon completion of any sale or sales made by Trustee under or by virtue of this Deed of Trust and upon satisfaction of any redemption period required by law, Trustee shall execute and deliver to the purchaser or purchasers at such sale or sales a good and sufficient instrument, or good and sufficient instruments, conveying, assigning and transferring all estate, right, and title and interest of Grantor in and to the property and rights sold. Any such sale or sales made under the power of sale herein granted or under or by virtue of judicial proceedings or of a judgment or decree of foreclosure and sale, shall operate to divest all the estate, right, title, interest, claim and demand whatsoever, whether at law or in equity, of Grantor in and to the properties and rights to be sold, and shall be a perpetual bar both at law and in equity, of Grantor and against any and all persons claiming or who may claim the same, or any part thereof from through or under Grantor. The purchaser at any foreclosure sale hereunder may disaffirm any easement granted or lease made in violation of any provision of this Deed of Trust, and may take immediate possession of the Trust Property free from, and despite the terms of, such grant of easement or rental or lease agreement.

(e) It is agreed that if an Event of Default shall occur and be continuing, any and all proceeds of the Trust Property received by Beneficiary shall be held by Beneficiary for the benefit of the Secured Parties as collateral security for the Obligations (whether matured or unmatured), and shall be applied in payment of the Obligations in the manner and in the order set forth in Section 6.5 of the Guaranty.

14. Right of Beneficiary to Credit Sale. Upon the occurrence of any sale made under this Deed of Trust in connection with the exercise of remedies hereunder upon the occurrence and during the continuation of any Event of Default, whether made under the power of sale or by virtue of judicial proceedings or of a judgment or decree of foreclosure and sale, Beneficiary may bid for and acquire the Trust Property or any part thereof. In lieu of paying cash therefor, Beneficiary may make settlement for the purchase price by crediting upon the Obligations or other sums secured by this Deed of Trust, the net sales price after deducting therefrom the expenses of sale and the cost of the action and any other sums which Beneficiary is authorized to deduct under this Deed of Trust. In such event, this Deed of Trust, the Credit Agreement, the Guarantee and Collateral Agreement and documents evidencing expenditures secured hereby may be presented to the person or persons conducting the sale in order that the amount so used or applied may be credited upon the Obligations as having been paid.

15. Appointment of Receiver. If an Event of Default shall have occurred and be continuing, Beneficiary as a matter of right and without notice to Grantor, unless otherwise required by applicable law, and without regard to the adequacy or inadequacy of the Trust Property or any other collateral or the interest of Grantor therein as security for the Obligations, unless otherwise required by applicable law, shall have the right to apply to any court having jurisdiction to appoint a receiver or receivers or other manager of the Trust Property, and Grantor hereby irrevocably consents to such appointment and waives notice of any application therefor (except as may be required by law). Any such receiver or receivers or manager shall have all the usual powers and duties of receivers in like or similar cases and all the powers and duties of Beneficiary in case of entry as provided in this Deed of Trust, including, without limitation and to the extent permitted by law, the right to enter into leases of all or any part of the Trust Property, and shall continue as such and exercise all such powers until the date of confirmation of sale of the Trust Property unless such receivership is sooner terminated.

16. Extension, Release, etc. (a) Without affecting the lien or charge created by this Deed of Trust upon any portion of the Trust Property not then or theretofore released as security for the full amount of the Obligations, Beneficiary may, from time to time and without notice, agree to (i) release any person liable for the indebtedness borrowed or guaranteed under the Loan Documents, (ii) extend the maturity or alter any of the terms of the indebtedness borrowed or guaranteed under the Loan Documents or any other guaranty thereof, (iii) grant other indulgences, (iv) release or reconvey, or cause to be released or reconveyed at any time at Beneficiary’s option any parcel, portion or all of the Trust Property, (v) take or release any other or additional security for any obligation herein mentioned, or (vi) make compositions or other arrangements with debtors in relation thereto.

(b) No recovery of any judgment by Beneficiary and no levy of an execution under any judgment upon the Trust Property or upon any other property of Grantor shall affect the lien created by this Deed of Trust or any liens, rights, powers or remedies of Beneficiary or Trustee hereunder, and such liens, rights, powers and remedies shall continue unimpaired.

(c) If Beneficiary shall have the right to foreclose this Deed of Trust or to direct the Trustee to exercise its power of sale, Grantor authorizes Beneficiary at its option to foreclose the lien created by this Deed of Trust (or direct the Trustee to sell the Trust Property, as the case may be) subject to the rights of any tenants of the Trust Property. The failure to make any such tenants parties defendant to any such foreclosure proceeding and to foreclose their rights, or to provide notice to such tenants as required in any statutory procedure governing a sale of the Trust Property by Trustee, or to terminate such tenant’s rights in such sale will not be asserted by Grantor as a defense to any proceeding instituted by Beneficiary to collect the Obligations or to foreclose the lien created by this Deed of Trust.

(d) Unless expressly provided otherwise, in the event that Beneficiary’s interest in this Deed of Trust and title to the Trust Property or any estate therein shall become vested in the same person or entity, this Deed of Trust shall not merge in such title but shall continue as a valid lien on the Trust Property for the amount secured hereby.

17. Security Agreement under Uniform Commercial Code. (a) It is the intention of the parties hereto that this Deed of Trust shall constitute a Security Agreement within the meaning of the Uniform Commercial Code (the “Code”) of the State in which the Trust Property is located. If an Event of Default shall occur and be continuing under this Deed of Trust, then in addition to having any other right or remedy available at law or in equity, Beneficiary shall have the option of either (i) proceeding under the Code and exercising such rights and remedies as may be provided to a secured party by the Code with respect to all or any portion of the Trust Property which is personal property (including, without limitation, taking possession of and selling such property) or (ii) treating such property as real property and proceeding with respect to both the real and personal property constituting the Trust Property in accordance with Beneficiary’s rights, powers and remedies with respect to the real property (in which event the default provisions of the Code shall not apply). If Beneficiary shall elect to proceed under the Code, then ten days’ notice of sale of the personal property shall be deemed reasonable notice and the reasonable expenses of retaking, holding, preparing for sale, selling and the like incurred by Beneficiary shall include, but not be limited to, reasonable attorneys’ fees and legal expenses. At Beneficiary’s request, Grantor shall assemble the personal property and make it available to Beneficiary at a place designated by Beneficiary which is reasonably convenient to both parties.

(b) Certain portions of the Trust Property are or will become “fixtures” (as that term is defined in the Code) on the Land, and this Deed of Trust, upon being filed for record in the real estate records of the county wherein such fixtures are situated, shall operate also as a financing statement filed as a fixture filing in accordance with the applicable provisions of said Code upon such portions of the Trust Property that are or become fixtures. The addresses of the Grantor, as debtor, and Beneficiary, as secured party, are set forth in the first page of this Deed of Trust.

(c) The real property to which the fixtures relate is described in Schedule A and Schedule B, if applicable, attached hereto. The record owner of the Owned Land is described in Schedule A and the record owner of the Leased Land, if applicable, is described on Schedule B. The name, type of organization and jurisdiction of organization of the debtor for purposes of this financing statement are the name, type of organization and jurisdiction of organization of the Grantor set forth in the first paragraph of this Deed of Trust, and the name of the secured party for purposes of this financing statement is the name of the Beneficiary set forth in the first paragraph of this Deed of Trust. The mailing address of the Grantor/debtor is the address of the Grantor set forth in the first paragraph of this Deed of Trust. The mailing address of the Beneficiary/secured party from which information concerning the security interest hereunder may be obtained is the address of the Beneficiary set forth in the first paragraph of this Deed of Trust.

18. Assignment of Rents. (a) Grantor hereby assigns to Trustee, for the benefit of Beneficiary the Rents as further security for the payment and performance of the Obligations, and Grantor grants to Trustee and Beneficiary the right to enter the Trust Property for the purpose of collecting the same and to let the Trust Property or any part thereof, and to apply the Rents on account of the Obligations. The foregoing assignment and grant is present and absolute and shall continue in effect until the Obligations secured hereby are paid in full, but Beneficiary and Trustee hereby waive the right to enter the Trust Property for the purpose of collecting the Rents and Grantor shall be entitled to collect, receive, use and retain the Rents until the occurrence and during the continuation of an Event of Default under this Deed of Trust; such right of Grantor to collect, receive, use and retain the Rents may be revoked by Beneficiary upon the occurrence and during the continuance of any Event of Default under this Deed of Trust by giving not less than five days’ written notice of such revocation to Grantor; in the event such notice is given, Grantor shall pay over to Beneficiary, or to any receiver appointed to collect the Rents, any lease security deposits and such Rents. Grantor shall not accept prepayments of installments of Rent to become due for a period of more than one month in advance (except for security deposits and estimated payments of percentage rent, if any). Nothing contained in this Section 18 shall be deemed to require any constituent owner of Borrower to disgorge any Rents distributed by Grantor to any such constituent owner prior to the occurrence of an Event of Default; provided, however, that nothing contained in this sentence shall limit the liability of Grantor or any Loan Party under the Credit Agreement, the Guaranty or any of the other Loan Documents.

(b) Grantor will not affirmatively do any act which would prevent Beneficiary from, or limit Beneficiary in, acting under any of the provisions of the foregoing assignment.

(c) Except for any matter disclosed in the Credit Agreement, no action has been brought or, to the best of Grantor’s knowledge, is threatened, which would interfere in any way with the right of Grantor to execute the foregoing assignment and perform all of Grantor’s obligations contained in this Section and in the Leases.

(d) Grantor hereby authorizes and directs the lessees named in the Leases or any other future lessees or occupants of the Real Estate and all Lease Guarantors to pay over to Administrative Agent or to such other party as Administrative Agent directs all Rents and all sums due under any Lease Guaranties upon receipt from Administrative Agent of written notice to the effect that Administrative Agent is then the holder of this Security Instrument and that an Event of Default (as defined in the Credit Agreement) exists, and to continue so to do until otherwise notified by Administrative Agent.

(e) It is intended by Grantor that this Security Instrument effect a present, absolute assignment of the Leases, Rents, Lease Guaranties and Bankruptcy Claims, and not an assignment for additional security only. Nevertheless, subject to the terms of this Security Instrument and the Credit Agreement, Administrative Agent grants to Grantor a revocable license to collect, receive, use and enjoy the Rents, as well as other sums due under the Lease Guaranties. Grantor shall hold the Rents, as well as all sums received pursuant to any Lease Guaranty, or a portion thereof sufficient to discharge all current sums due on the Debt, in trust for the benefit of Administrative Agent for use in the payment of such sums.

(f) Upon the occurrence and during the continuance of an Event of Default, the license granted to Grantor in Section 18(e) above of this Security Instrument shall automatically be revoked, and Administrative Agent shall immediately be entitled to possession of all Rents and sums due under any Lease Guaranties, whether or not Administrative Agent enters upon or takes control of the Property. In addition, upon the occurrence and during the continuance of an Event of Default, Administrative Agent may, at its option, without waiving such Event of Default, without regard to the adequacy of the security for the Debt, either in person or by agent, nominee or attorney, with or without bringing any action or proceeding, or by a receiver appointed by a court, dispossess Grantor and its agents and servants from the Property, without liability for trespass, damages or otherwise and exclude Grantor and its agents or servants wholly therefrom, and take possession of the Property and all books, records and accounts relating thereto and have, hold, manage, lease and operate the Property on such terms and for such period of time as Administrative Agent may deem proper and either with or without taking possession of the Property in its own name, demand, sue for or otherwise collect and receive all Rents and sums due under all Lease Guaranties, including those past due and unpaid with full power to make from time to time all alterations, renovations, repairs or replacements thereto or thereof as Administrative Agent may deem proper and may apply the Rents and sums received pursuant to any Lease Guaranties to the payment of the following in such order and proportion as Administrative Agent in its sole discretion may determine, any law, custom or use to the contrary notwithstanding:

(i) all expenses of managing and securing the Property, including, without being limited thereto, the salaries, fees and wages of a managing agent and such other employees or agents as Administrative Agent may deem necessary or desirable and all expenses of operating and maintaining the Property, including, without being limited thereto, all taxes, charges, claims, assessments, water charges, sewer rents and any other liens, and premiums for all insurance which Administrative Agent may deem necessary or desirable, and the cost of all alterations, renovations, repairs or replacements, and all expenses incident to taking and retaining possession of the Property; and

(ii) the Debt, together with all costs and reasonable attorneys’ fees. In addition, upon the occurrence and during the continuance of an Event of Default, Administrative Agent, at its option, may:

(a) complete any construction on the Property in such manner and form as Administrative Agent in good faith deems advisable,

(b) exercise all rights and powers of Grantor, including, without limitation, the right to negotiate, execute, cancel, enforce or modify Leases, obtain and evict tenants, and demand, sue for, collect and receive all Rents from the Property and all sums due under any Lease Guaranties,

(c) either require Grantor to pay monthly in advance to Administrative Agent, or any receiver appointed to collect the Rents, the fair and reasonable rental value for the use and occupancy of such part of the Property as may be in possession of Grantor or

(d) require Grantor to vacate and surrender possession of the Property to Administrative Agent or to such receiver and, in default thereof, Grantor may be evicted by summary proceedings or otherwise.

(g) Nothing contained in this Security Instrument and no act done or omitted by Administrative Agent pursuant to the power and rights granted to Administrative Agent hereunder shall be deemed to be a waiver by Administrative Agent of its rights and remedies under the Credit Agreement or the other Loan Documents and this Security Instrument made and accepted without prejudice to any of the rights and remedies possessed by Administrative Agent under the terms thereof. The right of Administrative Agent to collect the Debt and to enforce any other security therefor held by it may be exercised by Administrative Agent either prior to, simultaneously with, or subsequent to any action taken by it hereunder. Grantor hereby absolutely, unconditionally and irrevocably waives any and all rights to assert any setoff, counterclaim or crossclaim of any nature whatsoever with respect to the obligations of Grantor under this Security Instrument, the Credit Agreement, the Deed of Trust, the other Loan Documents or otherwise with respect to the Loan in any action or proceeding brought by Administrative Agent to collect same, or any portion thereof, or to enforce and realize upon the lien and security interest created by this Security Instrument, the Credit Agreement, or any of the other Loan Documents (provided, however, that the foregoing shall not be deemed a waiver of Grantor’s right to assert any compulsory counterclaim if such counterclaim is compelled under local law or rule of procedure, nor shall the foregoing be deemed a waiver of Grantor’s right to assert any claim which would constitute a defense, setoff, counterclaim or crossclaim of any nature whatsoever against Administrative Agent in any separate action or proceeding).

(h) The exercise by Administrative Agent of the option to collect the Rents and sums due under the Lease Guaranties and the application thereof as herein provided shall not be considered a waiver of any default by Grantor under this Security Instrument, the Credit Agreement, the Leases, or the other Loan Documents. Grantor shall not be relieved of Grantor’s obligations under this Security Instrument by reason of (a) the failure of Administrative Agent to comply with any request of Grantor or any other party to take any action to enforce any of the provisions hereof or of the Credit Agreement or the other Loan Documents, (b) any agreement or stipulation by Administrative Agent extending the time of payment or otherwise modifying or supplementing the terms of this Security Instrument, the Credit Agreement or the other Loan Documents. Administrative Agent may resort for the payment of the Debt to any other security held by Administrative Agent in such order and manner as Administrative Agent, in its discretion, may elect. Administrative Agent may take any action to recover the Debt, or any portion thereof, or to enforce any covenant hereof without prejudice to the right of Administrative Agent thereafter to enforce its rights under this Security Instrument. The rights of Administrative Agent under this Security Instrument shall be separate, distinct and cumulative and none shall be given effect to the exclusion of the others. No act of Administrative Agent shall be construed as an election to proceed under any one provision herein to the exclusion of any other provision

(i) Upon or at any time after the occurrence and during the continuance of an Event of Default, Administrative Agent shall have the right to proceed in its own name or in the name of Grantor in respect of any claim, suit, action or proceeding relating to the rejection of any Lease, including, without limitation, the right to file and prosecute, to the exclusion of Grantor, any proofs of claim, complaints, motions, applications, notices and other documents, in any case in respect of the lessee under such Lease under the Bankruptcy Code.

(j) If there shall be filed by or against Grantor a petition under the Bankruptcy Code, and Grantor, as lessor under any Lease, shall determine to reject such Lease pursuant to Section 365(a) of the Bankruptcy Code, then Grantor shall give Administrative Agent not less than ten (10) days’ prior notice of the date on which Grantor shall apply to the bankruptcy court for authority to reject the Lease. Administrative Agent shall have the right, but not the obligation, to serve upon Grantor within such ten-day period a notice stating that: (i) Administrative Agent demands that Grantor assume and assign the Lease to Administrative Agent pursuant to Section 365 of the Bankruptcy Code and (ii) Administrative Agent covenants to cure or provide adequate assurance of future performance under the Lease. If Administrative Agent serves upon Grantor the notice described in the preceding sentence, Grantor shall not seek to reject the Lease and shall comply with the demand provided for in clause (i) of the preceding sentence within thirty (30) days after the notice shall have been given, subject to the performance by Administrative Agent of the covenant provided for in clause (ii) of the preceding sentence.

(k) This Security Instrument shall not be construed to bind Administrative Agent to the performance of any of the covenants, conditions or provisions contained in any Lease or Lease Guaranty or otherwise impose any obligation upon Administrative Agent. Administrative Agent shall not be liable for any loss sustained by Grantor resulting from Administrative Agent’s failure to let the Property after an Event of Default or from any other act or omission of Administrative Agent in managing the Property after an Event of Default unless such loss is caused by the willful misconduct or bad faith of Administrative Agent. Administrative Agent shall not be obligated to perform or discharge any obligation, duty or liability under the Leases or any Lease Guaranties or under or by reason of this Security Instrument and Grantor shall indemnify Administrative Agent for, and hold Administrative Agent harmless from, any and all liability, loss or damage (excluding consequential damages) which may or might be incurred under the Leases, any Lease Guaranties or under or by reason of this Security Instrument and from any and all claims and demands whatsoever, including the defense of any such claims or demands which may be asserted against Administrative Agent by reason of any alleged obligations and undertakings on its part to perform or discharge any of the terms, covenants or agreements contained in the Leases or any Lease Guaranties. Should Administrative Agent incur any such liability, the amount thereof, including costs, expenses and reasonable attorneys’ fees, shall be secured by this Security Instrument and by the Deed of Trust and the other Loan Documents and Grantor shall reimburse Administrative Agent therefor immediately upon demand and upon the failure of Grantor so to do within five (5) Business Days after demand therefor by Administrative Agent, Administrative Agent may, at its option, declare all sums secured by this Security Instrument and by the other Loan Documents immediately due and payable. This Security Instrument shall not operate to place any obligation or liability for the control, care, management or repair of the Property upon Administrative Agent, nor for the carrying out of any of the terms and conditions of the Leases or any Lease Guaranties; nor shall it operate to make Administrative Agent responsible or liable for any waste committed on the Property by the tenants or any other parties, or for any dangerous or defective condition of the Property including, without limitation, the presence of any Hazardous Substances (as defined in the Environmental Indemnity), or for any negligence in the management, upkeep, repair or control of the Property resulting in loss or injury or death to any tenant, licensee, employee or stranger unless caused by the gross negligence or willful misconduct of Administrative Agent.

(l) Nothing herein contained shall be construed as constituting Administrative Agent a “Trustee in possession” in the absence of the taking of actual possession of the Property by Administrative Agent. In the exercise of the powers herein granted Administrative Agent, no liability shall be asserted or enforced against Administrative Agent, all such liability being expressly waived and released by Grantor, except as may be expressly set forth herein.

(m) Grantor will, at the cost of Grantor, and without expense to Administrative Agent, do, execute, acknowledge and deliver all and every such further acts, conveyances, assignments, notices of assignments, transfers and assurances as Administrative Agent shall, from time to time, reasonably require for the better assuring, conveying, assigning, transferring and confirming unto Administrative Agent the property and rights hereby assigned or intended now or hereafter so to be, or which Grantor may be or may hereafter become bound to convey or assign to Administrative Agent, or for carrying out the intention or facilitating the performance of the terms of this Security Instrument or for filing, registering or recording this Security Instrument and, on demand, will execute and deliver and hereby authorizes Administrative Agent to execute in the name of Grantor to the extent Administrative Agent may lawfully do so, one or more financing statements, chattel Deed of Trusts or comparable security instruments, to evidence more effectively the lien and security interest hereof in and upon the Leases.

19. Additional Rights. The holder of any subordinate lien or subordinate deed of trust on the Trust Property shall have no right to terminate any Lease whether or not such Lease is subordinate to this Deed of Trust nor shall any holder of any subordinate lien or subordinate deed of trust join any tenant under any Lease in any trustee’s sale or action to foreclose the lien or modify, interfere with, disturb or terminate the rights of any tenant under any Lease. By recordation of this Deed of Trust all subordinate lienholders and the trustees and beneficiaries under subordinate deeds of trust are subject to and notified of this provision, and any action taken by any such lienholder or beneficiary contrary to this provision shall be null and void.

20. Notices. All notices, requests, demands and other communications hereunder shall be given in accordance with the provisions of Sections 5.7 and 9.2 of the Credit Agreement, if to Beneficiary, and Schedule 1 to the Guaranty, if to Grantor, in each case as specified therein.

21. No Oral Modification. This Deed of Trust may not be amended, supplemented or otherwise modified except in accordance with the provisions of Section 9.1 of the Credit Agreement. Any agreement made by Grantor and Beneficiary after the date of this Deed of Trust relating to this Deed of Trust shall be superior to the rights of the holder of any intervening or subordinate lien or encumbrance. Trustee’s execution of any written agreement between Grantor and Beneficiary shall not be required for the effectiveness thereof as between Grantor and Beneficiary.

22. Partial Invalidity. In the event any one or more of the provisions contained in this Deed of Trust shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, but each shall be construed as if such invalid, illegal or unenforceable provision had never been included. Notwithstanding to the contrary anything contained in this Deed of Trust or in any provisions of any Loan Document, the obligations of Grantor and of any other obligor under any Loan Document shall be subject to the limitation that Beneficiary shall not charge, take or receive, nor shall Grantor or any other obligor be obligated to pay to Beneficiary, any amounts constituting interest in excess of the maximum rate permitted by law to be charged by Beneficiary.

23. Grantor’s Waiver of Rights. (a) Grantor hereby voluntarily and knowingly releases and waives any and all rights to retain possession of the Trust Property after the occurrence of an Event of Default hereunder and any and all rights of redemption from sale under any order or decree of foreclosure (whether full or partial), pursuant to rights, if any, therein granted, as allowed under any applicable law, on its own behalf, on behalf of all persons claiming or having an interest (direct or indirectly) by, through or under each constituent of Grantor and on behalf of each and every person acquiring any interest in the Trust Property subsequent to the date hereof, it being the intent hereof that any and all such rights or redemption of each constituent of Grantor and all such other persons are and shall be deemed to be hereby waived to the fullest extent permitted by applicable law or replacement statute. Each constituent of Grantor shall not invoke or utilize any such law or laws or otherwise hinder, delay, or impede the execution of any right, power, or remedy herein or otherwise granted or delegated to Beneficiary, but shall permit the execution of every such right, power, and remedy as though no such law or laws had been made or enacted.

(b) To the fullest extent permitted by law, Grantor waives the benefit of all laws now existing or that may subsequently be enacted providing for (i) any appraisement before sale of any portion of the Trust Property, (ii) any extension of the time for the enforcement of the collection of the Obligations or the creation or extension of a period of redemption from any sale made in collecting such debt and (iii) exemption of the Trust Property from attachment, levy or sale under execution or exemption from civil process. To the full extent Grantor may do so, Grantor agrees that Grantor will not at any time insist upon, plead, claim or take the benefit or advantage of any law now or hereafter in force providing for any appraisement, valuation, stay, exemption, extension or redemption, or requiring foreclosure of this Deed of Trust before exercising any other remedy granted hereunder and Grantor, for Grantor and its successors and assigns, and for any and all persons ever claiming any interest in the Trust Property, to the extent permitted by law, hereby waives and releases all rights of redemption, valuation, appraisement, stay of execution, notice of election to mature (except as expressly provided in the Credit Agreement) or declare due the whole of the secured indebtedness and marshalling in the event of exercise by Trustee or Beneficiary of the power of sale, or other rights hereby created.

24. Remedies Not Exclusive. Beneficiary and Trustee shall be entitled to enforce payment of the Obligations and performance of the Obligations and to exercise all rights and powers under this Deed of Trust or under any of the other Loan Documents or other agreement or any laws now or hereafter in force, notwithstanding some or all of the Obligations may now or hereafter be otherwise secured, whether by deed of trust, mortgage, security agreement, pledge, lien, assignment or otherwise. Neither the acceptance of this Deed of Trust nor its enforcement, shall prejudice or in any manner affect Beneficiary’s or Trustee’s right to realize upon or enforce any other security now or hereafter held by Beneficiary and Trustee, it being agreed that Beneficiary and Trustee shall be entitled to enforce this Deed of Trust and any other security now or hereafter held by Beneficiary or Trustee in such order and manner as Beneficiary may determine in its absolute discretion. No remedy herein conferred upon or reserved to Beneficiary or Trustee is intended to be exclusive of any other remedy herein or by law provided or permitted, but each shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute. Every power or remedy given by any of the Loan Documents to Beneficiary or Trustee or to which either may otherwise be entitled, may be exercised, concurrently or independently, from time to time and as often as may be deemed expedient by Beneficiary or Trustee as the case may be. In no event shall Beneficiary or Trustee, in the exercise of the remedies provided in this Deed of Trust (including, without limitation, in connection with the assignment of Rents to Beneficiary, or the appointment of a receiver and the entry of such receiver on to all or any part of the Trust Property), be deemed a “mortgagee in possession,” and neither Beneficiary nor Trustee shall in any way be made liable for any act, either of commission or omission, in connection with the exercise of such remedies.

25. Multiple Security. If (a) the Premises shall consist of one or more parcels, whether or not contiguous and whether or not located in the same county, or (b) in addition to this Deed of Trust, Beneficiary shall now or hereafter hold or be the beneficiary of one or more additional mortgages, liens, deeds of trust or other security (directly or indirectly) for the Obligations upon other property in the State in which the Premises are located (whether or not such property is owned by Grantor or by others) or (c) both the circumstances described in clauses (a) and (b) shall be true, then to the fullest extent permitted by law, Beneficiary may, at its election, commence or consolidate in a single trustee’s sale or foreclosure action all trustee’s sale or foreclosure proceedings against all such collateral securing the Obligations (including the

Trust Property), which action may be brought or consolidated in the courts of, or sale conducted in, any county in which any of such collateral is located. Grantor acknowledges that the right to maintain a consolidated trustee’s sale or foreclosure action is a specific inducement to Lenders to extend the indebtedness borrowed pursuant to or guaranteed by the Loan Documents, and Grantor expressly and irrevocably waives any objections to the commencement or consolidation of the foreclosure proceedings in a single action and any objections to the laying of venue or based on the grounds of forum non conveniens which it may now or hereafter have. Grantor further agrees that if Trustee or Beneficiary shall be prosecuting one or more foreclosure or other proceedings against a portion of the Trust Property or against any collateral other than the Trust Property, which collateral directly or indirectly secures the Obligations, or if Beneficiary shall have obtained a judgment of foreclosure and sale or similar judgment against such collateral (or, in the case of a trustee’s sale, shall have met the statutory requirements therefore with respect to such collateral), then, whether or not such proceedings are being maintained or judgments were obtained in or outside the State in which the Premises are located, Beneficiary may commence or continue any trustee’s sale or foreclosure proceedings and exercise its other remedies granted in this Deed of Trust against all or any part of the Trust Property and Grantor waives any objections to the commencement or continuation of a foreclosure of this Deed of Trust or exercise of any other remedies hereunder based on such other proceedings or judgments, and waives any right to seek to dismiss, stay, remove, transfer or consolidate either any action under this Deed of Trust or such other proceedings on such basis. Neither the commencement nor continuation of proceedings to sell the Trust Property in a trustee’s sale, to foreclose this Deed of Trust, nor the exercise of any other rights hereunder nor the recovery of any judgment by Beneficiary in any such proceedings or the occurrence of any sale by the Trustee in any such proceedings shall prejudice, limit or preclude Beneficiary’s right to commence or continue one or more trustee’s sales, foreclosure or other proceedings or obtain a judgment against (or, in the case of a trustee’s sale, to meet the statutory requirements for, any such sale of) any other collateral (either in or outside the State in which the Premises are located) which directly or indirectly secures the Obligations, and Grantor expressly waives any objections to the commencement of, continuation of, or entry of a judgment in such other sales or proceedings or exercise of any remedies in such sales or proceedings based upon any action or judgment connected to this Deed of Trust, and Grantor also waives any right to seek to dismiss, stay, remove, transfer or consolidate either such other sales or proceedings or any sale or action under this Deed of Trust on such basis. It is expressly understood and agreed that to the fullest extent permitted by law, Beneficiary may, at its election, cause the sale of all collateral which is the subject of a single trustee’s sale or foreclosure action at either a single sale or at multiple sales conducted simultaneously and take such other measures as are appropriate in order to effect the agreement of the parties to dispose of and administer all collateral securing the Obligations (directly or indirectly) in the most economical and least time-consuming manner.

26. Successors and Assigns. All covenants of Grantor contained in this Deed of Trust are imposed solely and exclusively for the benefit of Beneficiary, Trustee and their respective successors and assigns, and no other person or entity shall have standing to require compliance with such covenants or be deemed, under any circumstances, to be a beneficiary of such covenants, any or all of which may be freely waived in whole or in part by Beneficiary or Trustee at any time if in the sole discretion of either of them such a waiver is deemed advisable. All such covenants of Grantor shall run with the land and bind Grantor, the successors and assigns of Grantor (and each of them) and all subsequent owners, encumbrancers and tenants of the Trust Property, and shall inure to the benefit of Beneficiary, Trustee and their respective successors and assigns. Without limiting the generality of the foregoing, any successor to Trustee appointed by Beneficiary shall succeed to all rights of Trustee as if such successor had been originally named as Trustee hereunder The word “Grantor” shall be construed as if it read “Grantors” whenever the sense of this Deed of Trust so requires and if there shall be more than one Grantor, the obligations of the Grantors shall be joint and several.

27. No Waivers, etc. Any failure by Beneficiary to insist upon the strict performance by Grantor of any of the terms and provisions of this Deed of Trust shall not be deemed to be a waiver of any of the terms and provisions hereof, and Beneficiary or Trustee, notwithstanding any such failure, shall have the right thereafter to insist upon the strict performance by Grantor of any and all of the terms and provisions of this Deed of Trust to be performed by Grantor. Beneficiary may release, regardless of consideration and without the necessity for any notice to or consent by the beneficiary of any subordinate deed of trust or the holder of any subordinate lien on the Trust Property, any part of the security held for the obligations secured by this Deed of Trust without, as to the remainder of the security, in any way impairing or affecting the lien of this Deed of Trust or the priority of this Deed of Trust over any subordinate lien or deed of trust.

28. Governing Law, etc. (a) THIS DEED OF TRUST WAS NEGOTIATED IN THE STATE OF NEW YORK, AND MADE BY GRANTOR AND ACCEPTED BY BENEFICIARY IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE NOTE SECURED HEREBY WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS DEED OF TRUST AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES (I) THE PROVISIONS FOR THE CREATION, PERFECTION, PRIORITY AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS WITH RESPECT TO THE PROPERTY (OTHER THAN THAT DESCRIBED IN SUBPARAGRAPH II BELOW) SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE PROPERTY AND FIXTURES ARE LOCATED AND (II) WITH RESPECT TO THE PERFECTION, PRIORITY AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS CREATED BY THIS DEED OF TRUST AND THE OTHER LOAN DOCUMENTS IN PROPERTY WHOSE PERFECTION AND PRIORITY IS COVERED BY ARTICLE 9 OF THE UCC (INCLUDING, WITHOUT LIMITATION, THE ACCOUNTS), THE LAW OF THE JURISDICTION APPLICABLE IN ACCORDANCE WITH SECTIONS 9-301 THROUGH 9-307 OF THE UCC AS IN EFFECT IN THE STATE OF NEW YORK SHALL GOVERN. TO THE FULLEST EXTENT PERMITTED BY LAW, GRANTOR HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS DEED OF TRUST AND THE NOTE, AND THIS DEED OF TRUST AND THE NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW EXCEPT AS SPECIFICALLY SET FORTH ABOVE.

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST BENEFICIARY OR GRANTOR ARISING OUT OF OR RELATING TO THIS DEED OF TRUST MAY AT BENEFICIARY’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, AND GRANTOR AND BENEFICIARY WAIVE ANY OBJECTIONS WHICH THEY MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND GRANTOR AND BENEFICIARY HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. GRANTOR HEREBY AGREES THAT SERVICE OF PROCESS SHALL BE EFFECTED IN THE MANNER PROVIDED IN THE CREDIT AGREEMENT.

29. Certain Definitions. Unless the context clearly indicates a contrary intent or unless otherwise specifically provided herein, words used in this Deed of Trust shall be used interchangeably in singular or plural form and the word “Grantor” shall mean “each Grantor or any subsequent owner or owners of the Trust Property or any part thereof or interest therein,” the word “Beneficiary” shall mean “Beneficiary or any successor agent for the Lenders,” the word “Trustee” shall mean “Trustee or any successor Trustee,” the word “person” shall include any individual, corporation, partnership, limited liability company, trust, unincorporated association, government, governmental authority, or other entity, and the words “Trust Property” shall include any portion of the Trust Property or interest therein. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa. The captions in this Deed of Trust are for convenience or reference only and in no way limit or amplify the provisions hereof.

30. Maximum Rate of Interest. Nothing herein contained, nor in any Loan Document or transaction related thereto, shall be construed or so operate as to require Grantor or any person liable for the payment of the Obligations made pursuant to the Credit Agreement, to pay interest in an amount or at a rate greater than the maximum allowed by law. Should any interest or other charges in the nature of the interest paid by Grantor or any parties liable for the payment of the Obligations made pursuant to the Credit Agreement result in the computation or earning of interest in excess of the maximum rate of interest allowed by applicable law, then any and all such excess shall be and the same is hereby waived by the holder hereof, and all such excess shall be automatically credited against and in reduction of the principal balance, and any portion of said excess which exceeds the principal balance shall be paid by the holder hereof to Grantor or any parties liable for the payment of the Obligations made pursuant to the said Credit Agreement, it being the intent of the parties hereto that under no circumstances shall Grantor or any parties liable for the payment of the Obligations hereunder be required to pay interest in excess of the maximum rate allowed by law.

31. INTENTIONALLY DELETED.

32. Release. If any of the Trust Property shall be sold, transferred or otherwise disposed of by Grantor in a transaction permitted by the Credit Agreement, or which otherwise satisfy the requirements for release pursuant to Section 9.15 of the Credit Agreement, such Trust Property shall be automatically released from the Lien of this Deed of Trust without further action on the part of Grantor, Beneficiary or the Lenders, and shall cease to constitute collateral hereunder, and then Beneficiary, at the request and sole expense of Grantor, shall execute and deliver to Grantor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Trust Property. No consent of any Qualified Counterparty shall be required for any release of Trust Property pursuant to this Section

33. Trustee’s Powers (and Liabilities).(a) In case of the resignation of the Trustee, or the inability (through death or otherwise), refusal or failure of the Trustee to act, or at the option of Beneficiary or the holder(s) of a majority of the Obligations for any other reason (which reason need not be stated), a substitute Trustee (“Substitute Trustee”) may be named, constituted and appointed by Beneficiary or the holder(s) of a majority of the Obligations, without other formality than an appointment and designation in writing, which appointment and designation shall be full evidence of the right and authority to make the same and of all facts therein recited, and this conveyance shall vest in the Substitute Trustee the title, powers and duties herein conferred on the Trustee originally named herein, and the conveyance of the Substitute Trustee to the purchaser(s) at any sale of the Trust Property of any part thereof shall be equally valid and effective. The right to appoint a Substitute Trustee shall exist as often and whenever from any of said causes, the Trustee, original or substitute, resigns or cannot, will not or does not act, or Beneficiary or the holder(s) of a majority of the Obligations desires to appoint a new Trustee. No bond shall ever be required of the Trustee, original or substitute. The recitals in any conveyance made by the Trustee, original or substitute, shall be accepted and construed in court and elsewhere as prima facie evidence and proof of the facts recited, and no other proof shall be required as to the request by Beneficiary or the holders(s) of a majority of Obligations to the Trustee to enforce this Deed of Trust, or as to the notice of or holding of the sale, or as to any particulars thereof, or as to the resignation of the Trustee, original or substitute, or as to the inability, refusal or failure of the Trustee, original or substitute, to act, or as to the election of Beneficiary or the holder(s) of a majority of the Obligations to appoint a new Trustee, or as to appointment of a Substitute Trustee, and all prerequisites of said sale shall be presumed to have been performed; and each sale made under the powers herein granted shall be a perpetual bar against Grantor and the heirs, personal representatives, successors and assigns of Grantor. Trustee, original or substitute, is hereby authorized and empowered to appoint any one or more persons as attorney-in-fact to act as Trustee under him and in his name, place and stead in order to take any actions that Trustee is authorized and empowered to do hereunder, such appointment to be evidenced by an instrument signed and acknowledged by said Trustee, original or substitute; and all acts done by said attorney-in-fact shall be valid, lawful and binding as if done by said Trustee, original or substitute, in person.

(b) At any time or from time to time, without liability therefor, and without notice, upon the written request of Beneficiary and presentation of the documents evidencing the Obligations and this Deed of Trust for endorsement, without affecting the liability of any person for the payment of the indebtedness secured hereby, and without affecting the lien of this Deed of Trust upon the Trust Property for the full amount of all amounts secured hereby, upon Beneficiary’s request Trustee may (i) release all or any part of the Trust Property, (ii) consent to the making of any map or plat thereof, (iii) join in granting any easement thereon or in creating any covenants or conditions restricting use or occupancy thereof, or (iv) join in any extension agreement or in any agreement subordinating the lien or charge hereof.

(c) Except for gross negligence or willful misconduct, Trustee shall not be liable for any act or omission or error of judgment. Trustee may rely on any document believed by him in good faith to be genuine. All money received by Trustee shall, until used or applied as herein provided, be held in trust, and Trustee shall not be liable for interest thereon. Grantor shall indemnify Trustee against all liability and expenses that he may incur in the performance of his duties hereunder except for gross negligence or willful misconduct.

34. Last Dollars Secured; Priority. To the extent that this Deed of Trust secures only a portion of the indebtedness owing or which may become owing by Grantor to the Secured Parties, the parties agree that any payments or repayments of such indebtedness shall be and be deemed to be applied first to the portion of the indebtedness that is not secured hereby, it being the parties’ intent that the portion of the indebtedness last remaining unpaid shall be secured hereby. If at any time this Deed of Trust shall secure less than all of the principal amount of the Obligations, it is expressly agreed that any repayments of the principal amount of the Obligations shall not reduce the amount of the lien of this Deed of Trust until such lien amount shall equal the principal amount of the Obligations outstanding.

35. Receipt of Copy. Grantor acknowledges that it has received a true copy of this Deed of Trust.

36. ADDITIONAL STATE SPECIFIC PROVISIONS

(a) Principles of Construction. In the event of any inconsistencies between the terms and conditions of this Section 36 and the terms and conditions of this Deed of Trust, the terms and conditions of this Section 36 shall control and be binding.

(b) The term “instrument” as it appears twice in the second sentence of the first paragraph is hereby deleted and replaced with the term “Security Instrument.”

(c) The phrase “if any,” in the first sentence of “Background” Section D is hereby deleted in its entirety.

(d) Intentionally deleted.

(e) The phrase “to the extent permitted by applicable law” is hereby inserted after “demand” and before “as” in the first sentence of Section 13(a).

(f) The phrase “To the extent permitted by applicable law” is hereby inserted in the beginning of the fifth sentence of the first paragraph of Section 13(a)(i) and is hereby inserted in the beginning of the last sentence of the first paragraph of Section 13(a)(i).

(g) Section 13(b) is hereby deleted in its entirety and replaced with the phrase “Intentionally Deleted.”

(h) The phrase “financing statement” is hereby deleted and replaced with the phrase “fixture filing” in the first and second clauses of the third sentence of Section 17(c).

(i) The phrase “(whether or not such property is owned by Grantor or by others)” is hereby deleted in its entirety from Section 25(b).

(j) Additional Security Agreement Provisions.

(i) Notwithstanding the provisions set forth in Section 17 hereof, with respect to fixtures, Beneficiary or Trustee may elect to treat same as either real property or personal property and proceed to exercise such rights and remedies applicable to the categorization so chosen. Beneficiary may proceed against the items of real property and any items of Property separately or together in any order whatsoever, without in any way affecting or waiving Beneficiary’s rights and remedies under the Uniform Commercial Code, this Deed of Trust or the Credit Agreement. Grantor acknowledges and agrees that Beneficiary’s rights and remedies under this Deed of Trust and the Credit Agreement shall be cumulative and shall be in addition to every other right and remedy now or hereafter existing at law, in equity, by statute or by agreement of the parties.

(ii) Grantor agrees that this Deed of Trust constitutes a financing statement filed as a fixture filing in the Official Records of the County in which the Trust Property is located with respect to any and all fixtures included within the term “Land” or “Property” as used herein and with respect to any goods and other personal property that may now be or hereafter become fixtures. The names and mailing addresses of the debtor (Grantor) and the secured party (Beneficiary) are set forth on the first page of this Deed of Trust. Grantor’s organization number is set forth on the first page of this Deed of Trust. Grantor is the record [owner] [lessee] of the Trust Property. The personal property described above is the collateral covered by this fixture filing. Any reproduction of this Deed of Trust shall be sufficient as a fixture filing.

(k) Additional Remedies Provision. Upon the occurrence and continuance of an Event of Default, Grantor hereby authorizes and empowers Beneficiary in its sole discretion, without any notice or demand, except to the extent required by applicable law, and without affecting the lien and charge of this Deed of Trust, to exercise any right or remedy which Beneficiary may have available to it, including, but not limited to, judicial foreclosure, exercise of rights of power of sale without judicial action as to any collateral security for the Obligations, whether real, personal or intangible property. Without limiting the foregoing, Grantor specifically agrees that any action maintained by Beneficiary for the appointment of any receiver, trustee or custodian to collect rents, issues or profits or to obtain possession of the Trust Property shall not constitute an “action” within the meaning of §726 of the California Code of Civil Procedure.

(l) Additional Waivers. The following is added as new Section 23(c):

“Upon the occurrence and continuance of an Event of Default, Grantor hereby expressly waives diligence, demand, presentment, protest and notice of every kind and nature whatsoever (unless as otherwise required by law or under this Deed of Trust or the Credit Agreement) and waives any right to require Beneficiary to enforce any remedy against any guarantor, endorser or other person whatsoever prior to the exercise of its rights and remedies hereunder or otherwise.”

(m) Loan Document Approval. Grantor has read and hereby approves the Credit Agreement, this Deed of Trust, the other Loan Documents and all other documents relating thereto. Grantor acknowledges that it has been represented by counsel of its choice to review the Credit Agreement, this Deed of Trust, the other Loan Documents and all other documents relating thereto and said counsel has explained and Grantor understands the provisions thereof, or that Grantor has voluntarily declined to retain such counsel.

(n) Future Advances. This Deed of Trust shall secure any and all future advances of the proceeds of the Loans made to Grantor by Beneficiary and the Lenders pursuant to the terms of the Credit Agreement. At no time during the term of this Deed of Trust or any extension thereof shall the unpaid and outstanding secured principal future advances, not including sums advanced by Beneficiary to protect the security of this Deed of Trust, exceed TWO HUNDRED FIFTY MILLION DOLLARS AND NO/100 ($250,000,000.00). This provision shall not constitute an obligation upon or commitment of Beneficiary to make additional advances or loans to Grantor.

[signature page(s) follow]

This Deed of Trust has been duly executed by Grantor on the date first set forth above to be effective as of the date first set forth above.

GRANTOR: [(ver 1)Sunset-Gower: SGS HOLDINGS, LLC; (ver 2) Orange, CA: HFOP CITY PLAZA, LLC]

By:
Name: Title:

STATE OF                    )

                                         ) ss.:

COUNTY OF                 )

On the          day of                 , in the year 2010, before me,                                                          , a Notary public, personally appeared                                                          , who proved to me on the basis of satisfactory evidence to be the persons(s) whose name(s) are subscribed to the within instrument and acknowledged to me that they/she/he executed the same in his/her/their capacities, and that by his/her/their signature on the instrument, the person(s) or the entity upon behalf of which the person(s) acted, executed the instrument.

Notary Public

I certify under PENALTIES OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

Witness my hand and official seal.

                                                                                      (seal)

Notary signature

Schedule A

Description of the Land

[Schedules A-1 and A-2 in case of ground lease property

EXHIBIT E

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor identified in item 1 below (the “Assignor”) and the Assignee identified in item 2 below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

Assignee is an [Affiliate][Approved Fund] of [identify Lender]

3.	Borrower:	HUDSON PACIFIC PROPERTIES, L.P.

4.	Administrative Agent:	BARCLAYS BANK PLC, as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The $200,000,000 Credit Agreement dated as of , 2010 among HUDSON PACIFIC PROPERTIES, L.P., a Maryland limited partnership (the “Borrower”), HUDSON PACIFIC PROPERTIES, INC., a Maryland corporation (the “REIT”), the Lenders parties thereto, BARCLAYS CAPITAL INC. and BANC OF AMERICA SECURITIES LLC, as Arrangers and BARCLAYS BANK PLC, as Administrative Agent (the “Administrative Agent”)

6.	Assigned Interest:

Assignor	Assignee	Aggregate Amount of all Revolving Credit Commitments/Loans for all Lenders[3]	Amount of Revolving Credit Commitment/ Loans Assigned[8]	Percentage Assigned of Commitment/ Loans[4]	CUSIP Number

		$	$	%
		$	$	%

[7.	Trade Date: ][5]

Effective Date:                  , 20         [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[3]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[4]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[5]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[Consented to:

BARCLAYS BANK PLC, as
Administrative Agent

By
Title:

[Consented to:

HUDSON PACIFIC PROPERTIES, L.P.

By
Title:][6]

6 To be inserted if the assignment is to a party other than any affiliate, Related Fund or Control Investment Affiliate of Lender.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.6 of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.6(c) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (vii) if it is a Non-U.S. Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT F-1

FORM OF REVOLVING CREDIT NOTE

THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$	New York, New York
, 2010

FOR VALUE RECEIVED, the undersigned, HUDSON PACIFIC PROPERTIES, L.P., a Maryland limited partnership (the “Borrower”), hereby unconditionally promises to pay to                      (the “Lender”) or its registered assigns at the Payment Office specified in the Credit Agreement (as hereinafter defined) in lawful money of the United States and in immediately available funds, on the Revolving Credit Termination Date the principal amount of (a)                      DOLLARS ($        ), or, if less, (b) the aggregate unpaid principal amount of all Revolving Credit Loans made by the Lender to the Borrower pursuant to Section 2.1 of the Credit Agreement. The Borrower further agrees to pay interest in like money at such Payment Office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in Section 2.12 of the Credit Agreement.

The holder of this Note is authorized to indorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date, Type and amount of each Revolving Credit Loan made pursuant to the Credit Agreement and the date and amount of each payment or prepayment of principal thereof, each continuation thereof, each conversion of all or a portion thereof to another Type and, in the case of Eurodollar Loans, the length of each Interest Period with respect thereto. Each such indorsement shall constitute prima facie evidence of the accuracy of the information indorsed. The failure to make any such indorsement or any error in any such indorsement shall not affect the obligations of the Borrower in respect of any Revolving Credit Loan.

This Note (a) is one of the Revolving Credit Notes referred to in the Credit Agreement dated as of              , 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the REIT, as Guarantor, the Borrower, the Lender, the Lenders parties thereto, Barclays Bank PLC, as Administrative Agent, Barclays Capital Inc. and Banc of America Securities LLC, as Arrangers, and others, (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement. This Note is secured and guaranteed as provided in the Loan Documents. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence of any one or more of the Events of Default, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, indorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 10.6 OF THE CREDIT AGREEMENT.

2

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[Borrower]

By:
Name:
Title:

Schedule A

to Revolving Credit Note

LOANS, CONVERSIONS AND REPAYMENTS OF BASE RATE LOANS

Date	Amount of Base Rate Loans	Amount Converted to Base Rate Loans	Amount of Principal of Base Rate Loans Repaid	Amount of Base Rate Loans Converted to Eurodollar Loans	Unpaid Principal Balance of Base Rate Loans	Notation Made By

Schedule B

to Revolving Credit Note

LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF EURODOLLAR LOANS

Date	Amount of Eurodollar Loans	Amount Converted to Eurodollar Loans	Interest Period and Eurodollar Rate with Respect Thereto	Amount of Principal of Eurodollar Loans Repaid	Amount of Eurodollar Loans Converted to Base Rate Loans	Unpaid Principal Balance of Eurodollar Loans	Notation Made By

EXHIBIT F-2

FORM OF SWING LINE NOTE

THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$	New York, New York
, 2010

FOR VALUE RECEIVED, the undersigned, HUDSON PACIFIC PROPERTIES, L.P., a Maryland limited partnership (the “Borrower”), hereby unconditionally promises to pay to                      (the “Swing Line Lender”) or its registered assigns at the Payment Office specified in the Credit Agreement (as hereinafter defined) in lawful money of the United States and in immediately available funds, on the Revolving Credit Termination Date the principal amount of (a)                      DOLLARS ($        ), or, if less, (b) the aggregate unpaid principal amount of all Swing Line Loans made by the Swing Line Lender to the Borrower pursuant to Section 2.3 of the Credit Agreement, as hereinafter defined. The Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in Section 2.12 of such Credit Agreement.

The holder of this Note is authorized to indorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date and amount of each Swing Line Loan made pursuant to the Credit Agreement and the date and amount of each payment or prepayment of principal thereof. Each such indorsement shall constitute prima facie evidence of the accuracy of the information indorsed. The failure to make any such indorsement or any error in any such indorsement shall not affect the obligations of the Borrower in respect of any Swing Line Loan.

This Note (a) is the Swing Line Note referred to in the Credit Agreement dated as of              , 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the REIT, as Guarantor, the Borrower, the Swing Line Lender, the other Lenders parties thereto, Barclays Bank PLC, as Administrative Agent, Barclays Capital Inc. and Banc of America Securities LLC, as Arrangers, and others, (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement. This Note is secured and guaranteed as provided in the Loan Documents. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence of any one or more of the Events of Default, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, indorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 10.6 OF THE CREDIT AGREEMENT.

2

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

HUDSON PACIFIC PROPERTIES, L.P.

By:
Name:
Title:

Schedule A

to Swing Line Note

LOANS AND REPAYMENTS OF SWING LINE LOANS

Date	Amount of Swing Line Loans	Amount of Principal of Swing Line Loans Repaid	Unpaid Principal Balance of Swing Line Loans	Notation Made By

EXHIBIT G

FORM OF EXEMPTION CERTIFICATE

Reference is made to the Credit Agreement, dated as of              , 2010, as amended, supplemented or otherwise modified from time to time (the “Credit Agreement”), among HUDSON PACIFIC PROPERTIES, L.P., a Maryland limited partnership (the “Borrower”), HUDSON PACIFIC PROPERTIES, INC., a Maryland corporation (the “REIT”), the Lenders parties thereto, BARCLAYS CAPITAL INC. and BANC OF AMERICA SECURITIES LLC, as Arrangers and BARCLAYS BANK PLC, as Administrative Agent, and others. Capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Credit Agreement.

                     (the “Non-U.S. Lender”) is providing this certificate pursuant to Section 2.17(d) of the Credit Agreement. The Non-U.S. Lender hereby represents and warrants that:

1. The Non-U.S. Lender is the sole record and beneficial owner of the Loans or the obligations evidenced by Note(s) in respect of which it is providing this certificate.

2. The Non-U.S. Lender is not a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”). In this regard, the Non-U.S. Lender further represents and warrants that:

(a) the Non-U.S. Lender is not subject to regulatory or other legal requirements as a bank in any jurisdiction; and

(b) the Non-U.S. Lender has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements;

3. The Non-U.S. Lender is not a 10-percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code; and

4. The Non-U.S. Lender is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code.

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the date set forth below.

[NAME OF NON-U.S. LENDER]

By:
Name:
Title:

Dated:

EXHIBIT H

FORM OF BORROWING NOTICE

To:	BARCLAYS BANK PLC,

as Administrative Agent

745 Seventh Avenue

New York, New York 10019

Attention: Craig J. Malloy

Telecopy: (646) 758-4617

Telephone: (212) 526-7150

Reference is hereby made to the Credit Agreement, dated as of              , 2010 (as amended, supplemented or modified from time to time, the “Credit Agreement”), among HUDSON PACIFIC PROPERTIES, L.P., a Maryland limited partnership (the “Borrower”), HUDSON PACIFIC PROPERTIES, INC., a Maryland corporation (the “REIT”), the Lenders parties thereto, BARCLAYS CAPITAL INC. and BANC OF AMERICA SECURITIES LLC, as Arrangers and BARCLAYS BANK PLC, as Administrative Agent, and others. Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings so defined.

The Borrower hereby certifies that after giving pro forma effect to the Loans to be made pursuant to this Borrowing Notice, the Total Revolving Extensions of Credit shall not exceed the Maximum Facility Availability.

The Borrower hereby gives notice to the Administrative Agent that Loans, and of the type and amount, set forth below are requested to be made on the date indicated below:

REVOLVING CREDIT LOANS

Type of Loans	Interest Period	Aggregate Amount	Date of Loans
Base Rate Loans	N/A

Eurodollar Loans**

The Borrower hereby requests that the proceeds of Loans described in this Borrowing Notice be made available to it as follows:

**	If more than one Interest Period is requested, the Borrower shall list duration of each requested Interest Period and amount of requested Loans allocated to each Interest Period.

[insert transmittal instructions].

The Borrower hereby certifies that all conditions contained in the Credit Agreement to the making of any Loan requested have been met or satisfied in full.

HUDSON PACIFIC PROPERTIES, L.P.

By:
Title:

Dated:

EXHIBIT I

FORM OF NEW LENDER SUPPLEMENT

NEW LENDER SUPPLEMENT (this “Supplement”), dated             , 20     to the Credit Agreement, dated as of June     , 2010, (as amended, supplemented or modified from time to time, the “Credit Agreement”), among HUDSON PACIFIC PROPERTIES, L.P., a Maryland limited partnership (the “Borrower”), HUDSON PACIFIC PROPERTIES, INC., a Maryland corporation (the “REIT”), the Lenders parties thereto, BARCLAYS CAPITAL INC. and BANC OF AMERICA SECURITIES LLC, as Arrangers and BARCLAYS BANK PLC, as Administrative Agent, and others.

W I T N E S S E T H :

WHEREAS, the Borrower has requested that the Total Revolving Credit Commitments be increased by $         to $         pursuant to the Credit Agreement;

WHEREAS, the Credit Amendment provides in Section 2.22(b) thereof that any bank, financial institution or other entity, although not originally a party thereto, may become a party to the Credit Agreement in accordance with the terms thereof by executing and delivering to the Borrower and the Administrative Agent a supplement to the Credit Agreement in substantially the form of this Supplement; and

WHEREAS, the undersigned was not an original party to the Credit Agreement but now desires to become a party thereto;

NOW, THEREFORE, the undersigned hereby agrees as follows:

1. The undersigned agrees to be bound by the provisions of the Credit Agreement, and agrees that it shall, on the date this Supplement is accepted by the Borrower and the Administrative Agent, become a Revolving Credit Lender for all purposes of the Credit Agreement to the same extent as if originally a party thereto, with a Revolving Credit Commitment of $        .

2. The undersigned (a) represents and warrants that it is legally authorized to enter into this Supplement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements delivered pursuant to Section 6.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Supplement; (c) agrees that it has made and will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as administrative agent on its behalf and to exercise such powers and discretion under the Credit Agreement or any instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender including, without limitation, if it is organized under the laws of a jurisdiction outside the United States, its obligation pursuant to Section 2.17 of the Credit Agreement.

3. The undersigned’s address for notices for the purposes of the Credit Agreement is as follows:

4. Terms defined in the Credit Agreement shall have their defined meanings therein when used herein.

2

IN WITNESS WHEREOF, the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.

[INSERT NAME OF LENDER]

By:
Name:
Title:

[Signature Page to New Lender Supplement]

Accepted this      day of

            , 20    .

HUDSON PACIFIC PROPERTIES, L.P.

By:	Hudson Pacific Properties, Inc., its sole
general partner

By:
Name:
Title:

[Signature Page to New Lender Supplement]

Accepted this      day of

            , 200    .

[ ]
as Issuing Lender

By:
Name:
Title:

BARCLAYS BANK PLC, as Administrative Agent and as Swing Line Lender

By:
Name:
Title:

[Signature Page to New Lender Supplement]

EXHIBIT J

FORM OF

REVOLVING CREDIT COMMITMENT INCREASE SUPPLEMENT

REVOLVING CREDIT COMMITMENT INCREASE SUPPLEMENT (this “Supplement”), dated             , 20    , to the Credit Agreement, dated as of June __, 2010, (as amended, supplemented or modified from time to time, the “Credit Agreement”), among HUDSON PACIFIC PROPERTIES, L.P., a Maryland limited partnership (the “Borrower”), HUDSON PACIFIC PROPERTIES, INC., a Maryland corporation (the “REIT”), the Lenders parties thereto, BARCLAYS CAPITAL INC. and BANC OF AMERICA SECURITIES LLC, as Arrangers and BARCLAYS BANK PLC, as Administrative Agent, and others.

W I T N E S S E T H :

WHEREAS, the Borrower has requested that the Total Revolving Credit Commitments be increased by $         to $         pursuant to the Credit Agreement;

WHEREAS, pursuant to the provisions of Section 2.22(c) of the Credit Agreement, the undersigned may increase the amount of its Revolving Credit Commitment in accordance with the terms thereof by executing and delivering to the Borrower and the Administrative Agent a supplement to the Credit Agreement in substantially the form of this Supplement; and

WHEREAS, the undersigned now desires to increase the amount of its Revolving Credit Commitment under the Credit Agreement;

NOW THEREFORE, the undersigned hereby agrees as follows:

1. Subject to the terms and conditions of the Credit Agreement, that on the date this Supplement is accepted by the Borrower and the Administrative Agent it shall have its Revolving Credit Commitment increased by $        , thereby making the amount of its Revolving Credit Commitment $        .

2. Terms defined in the Credit Agreement shall have their defined meanings therein when used herein.

IN WITNESS WHEREOF, the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.

[INSERT NAME OF LENDER]

By:
Name:
Title:

[Signature Page to Revolving Credit Commitment Increase Supplement]

Accepted this      day of

            , 20    .

HUDSON PACIFIC PROPERTIES, L.P.

By:	Hudson Pacific Properties, Inc., its sole
general partner

By:
Name:
Title:

[Signature Page to Revolving Credit Commitment Increase Supplement]

Accepted this      day of

            , 20__.

BARCLAYS BANK PLC,
as Administrative Agent and as Swing Line Lender

By:
Name:
Title:

By:
Name:
Title:

[ ], as Issuing Lender

By:
Name:
Title:

[Signature Page to Revolving Credit Commitment Increase Supplement]

EXHIBIT K

FORM OF BORROWING BASE CERTIFICATE

This Borrowing Base Certificate is being delivered in connection with that certain Credit Agreement, dated as of [            ], 20    , among Hudson Pacific Properties, Inc., a Maryland corporation (the “REIT”), Hudson Pacific Properties, L.P., a Maryland limited partnership (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto, as lenders, Barclays Capital and Bank of America Securities LLC, as joint lead arrangers and joint bookrunners, Bank of America, N.A., as syndication agent, and Barclays Bank PLC, as administrative agent. Capitalized terms used but not defined herein shall have the meanings provided in the Credit Agreement.

As of the date hereof, the undersigned certifies to the Arranger, the Agents and the Lenders as follows:

1. I am the duly elected, qualified and acting [Chief Financial Officer] [director (or equivalent) or officer of the REIT with actual knowledge of the financial affairs of the REIT and its Subsidiaries] of the REIT.

2. I have reviewed and am familiar with the contents of this Certificate.

3. All of the information set forth in Schedule I attached hereto is true, correct and complete.

This certificate is being delivered by the undersigned officer only in his or her capacity as an officer of the REIT and not individually and the undersigned shall have no personal liability to the Lenders with respect hereto.

[SIGNATURES FOLLOW]

Certified as of the          day of                 , 20    .

HUDSON PACIFIC PROPERTIES, INC.

By:
Name:
Title:

Schedule 1

BORROWING BASE REPORT

Effective Date of Calculation: [ ], 20

Borrowing Base Calculation:

1. Calculation of the Applicable Borrowing Base Property Advance Rate:

(a) (i) Number of Borrowing Base Office Properties ____

(ii) Item 1(a) greater than 5		Yes/No

(b) (i) (A) Net Operating Income of Technicolor Building[1]	$

(B) Net Operating Income of City Plaza	$

(C) Net Operating Income of Sunset Gower	$

(D) Net Operating Income of [ ]	$

Sum of Net Operating Income for all the Borrowing Base Properties	$

(ii) Aggregate Net Operating Income of all the Borrowing Base Properties multiplied by 0.30	$

(iii) Item 1(b)(i)(A), (B) [or (D)] is less than Item 1(b)(ii)		Yes/No

(c) No Tenant of a Borrowing Base Office Property without an Investment Grade Rating accounts for more than 15% of the total revenue for all Borrowing Base Properties		Yes/No

[1]	See attached Annex A for a calculation of the Net Operating Income for each Borrowing Base Property.

(d) No Tenant of Borrowing Base Office Properties with an Investment Grade Rating accounts for more than 20% of total revenue for all Borrowing Base Properties		Yes/No

(e) (i) If the response is “No” to any of Items 1(a), 1(b), 1(c) or 1(d), then 0.55

(ii) If the response is “Yes” to each of Items 1(a), 1(b), 1(c) or 1(d), then 0.60

Applicable Borrowing Base Property Advance Rate:

2. With respect to the Technicolor Building:

(a) (x) The MAI “as-is” appraised value of such Borrowing Base Office Property in effect at such time $

times (y) the Applicable Borrowing Base Property Advance Rate	$

(b) (x) Net Operating Income $

divided by 1.60	$

(y) (i) an interest rate of 8.0% per annum (assuming a 30-year amortization)%

(ii) the 10-year treasury rate on the last day of such period plus 3.0% (assuming a 30-year amortization)%

• The greater of 2(b)(y)(i) and 2(b)(y)(ii) (the “Assumed Interest Rate”)%

(c) Item 2(b)(x) divided by the Assumed Interest Rate	$

(d) Technicolor Building Borrowing Base (the lesser of item 2(a) and Item 2(c))	$

3. With respect to City Plaza:

(a) (x) The MAI “as-is” appraised value of such Borrowing Base Office Property in effect at such time	$

times (y) the Applicable Borrowing Base Property Advance Rate			$

(b) (x) Net Operating Income	$

(y) Contractual monthly base rent for each Tenant subject to a valid and effective Lease that does not yet occupy any space or that is otherwise in a free-rent period during such four fiscal quarter period for each month occurring during the Lease Adjustment Period for such Lease, less any applicable duplications for Tenants relocating within the applicable building.

$

The sum of Items 3(b)(x) and 3(b)(y) divided by 1.60			$

(y) The Assumed Interest Rate		%

(c) Item 3(b) divided by the Assumed Interest Rate			$

(d) City Plaza Borrowing Base (the lesser of item 3(a) and Item 3(c))			$

4. With respect to Sunset Gower:

(a) (x) The MAI “as-is” appraised value of such Borrowing Base Studio Property in effect at such time	$

times (y) 0.25			$

(b) (x) Net Operating Income $_________	$

divided by 4.50			$

(y) The Assumed Interest Rate		%

(c) Item 4(b)(x) divided by the Assumed Interest Rate			$

(d) Sunset Gower Borrowing Base (the lesser of item 4(a) and Item 4(c))			$

5. Borrowing Base Subtotal (Item 2(d) plus 3(d) plus 4(d))			$

6. The Borrowing Base shall exclude the following (“Adjustments”):

(a) Prior to the first anniversary of the Closing Date, the amount (if positive) equal to the aggregate Borrowing Base attributable to Borrowing Base Studio Properties minus an amount equal to 25% of the aggregate Borrowing Base.

$

(b) On and after the first anniversary of the Closing Date, the amount (if positive) equal to the aggregate Borrowing Base attributable to Borrowing Base Studio Properties minus an amount equal to 20% of the aggregate Borrowing Base.

$

(c) From and after the date that is nine months after the Closing Date, the amount equal to the Borrowing Base attributable to any Borrowing Base Office Property with single tenants exceeding 35% of the total revenue for all Borrowing Base Properties, beginning with the Borrowing Base Office Property with the lowest revenue derived from single tenants, until the aggregate total revenue for such Borrowing Base Office Properties no longer exceeds 35% of the total revenue for all of the Borrowing Base Properties.

$

(d) Without duplication for any Borrowing Base Office Property excluded pursuant to Item 6(c) above, from and after the date that is nine months after the Closing Date, the amount of the Borrowing Base attributable to any Borrowing Base Office Property with a single tenant comprising more than 15% of the total revenue of all of the Borrowing Base Properties (other than the Technicolor Building which may comprise up to 25% of the total revenue of all the Borrowing Base Properties if it is not during a Borrowing Base Office Property Advance Rate Increase Period) shall be excluded.

$

(e) If a mechanics’ Lien or other Lien for the performance of work or the supply of materials is filed against a Borrowing Base Property, or any stop notice is served on the owner of such Borrowing Base Property, and the Lien remains unsatisfied or unbonded for a period of ten days after the date of filing or service, an amount equal to 125% of the aggregate amount of such Lien until the Administrative Agent has received satisfactory evidence that such Lien has been released or bonded

$

(f) If a Borrowing Base Property suffers a Material Environmental Event, an amount equal to 125% of the Cost to Remedy such Material Environmental Event, until such Material Environmental Event is fully remedied as evidenced by an ESA.

$

7. BORROWING BASE (Item 5 minus the sum of Items 6(a), 6(b), 6(c), 6(d), and 6(e) and 6(f))	$

ANNEX A

NET OPERATING INCOME

(for the four fiscal quarters ended                     , 201    )

1. Technicolor Building

(a) The aggregate gross revenues from the operations of such Borrowing Base Property during such period (including from any Specified Development Property that is part of the Technicolor Building)		$

(b) all expenses and other proper charges incurred in connection with the operation of such Borrowing Base Property during such period (including real estate taxes, but excluding any management fees, debt service charges, income taxes, depreciation, amortization and other noncash expenses)

$

(c) (x) 3% of the aggregate net revenues from the operations of such Borrowing Base Property during such period	$

(y) actual management fees paid during such period	$

Technicolor Management Fee (greater of Item 1(c)(x) and Item 1(c)(y))		$

(d) Annual Replacement Reserve of $0.25 per square foot	$

Net Operating Income (Item 1(a) minus the sum of Items 1(b), 1(c) and 1(d))		$

2. City Plaza

(a) (x) The aggregate gross revenues from the operations of such Borrowing Base Property during such period (including from any Specified Development Property that is part of City Plaza)		$

(b) all expenses and other proper charges incurred in connection with the operation of such Borrowing Base Property during such period (including real estate taxes, but excluding any management fees, debt service charges, income taxes, depreciation, amortization and other noncash expenses)

$

(c) (x) 3% of the aggregate net revenues from the operations of such Borrowing Base Property during such period	$

(y) actual management fees paid during such period	$

City Plaza Management Fee (greater of Item 2(c)(x) and Item 2(c)(y))		$

(d) Annual Replacement Reserve of $0.25 per square foot	$

Net Operating Income (Item 2(a) minus the sum of Items 2(b), 2(c) and 2(d))		$

3. Sunset Gower

(a) The aggregate gross revenues from the operations of such Borrowing Base Property during such period (including from any Specified Development Property that is part of Sunset Gower)		$

(b) all expenses and other proper charges incurred in connection with the operation of such Borrowing Base Property during such period (including real estate taxes, but excluding any management fees, debt service charges, income taxes, depreciation, amortization and other noncash expenses)

$

(c) (x) 3% of the aggregate net revenues from the operations of such Borrowing Base Property during such period	$

(y) actual management fees paid during such period	$

Sunset Gower Management Fee (greater of Item 3(c)(x) and Item 3(c)(y))		$

(d) Annual Replacement Reserve of $0.40 per square foot		$

Net Operating Income (Item 3(a) minus the sum of Items 3(b), 3(c) and 3(d))		$